As filed with the Securities and Exchange Commission on August 27, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ocean Shore Holding Co.

(Exact name of registrant as specified in its charter)

United States	6035	22-3584037
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1001 Asbury Avenue

Ocean City, New Jersey 08226

(609) 399-0012

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Steven E. Brady

President and Chief Executive Officer

Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, New Jersey 08226

(609) 399-0012

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esquire Aaron M. Kaslow, Esquire Muldoon Murphy Faucette & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Eric Luse, Esquire Luse Gorman Pomerenk & Schick, PC 5335 Wisconsin Avenue, N.W. Suite 400 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock $.01 par value	4,001,742 Shares	$10.00	$40,017,420	$5,071
Participation Interests	(2)	_______	$ 3,009,432	(3)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	The securities of Ocean Shore Holding Co. to be purchased by Ocean City Home Bank Savings and Investment Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN

OCEAN CITY HOME BANK SAVINGS AND INVESTMENT PLAN

AND

OFFERING OF 300,943 SHARES OF

OCEAN SHORE HOLDING CO.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Ocean City Home Bank Savings and Investment Plan of participation interests and shares of common stock of Ocean Shore Holding in connection with the Ocean Shore Holding minority stock offering.

Plan participants may now direct the Plan trustee to use their current account balances to subscribe for and purchase shares of Ocean Shore Holding common stock through the Ocean Shore Holding Stock Fund. Based upon the value of the Plan assets as of June 30, 2004, the Plan trustee may purchase up to 300,943 shares of Ocean Shore Holding common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of Plan participants to direct the Plan trustee to invest all or a portion of their Plan accounts in Ocean Shore Holding common stock.

The prospectus dated             , 2004 of Ocean Shore Holding, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Ocean Shore Holding common stock and the financial condition, results of operations and business of Ocean City Home Bank (“Ocean City Home”). This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page        of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit

Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit

Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Ocean Shore Holding of interests or shares of common stock under the Plan to employees of Ocean City Home. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Ocean Shore Holding, Ocean City Financial, M.H.C., Ocean City Home nor the Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Ocean City Home or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                 , 2004.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 300,943 shares of Ocean Shore Holding common stock for the Ocean Shore Holding minority stock offering. The interests offered under this prospectus supplement are conditioned on the completion of the Ocean Shore Holding minority stock offering. Certain subscription rights and purchase limitations also govern your investment in the Ocean Shore Holding Stock Fund in connection with the Ocean Shore Holding minority stock offering. See: Persons Who Can Order Stock in the Offering” and “Purchase Limitations” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the Plan. The attached prospectus contains information regarding the Ocean Shore Holding minority stock offering and the financial condition, results of operations and business of Ocean City Home. The address of the principal executive office of Ocean City Home is 1001 Asbury Avenue, Ocean City, NJ 08226. The telephone number of Ocean City Home is 609-399-0012.

Election to Purchase Ocean Shore Holding Common Stock in the Minority Stock Offering

In connection with the Ocean Shore Holding minority stock offering, you may direct the Plan trustee to transfer all or part of the funds that represent your current beneficial interest in the assets of the Plan to the Ocean Shore Holding Stock Fund. The Plan trustee will subscribe for Ocean Shore Holding common stock offered for sale in connection with the minority stock offering in accordance with each participant’s direction. If there is not enough common stock in the minority stock offering to fill all subscriptions, the common stock will be apportioned and the Plan trustee may not be able to purchase all of the common stock you requested. In such a case, if you elect, the trustee will purchase shares in the open market on your behalf, after the close of the minority stock offering, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $10.00 initial offering price.

All Plan participants are eligible to direct a transfer of funds to the Ocean Shore Holding Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the minority stock offering will be filled based on your subscription rights. Ocean Shore Holding has granted rights to subscribe for shares of Ocean Shore Holding common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Ocean City Home as of June 30, 2003; (2) the Ocean City Home Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Ocean City Home as of September 30, 2004; and (4) Ocean City Home’s depositors who are not able to subscribe for shares under categories 1 and 3 and borrowers as of April 22, 1998 whose loans continue to be outstanding at [October 31, 2004]. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use your funds in the Plan to pay for your purchase of shares of Ocean Shore Holding common stock.

Value of Participation Interests

As of June 30, 2004, the market value of the assets in the Plan equaled approximately $3,009,432. The plan administrator has informed each participant of the value of his or her beneficial interest in the

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Plan. The value of Plan assets represents past contributions made to the Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer to the Ocean Shore Holding Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 5%, of your beneficial interest in the assets of the Plan to the Ocean Shore Holding Stock Fund, you should complete the Investment Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Ocean Shore Holding Stock Fund during the initial offering is $250.00.

Time for Directing Transfer

You must submit your direction to transfer amounts to the Ocean Shore Holding Stock Fund in connection with the minority stock offering by the deadline of 5:00 p.m. on                 , 2004. You should return the Investment Form to Emily Walker in the Human Resources Department.

Irrevocability of Transfer Direction

You cannot change your direction to transfer amounts credited to your account in the Plan to the Ocean Shore Holding Stock Fund prior to the completion of the minority stock offering. Following the closing of the minority stock offering and the initial purchase of shares in the Ocean Shore Holding Stock Fund, you may change your investment directions, in accordance with the terms of the Plan.

Purchase Price of Ocean Shore Holding Common Stock

The trustee will use the funds transferred to the Ocean Shore Holding Stock Fund to purchase shares of Ocean Shore Holding common stock in the minority stock offering. The trustee will pay the same price for shares of Ocean Shore Holding common stock as all other persons who purchase shares of Ocean Shore Holding common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. If you elect, the trustee will purchase shares on your behalf after the close of the minority stock offering in the open market, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $10.00 initial offering price.

Nature of a Participant’s Interest in Ocean Shore Holding Common Stock

The trustee will hold Ocean Shore Holding common stock in the name of the Plan. The trustee will credit shares of common stock acquired at your direction to your account under the Plan. Therefore, the investment designations of other Plan participants should not affect earnings on your Plan account.

Voting and Tender Rights of Ocean Shore Holding Common Stock

The trustee generally will exercise voting and tender rights attributable to all Ocean Shore Holding common stock held by the Ocean Shore Holding Stock Fund, as directed by participants with interests in the Ocean Shore Holding Stock Fund. With respect to each matter as to which holders of Ocean Shore Holding common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Ocean Shore Holding Stock Fund. The number of shares of Ocean Shore Holding common stock held in the Ocean Shore Holding Stock Fund voted for and against

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each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Ocean Shore Holding common stock, the Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Ocean Shore Holding Stock Fund. The percentage of shares of Ocean Shore Holding common stock held in the Ocean Shore Holding Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Ocean Shore Holding common stock held in the Ocean Shore Holding Stock Fund will not be tendered. The Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE PLAN

Introduction

Ocean City Home originally adopted the Plan effective January 1, 1987. The Plan was subsequently amended and restated, most recently, effective                 , 2004. Ocean City Home intends for the Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Ocean City Home may change the Plan from time to time in the future to ensure continued compliance with these laws. Ocean City Home may also amend the Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the Plan. Ocean City Home qualifies this summary in its entirety by reference to the full text of the Plan. You may obtain copies of the full Plan document including any amendments to the plan and a summary plan description for the Plan, by contacting Emily Walker in the Human Resources Department. You should carefully read the Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

If you are 18 years of age and you are an eligible employee of Ocean City Home you may begin to make pre-tax salary deferrals into the Plan as of the January 1st, April 1st, July 1st or October first after you have satisfied the eligibility requirements.

As of June 30, 2004,              of the              employees of Ocean City Home participated in the Plan.

Contributions Under the Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the Plan permits you to make pre-tax salary deferrals to the Plan each payroll period of up to 1% to 15% of your W-2 compensation. You may change your rate of pre-tax deferral by completing a Salary Reduction Agreement and submitting it to the Human Resources Department. Your change will be effective within thirty (30) days if not sooner.

Ocean City Home Matching Contributions. The Plan provides that Ocean City Home may make matching contributions on behalf of each Plan participant. Ocean City Home will make matching contributions only for those participants who make pre-tax salary deferrals to the Plan. If a participant

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stops making pre-tax salary deferrals to the Plan, Ocean City Home will cease its matching contributions on the participant’s behalf.

Ocean City Home Profit-Sharing Contributions. Ocean City Home, in its sole discretion, may also make profit-sharing contributions, in amounts specified by the Board of Directors of Ocean City Home. These discretionary contributions are allocated to each participant in the Plan who is actively employed by Ocean City Home on the last business day of the Plan Year. The last day requirement is waived, however, if you die, become disabled and terminate your employment with Ocean City Home, retire at age 65 or complete at least 1,000 hours of service during the Plan Year.

Rollover Contributions. If you receive a distribution from a previous employer’s tax-qualified employee benefit plan you may deposit that distribution into a Rollover Contribution account under the Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. Although the Plan permits you to defer from 1% to 15% of your W-2 compensation, by law your total deferrals under the Plan, together with similar plans, may not exceed $13,000 for 2004. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $3,000 for 2004. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Ocean City Home (including the Plan and the proposed Ocean City Home Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $41,000 for 2004.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $90,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2004, and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the Plan is a Top-Heavy Plan for any calendar year, Ocean City Home may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds

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60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Ocean City Home whose annual compensation exceeds $130,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Ocean Shore Holding, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Ocean Shore Holding; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Ocean Shore Holding, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Ocean Shore Holding, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2004.

Plan Investments

Assets in the Plan Trust are currently invested in the funds specified below. The annual percentage return on these funds (net of fees) for the prior three years was:

The Plan now offers the Ocean Shore Holding Stock Fund as an additional choice to the investment alternatives described above. The Ocean Shore Holding Stock Fund invests primarily in the common stock of Ocean Shore Holding Participants in the Plan may direct the trustee to invest all or a portion of their Plan account balances in the Ocean Shore Holding Stock Fund.

The Ocean Shore Holding Stock Fund consists of investments in the common stock of Ocean Shore Holding made on the effective date of the Minority stock offering. Each Participant’s proportionate undivided beneficial interest in the Ocean Shore Holding Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the Ocean Shore Holding Stock Fund.

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Upon payment of a cash dividend, the trustee will determine the unit value prior to distributing the dividend. The trustee may use the dividend to purchase shares of Ocean Shore Holding Common Stock. The Trustee will, to the extent practicable, use amounts held in the Ocean Shore Holding Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Ocean Shore Holding Stock Fund will be placed in bank deposits and other short-term investments.

As of the date of this prospectus supplement, no shares of Ocean Shore Holding common stock have been issued or are outstanding, and there is no established market for Ocean Shore Holding common stock. Accordingly, there is no record of the historical performance of the Ocean Shore Holding Stock Fund. Performance of the Ocean Shore Holding Stock Fund depends on a number of factors, including the financial condition and profitability of Ocean City Home and general stock market conditions.

Once you have submitted your Investment Form, you may not change your investment directions until after the completion of the minority stock offering. After the close of the minority stock offering, you may change your investment directions in accordance with the terms of the Plan.

Benefits Under the Plan

Vesting. You are always 100% vested in your pre-tax salary deferral account balance in the Plan. You vest if your employer profit-sharing contributions and matching contributions are at a rate of 20% per year over a five year period. When your account balances is fully vested you have a non-forfeitable right to these funds and any earnings on the funds at all times.

Withdrawals and Distributions From the Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the Plan under limited circumstances in the form hardship withdrawals and participant loans.

In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.

Participant loans are approved by the plan administrator. If you qualify for a participant loan, the trustee will make a distribution proportionately from the investment funds in which you have invested your account balances. You may obtain information on the participant loan program from the Human Resources Department at Ocean City Home.

Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the Plan exceeds $5,000, the participant may elect to defer the lump sum payment until after retirement. However, the IRS requires that participants receive at least a portion of their plan accounts by the April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70 ½. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the Plan upon the participant’s death. If the participant did not make a valid election regarding the form of payment prior to death, the beneficiary will receive a lump sum payment as soon as administratively possible. If the participant made a valid payment election, or was otherwise

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scheduled to receive a deferred lump sum payment, the beneficiary will generally receive a lump sum payment on the date elected by the participant. Under certain circumstances, however, payment may be made on an earlier date.

Distribution Upon Termination for Any Other Reason. If your Plan accounts total $5,000 or less, you will receive a lump sum payment as soon as administratively possible after your termination of employment. If the value of your Plan accounts exceeds $5,000, you will receive a lump sum payment on your normal retirement date. However, you may elect to receive the value of your vested Plan accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan will be void.

Applicable federal tax law requires the Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Ocean City Home. Federal law may also impose an excise tax on withdrawals from the Plan before you attain 59½ years of age, regardless of whether the withdrawal occurs during your employment with Ocean City Home or after termination of employment.

ADMINISTRATION OF THE PLAN

Trustee

The trustee of the Plan is the named fiduciary of the Plan for purposes of ERISA. The board of directors of Ocean City Home appoints the trustee to serve at its pleasure. The board of directors has appointed                                                   as the trustee for all assets held in the Plan, including the Ocean Shore Holding Stock Fund.

The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the participants.

Reports to Plan Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Ocean City Home currently acts as plan administrator for the Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing

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procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Ocean City Home expects to continue the Plan indefinitely. Nevertheless, Ocean City Home may terminate the Plan at any time. If Ocean City Home terminates the Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the Plan. Ocean City Home reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Ocean City Home may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the Plan or the other plan is subsequently terminated, the Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. Plan Participants should consult a tax advisor with respect to any transaction involving the Plan, including any distribution from the Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the Plan certain tax advantages, including the following:

(1)	The sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Ocean City Home administers the Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Ocean City Home should receive an adverse determination letter from the IRS regarding the Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the Plan, the participants would not be permitted to transfer amounts distributed from the Plan to an Individual Retirement Account

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or to another qualified retirement plan, and Ocean City Home would be denied certain tax deductions taken in connection with the Plan.

Lump Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59½; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Ocean City Home. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Ocean City Home, if the distribution includes those amounts.

Ocean Shore Holding Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Ocean Shore Holding common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Ocean Shore Holding common stock; that is, the excess of the value of Ocean Shore Holding common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Ocean Shore Holding common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Ocean Shore Holding common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Ocean Shore Holding common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Ocean Shore Holding common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Ocean Shore Holding common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

Restrictions on Resale

Any “affiliate” of Ocean Shore Holding under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Ocean City Home is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Ocean City Home. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Ocean City Home may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Ocean Shore Holding common stock acquired under the Plan or other sales of Ocean Shore Holding common stock.

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Persons who are not deemed to be “affiliates” of Ocean City Home at the time of resale may resell freely any shares of Ocean Shore Holding common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Ocean City Home at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Ocean Shore Holding common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Ocean Shore Holding is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Ocean Shore Holding. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Ocean Shore Holding of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Ocean Shore Holding will be passed upon by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. Muldoon Murphy Faucette & Aguggia LLP acted as special counsel for Ocean City Home in connection with the minority stock offering.

12

OCEAN CITY HOME BANK SAVINGS AND INVESTMENT PLAN

INVESTMENT FORM

Name of Plan Participant:

Social Security Number:

1. Instructions. In connection with the offering to the public of the common stock of Ocean Shore Holding, Ocean City Home Bank Savings and Investment Plan (the “Plan”) now permits participants to direct their current Plan account balances into a new fund: the Ocean Shore Holding Stock Fund (“Employer Stock Fund”). The percentage of a participant’s account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Ocean Shore Holding (the “Common Stock”).

To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with the Human Resources Department no later than                                                                                               . A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Emily Walker at                                 . If you do not complete and return this form to the Human Resources Department by 5:00 p.m. on                     , 2004, the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustees to invest the following percentages (in multiples of not less than 5%) of my Plan account balance in the Employer Stock Fund:

If there is not enough Common Stock in the stock offering to fill my subscription pursuant to the investment directions above, I hereby instruct the Plan Trustee to purchase shares of Common Stock in the open market after the close of the minority stock offering to the extent necessary to fulfill my investment directions indicated on this form. I understand that if I do not direct the Trustee by checking the box below, the excess funds will be invested in the same manner as new deposits have been directed.

☐ Yes, I direct the Trustee to purchase stock in the open market, if necessary.

3. Purchaser Information. The ability of participants in the Plan to purchase Common Stock and to direct their current account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

☐	Check here if you had $50.00 or more on deposit with Ocean City Home as of June 30, 2003.

☐	Check here if you had $50.00 or more on deposit with Ocean City Home as of September 30, 2004,

☐	Check here if you are not an eligible depositor but you are a borrower as of April 22, 1998 and your loan continues to be outstanding at [October 31, 2004],

☐	Check here if you are not eligible for any of the categories noted above.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY OCEAN SHORE HOLDING, OCEAN CITY FINANCIAL, M.H.C. OR OCEAN CITY HOME. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Minimum Stock Purchase is $250.00

Maximum Stock Purchase is $

PLEASE COMPLETE AND RETURN TO EMILY WALKER IN

THE HUMAN RESOURCES DEPARTMENT

AT OCEAN CITY HOME BANK

BY 5:00 P.M. ON                     , 2004.

PROSPECTUS	[LOGO]

Ocean Shore Holding Co.

(Holding Company for Ocean City Home Bank)

Up to 3,335,000 Shares of Common Stock

This is the initial public offering of shares of common stock of Ocean Shore Holding Co. The shares we are offering will represent approximately 43.8% of our outstanding common stock. OC Financial MHC, our federally chartered mutual holding company parent, will own approximately 54.3% of our outstanding common stock. The remaining 1.9% of our common stock will be held by Ocean City Home Charitable Foundation, a charitable foundation to be formed in connection with the stock offering. We have applied to have our common stock listed for trading on the Nasdaq National Market under the symbol “OSHC.” We cannot assure you that our common stock will be approved for listing.

If you are or were a depositor of Ocean City Home Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Ocean City Home Bank Savings and Investment Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 3,335,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,465,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 3,835,250 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 noon, Eastern time, on [DATE 1]. We may extend this termination date without notice to you until [DATE 2], unless the Office of Thrift Supervision approves a later date.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE 2]. If the offering is extended beyond [DATE 2], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Ocean City Home Bank and will earn interest at our passbook rate, which is         % per annum. If we terminate the offering, or if we extend the offering beyond [DATE 2] and you rescind your order, we will promptly return your funds with interest at our passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for 145,000 shares, which equals 5.0% of the shares offered for sale at the midpoint of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 13.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,465,000	3,335,000	3,835,250
Gross offering proceeds	$24,650,000	$33,350,000	$38,352,500
Estimated offering expenses	$1,309,000	$1,388,000	$1,434,000
Estimated net proceeds	$23,341,000	$31,962,000	$36,919,000
Estimated net proceeds per share	$9.47	$9.58	$9.63

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL & PARTNERS, L.P.

For assistance, please contact the stock information center at                     .

The date of this prospectus is [DATE], 2004

[map of New Jersey showing office locations of Ocean City Home Bank appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to OC Financial MHC, Ocean Shore Holding Co. and Ocean City Home Bank. For assistance, please contact our stock information center at (    )         -        .

The Companies

OC Financial MHC 1001 Asbury Avenue Ocean City, New Jersey 08226 (609) 399-0012	OC Financial MHC is our federally chartered mutual
holding company parent. As a mutual holding company,
OC Financial MHC is a non-stock company that has as
its members the depositors of Ocean City Home Bank.
Upon completion of the offering, OC Financial MHC
will own approximately 54.3% of Ocean Shore
Holding’s common stock. So long as OC Financial
MHC exists, it will own a majority of the voting stock
of Ocean Shore Holding. Following the offering, OC
Financial MHC will not engage in any business activity
other than owning a majority of the common stock of
Ocean Shore Holding.

Ocean Shore Holding Co. 1001 Asbury Avenue Ocean City, New Jersey 08226 (609) 399-0012	This offering is made by Ocean Shore Holding, a federally chartered mid-tier stock holding company that was formed in 1998. Currently, Ocean Shore Holding owns all of Ocean City Home’s capital stock and directs, plans and coordinates Ocean City Home’s business activities. In the future, Ocean Shore Holding might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so. At June 30, 2004, we had total assets of $499.1 million, deposits of $410.6 million and total equity of $24.6 million on a consolidated basis.

Ocean City Home Bank 1001 Asbury Avenue Ocean City, New Jersey 08226 (609) 399-0012	Ocean City Home Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. We attract deposits from the general public, small business and municipalities and use these funds to originate real estate loans, small commercial loans and consumer loans, which we hold primarily for investment. We currently operate from our main office in Ocean City, New Jersey and 5 branch offices in Atlantic and Cape May Counties.

Our Corporate Structure	The following diagram depicts our corporate structure after the offering:

Our Business Strategy (page )

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•      continuing to emphasize the origination of one- to four-family mortgage loans;

• aggressively marketing for core deposits;

• providing exceptional service to attract and retain customers;

• pursuing opportunities to increase commercial lending in our market area;

• continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

• expanding our branch network.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 2,465,000 and 3,335,000 shares of Ocean Shore Holding common stock in this offering to persons other than OC Financial MHC. With regulatory approval, we may increase the number of shares to be sold to 3,835,250 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page )

We decided to offer between 2,465,000 and 3,335,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC, an appraisal firm experienced in appraisals of financial institutions. RP Financial estimates that as of August 6, 2004, our pro forma market value on a fully converted basis was between $56.3 million and $76.2 million, with a midpoint of $66.3 million. The term “fully converted” means that RP Financial assumed that 100% of our common stock had been sold to the public, rather than the 43.8% that will be sold in the offering.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

• a comparative evaluation of the operating and financial statistics of Ocean City Home Bank with those of other similarly situated publicly traded savings associations and mutual holding companies;

• the effect of the capital raised in this offering on our new worth and earnings potential;

• the trading market for securities of comparable institutions and general conditions in the market for such securities; and
• our intention to make a contribution to the Ocean City Home Charitable Foundation of cash and stock with a value of $2.0 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.8% of the shares of our common stock should be offered for sale in the offering. The following table shows the number of shares that will sold in the offering, issued to OC Financial MHC and contributed to the foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	2,465,000	3,335,000	43.8%
Shares issued to OC Financial MHC	3,060,000	4,140,000	54.3%
Shares contributed to the foundation	107,008	144,776	1.9

Total shares outstanding	5,632,008	7,619,776	100.0%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios utilized by RP Financial for the peer group companies and the pricing ratios for us, with the ratios adjusted to the hypothetical case of being fully converted.

	Fully Converted Pro Forma Price To Earnings Multiple		Fully Converted Pro Forma Price To Book Value Ratio
Ocean Shore Holding Co.:
Minimum	19.50	x	78.98%
Maximum	25.91	x	86.38%
Valuation of peer group companies as of August 6, 2004:
Average	28.52	x	96.43%
Median	28.58	x	91.54%

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a discount of 9.3% to the peer group on a price-to-earnings basis and a discount of 10.4% to the peer group on a price-to-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on an earnings per share basis and less expensive than the peer group on a book value per share basis.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, without the ratios adjusted to the hypothetical case of being fully converted.

	Pro Forma Price To Earnings Multiple		Pro Forma Price To Book Value Ratio
Ocean Shore Holding Co.:
Minimum	20.28	x	126.74%
Maximum	27.25	x	145.99%
Valuation of peer group companies as of August 6, 2004:
Average	33.42	x	204.73%
Median	32.56	x	173.77%

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page )	RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,835,250 shares without further notice to you. If our pro forma market value at that time is either below $56.3 million or above $87.6 million, then, after consulting with the Office of Thrift Supervision, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Mutual- to-Stock Conversions	As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of recent mutual-to-stock conversions and “first step” mutual holding company offerings, including some of the recent offerings listed below.

		Appreciation From Initial Offering Price
Issuer	Date of IPO	1 Day	1 Week	1 Month
Third Century Bancorp(1)	6/30/2004	13.2%	10.5%	12.5%
First Federal Financial Services, Inc. (MHC)	6/29/2004	11.5	22.5	35.0
Monadnock Community Bancorp, Inc. (MHC)	6/28/2004	3.8	0.0	(3.8)
SE Financial Corp.(1)	5/6/2004	(0.5)	(1.5)	(6.0)
New Alliance Bancshares, Inc.(1)	4/2/2004	51.7	45.3	36.5
Wawel Savings Bank (MHC)	4/1/2004	29.5	25.0	12.5
Osage Federal Financial, Inc. (MHC)	3/31/2004	20.0	22.5	9.5
K-Fed Bancorp (MHC)	3/31/2004	34.9	29.3	15.9
Citizens Community Bancorp (MHC)	3/30/2004	23.7	27.5	18.0
Clifton Savings Bancorp, Inc. (MHC)	3/4/2004	22.5	40.9	32.9
Average		21.1%	22.2%	16.3%

(1)	Standard mutual to stock conversion.

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page .

You should be aware that in certain market conditions stock prices of thrift IPOs have decreased. For example, as the above table illustrates, the stock of two companies traded below their initial offering price, and after one month the stock of six others was trading below their closing prices after the first day of trading. We can give you no assurance that our stock will not trade below the $10.00 purchase price.

Conditions to Completing the Offering	We are conducting the offering under the terms of our plan of stock issuance. We cannot complete the offering unless: • we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Offering (page )	Our primary reasons for the offering are to:

• support future lending and operational growth;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets; and

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans.

We chose to conduct a minority stock offering rather than a full mutual-to-stock conversion because it permits us, by issuing less than 50% of our common stock to the public, to control the amount of capital being raised, which will enable us to deploy the proceeds of the offering more prudently.

Although we are interested in finding new possible branch locations, we do not have any specific plans or arrangements for further expansion and we do not now have any specific acquisition plans.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of Ocean City Home Charitable Foundation.

We will form the Ocean City Home Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Ocean City Home Charitable Foundation, as part of the offering. The foundation will be funded with a number of shares of Ocean Shore Holding common stock that will result in the foundation owning 1.9% of our outstanding shares plus an amount in cash that would make our total contribution equal $2.0 million. At the midpoint of the offering range, we would contribute 125,892 shares of Ocean Shore Holding common stock plus $741,000 in cash. Our contribution to the foundation would reduce net earnings by $1.2 million, after tax, in the year in which the foundation is established, which is expected to be fiscal 2004. Ocean City Home Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market area. The amount of common stock that we would offer for sale would be greater if the stock offering were to be completed without the formation of Ocean City Home Charitable Foundation. For a further discussion of the financial impact of the foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Ocean Shore Holding, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page .

Benefits of the Offering to Management (page )	We intend to adopt the following benefit plans and employment agreements:

• Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 3.99% of the shares issued in the offering, including shares issued
to OC Financial MHC and Ocean City Home Charitable
Foundation, with the proceeds from a loan from Ocean
Shore Holding. As the loan is repaid and shares are
released from collateral, the shares will be allocated to
the accounts of participants. Allocations will be based
on a participant’s compensation as a percentage of total
plan compensation. Non-employee directors are not
eligible to participate in the employee stock ownership
plan. We will incur additional compensation expense as
a result of this plan. See “Pro Forma Data” for an
illustration of the effects of this plan.

•	Stock-Based Incentive Plan. We intend to implement a stock-based incentive plan no earlier than six months after the offering. Approval of this plan by our stockholders will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. We do not intend to expense any stock options that we may grant. However, the Financial Accounting Standards Board has issued an exposure draft of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2005. If this standard is adopted or, if we decide to expense options, it would negatively affect net income. Under this plan, we may grant stock options in an amount up to 4.99% of the number of shares issued in the offering, including shares issued to OC Financial MHC and contributed to the charitable foundation, and restricted stock awards in an amount equal to 1.99% of the shares issued in the offering including shares issued to OC Financial MHC and contributed to the charitable foundation.

•	Employment and Change in Control Agreements.
Ocean Shore Holding and Ocean City Home intend to enter into a three-year employment agreement with Steven E. Brady, President and Chief Executive Officer of Ocean City Home and a three-year change in control agreement with Anthony Rizzotte, Executive Vice President of Ocean City Home. In addition, four senior officers of the Bank will also enter into two-year change in control agreements. These agreements will provide for severance benefits if the executives are terminated following a change in control of Ocean Shore Holding or Ocean City Home. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Ocean Shore Holding and Ocean City Home Bank occurred, and we terminated these officers, the total payments due under the employment and change in control agreements would be approximately $1.9 million.

•	Supplemental Executive Retirement Plan. This plan will provide benefits to eligible employees if their retirement benefits under the employee stock ownership plan and the 401(k) plan are reduced because of federal tax law limitations. The plan will also provide benefits to eligible employees if they retire or are terminated following a change in control but before the complete allocation of shares under the employee stock ownership plan.

•	Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control. Based solely on cash compensation, if a change in control of Ocean Shore Holding and Ocean City Home Bank occurred, and we terminated all employees covered by the employee severance compensation plan, the total payment due under the plan would equal approximately $1.7 million.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the stock-based incentive plan. The table does not include a value for the options because their exercise price would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of the common stock increases above the price at which the option is granted.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a% of Common Stock Outstanding	Total Estimated Value of Grants (1)
Employee stock ownership plan	304,029	3.99%	$3,040,290
Restricted stock awards	151,634	1.99	1,516,340
Stock options	380,227	4.99	—

Total	835,890	10.97%	$4,556,630

(1)    Assumes the value of Ocean Shore Holding’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. We cannot assure you that our stock price will appreciate in the same manner as other mutual holding companies, if at all. See “Summary - After-Market Performance Information of Mutual-to-Stock Conversions” and “Risk Factors - We expect that our return on equity initially will decline after the offering” for more information regarding factors that could negatively affect our stock appreciation.

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. Further, for federal income tax purposes:

	•	the members of Ocean City Home Bank will not realize any income upon the issuance or exercise of the subscription rights;
	•	it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of Ocean Shore Holding common stock in a “subscription offering” to the following persons in the following order of priority:
Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.
1. Persons with $50 or more on deposit at Ocean City Home Bank as of June 30, 2003.
2. Our employee stock ownership plan, which provides retirement benefits to our employees.

3. Persons with $50 or more on deposit at Ocean City Home Bank as of September 30, 2004.

4.      Ocean City Home Bank’s depositors as of [October 31, 2004] who were not able to subscribe for shares under categories 1 and 3 and borrowers as of April 22, 1998 whose loans continue to be outstanding at [October 31, 2004].

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. If we increase the number of shares to be sold above 3,335,000, Ocean City Home Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. People and trusts for the benefit of people who are residents of Atlantic and Cape May Counties, New Jersey will have a first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during the subscription offering or after the end of the subscription offering.

Deadline for Ordering Stock (page )	The subscription offering will end at 12:00 noon, Eastern time, on [DATE 1]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [DATE 2] or if we intend to sell fewer than 2,465,000 shares or more than 3,835,250 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page )	Our plan of stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:
• The minimum purchase is 25 shares.

• No individual may purchase more than $150,000 of common stock (which equals 15,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $250,000 of common stock (which equals 25,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to Ocean Shore Holding.

•   By authorizing withdrawal from an account at Ocean City Home Bank. To use funds in an Individual Retirement Account at Ocean City Home Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently %, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how Ocean Shore Holding will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	2,465,000 Shares at $10.00 Per Share	3,335,000 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$24,650	$33,350
Less: offering expenses	1,309	1,388

Net offering proceeds	23,341	31,962

Less:
Proceeds contributed to Ocean City Home Bank	19,043	20,712
Proceeds used for loan to employee stock ownership plan	2,247	3,040
Proceeds contributed to the charitable foundation	930	552

Proceeds remaining for Ocean Shore Holding	$1,121	$7,658

Ocean Shore Holding may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. Ocean City Home Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Ocean Shore Holding and Ocean City Home Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 145,000 shares, which equals 5.0% of the shares that would be sold to persons other than OC Financial MHC at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.

Market for Ocean Shore Holding Common Stock (page )	We have applied to have the common stock of Ocean Shore Holding listed for trading on the Nasdaq National Market under the symbol “OSHC.” We cannot assure you that our common stock will be approved for listing. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock and, if needed, will assist us in obtaining additional market makers, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Ocean Shore Holding’s Dividend Policy (page )	After the offering, we will consider a policy of paying regular cash dividends. Payment of dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Subscription Rights	You are not allowed to transfer your subscription rights
and we will act to ensure that you do not do so. You
will be required to certify that you are purchasing
shares solely for your own account and that you have
no agreement or understanding with another person
involving the transfer of the shares that you purchase.
We will not accept any stock orders that we believe
involve the transfer of subscription rights.

Possible Conversion of OC Financial MHC to Stock Form (page )	In the future, we may undertake a transaction
commonly known as a “second-step conversion” in
which we would sell to the public the shares held by
OC Financial MHC. In a second-step conversion,
members of OC Financial MHC would have
subscription rights to purchase common stock of Ocean
Shore Holding or its successor, and the public
stockholders of Ocean Shore Holding would be entitled
to exchange their shares of common stock for an equal
percentage of shares of the new holding company. This
percentage may be adjusted to reflect any assets owned
by OC Financial MHC. Ocean Shore Holding’s public
stockholders, therefore, would own approximately the
same percentage of the resulting entity as they owned
before the second-step conversion. The Board of
Directors has no current plan to undertake a second-
step conversion transaction.

Stock Information Center	If you have any questions regarding the offering,
please call the stock information center at (    )         -
        . The stock information center is open Monday
through Friday from 10:00 a.m. to 4:00 p.m., Eastern
time.

To ensure that each person receives a prospectus at
least 48 hours prior to the expiration date of the
offering in accordance with federal law, no
prospectus will be mailed any later than five days
prior to the expiration date or hand delivered any
later than two days prior to the expiration date.
Order forms will be distributed only when preceded
or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Ocean Shore Holding common stock.

Risks Related to Our Business

Rising short-term interest rates may hurt our profits.

Interest rates were recently at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased the federal funds rate twice to 1.50 percent. If short-term interest rates rise faster than long-term interest rates, our net interest income likely would be reduced as interest paid on interest-bearing liabilities, such as deposits and borrowings, would increase more quickly than interest received on interest-earning assets, such as loans and investments. The compression of our interest rate spread and net interest margin resulting from a reduction in the difference between short-term and long-term interest rates would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Our increased emphasis on commercial lending may expose us to increased lending risks.

At June 30, 2004, $40.5 million, or 12.8%, of our loan portfolio consisted of commercial and multi-family real estate loans, commercial construction loans and commercial business loans. We have grown this portfolio in recent years and intend to continue to emphasize these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our loans are secured by real estate or made to businesses in Atlantic or Cape May Counties, New Jersey. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would hurt our profits. In recent years there has been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2003, we held 5.0% of the deposits in Atlantic County, New Jersey, which was the 7th largest share of deposits out of 18 financial institutions in the county and 9.4% of the deposits in Cape May County, New Jersey, which was the 6th largest share of deposits out of 13 financial institutions in the county. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank are all subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from operating as a public company and from new stock-based benefit plans will adversely affect our profitability.

Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual employee compensation and benefit expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. These expenses in the first year following the offering have been estimated to be approximately $304,000 at the maximum of the offering as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. In addition, proposed changes in accounting guidelines may require us to recognize expenses relating to stock option grants. For further discussion of these plans, see “Our Management—Benefit Plans.”

We expect that our return on equity initially will decline after the offering.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the six months ended June 30, 2004, our annualized return on equity was 11.36% while our pro forma return on equity for the same period is estimated to be 5.83%, assuming the sale of shares at the midpoint of the offering range. Our mutual holding company peers used in the valuation of Ocean Shore Holding had an average return on equity of 4.92% for 2003, while all publicly traded fully converted thrifts had an average return on equity of 7.16% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute up to approximately 82% of the net proceeds of the offering to Ocean City Home. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. Ocean City Home may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a stock-based incentive plan following the offering. If stockholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than OC Financial, MHC could be diluted by up to approximately 1.9%, assuming awards of common stock equal to 1.99% of the shares issued in the offering, including shares issued to OC Financial MHC, are awarded under the plan. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than OC Financial, MHC could be diluted by up to approximately 4.8%, assuming stock option grants equal to 4.99% of the shares issued in the offering, including shares issued to OC Financial MHC, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

OC Financial MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may like.

OC Financial MHC will own a majority of Ocean Shore Holding’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Ocean Shore Holding and Ocean City Home Bank also manage OC Financial MHC. As a federally chartered mutual holding company, the board of directors of OC Financial MHC must ensure that the interests of depositors of Ocean City Home Bank are represented and considered in matters put to a vote of stockholders of Ocean Shore Holding. Therefore, the votes cast by OC Financial MHC may not be in your personal best interests as a stockholder. For example, OC Financial MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Ocean Shore Holding. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of OC Financial MHC. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Ocean Shore Holding, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. In addition, Office of Thrift Supervision regulations prohibit, for three years following completion of the offering, the acquisition of more than 10% of any class of equity security issued by us without the prior approval of the Office of Thrift Supervision.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we have applied to have our shares of common stock traded on the Nasdaq National Market, there is no guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

The contribution to Ocean City Home Charitable Foundation means that a stockholder’s total ownership interest will be 1.9% less after the contribution.

Purchasers of shares will have their ownership and voting interests in Ocean Shore Holding diluted by 1.9% at the close of the stock offering when Ocean Shore Holding issues an additional number of shares and contributes those shares to Ocean City Home Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to Ocean City Home Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to Ocean City Home Charitable Foundation, valued at $2.0 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Establishment of Ocean City Home Charitable Foundation will hurt our profits for fiscal year 2004.

Ocean Shore Holding intends to contribute $2.0 million of cash and common stock to Ocean City Home Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending December 31, 2004. Based on the pro forma assumptions, the contribution to Ocean City Home Charitable Foundation would reduce net earnings by $1.2 million, after tax, in fiscal year 2004.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

(1)	statements of our goals, intentions and expectations;

(2)	statements regarding our business plans, prospects, growth and operating strategies;

(3)	statements regarding the quality of our loan and investment portfolios; and

(4)	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

(1)	general economic conditions, either nationally or in our market area, that are worse than expected;

(2)	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

(3)	increased competitive pressures among financial services companies;

(4)	changes in consumer spending, borrowing and savings habits;

(5)	legislative or regulatory changes that adversely affect our business;

(6)	adverse changes in the securities markets; and

(7)	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the six months ended June 30, 2004 and 2003 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30, 2004	At December 31,
		2003	2002	2001	2000	1999
	(Dollars in thousands)
Financial Condition Data:
Total assets	$499,073	$479,844	$435,811	$388,470	$347,573	$348,174
Securities held-to-maturity	6,603	3,807	4,258	2,465	21,589	22,360
Securities available-for-sale	109,408	123,865	103,743	102,417	92,666	95,713
Loans receivable, net	314,777	301,778	270,510	240,099	202,966	184,993
Cash and cash equivalents	45,564	28,759	38,087	23,426	9,580	22,770
Deposits	410,610	390,274	346,637	292,962	252,680	256,949
FHLB advances	10,000	10,000	10,000	5,000	3,900	5,000
Subordinated debt	15,464	15,464	—	—	—	—
Preferred trust securities	—	—	15,000	15,000	15,000	15,000
Other borrowings	34,658	35,504	38,118	54,480	57,780	56,450
Total equity	24,603	23,975	21,404	17,386	15,152	12,253

	For the Six Months Ended June 30,		At December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Operating Data:
Interest and dividend income	$11,155	$11,400	$22,516	$23,809	$23,747	$24,117	$21,946
Interest expense	4,501	5,169	10,015	11,720	14,539	16,219	13,878

Net interest income	6,654	6,231	12,501	12,089	9,208	7,898	8,069
Provision for loan losses	180	180	360	275	140	63	40

Net interest income after provision for loan losses	6,474	6,051	12,141	11,814	9,068	7,835	8,029
Other income	1,118	1,061	2,126	1,919	1,710	1,398	1,049
Other expenses	5,286	4,873	10,002	9,342	8,444	8,079	7,752

Income before taxes	2,307	2,239	4,265	4,391	2,334	1,154	1,325
Provision for income taxes	888	869	1,551	1,738	830	376	381

Net income	$1,419	$1,369	$2,714	$2,653	$1,505	$778	$945

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Performance Ratios (1):
Return on average assets	0.58	0.61	0.58	0.63	0.40	0.22	0.28
Return on average equity	11.36	12.27	11.80	13.69	9.30	6.09	6.87
Interest rate spread (2)	2.88	2.90	2.79	2.99	2.57	2.40	2.59
Net interest margin (3)	2.97	3.01	2.90	3.12	2.68	2.46	2.65
Noninterest expense to average assets	2.17	2.17	2.14	2.22	2.25	2.30	2.43
Efficiency ratio (4)	68.01	67.93	68.94	67.07	77.69	86.51	85.35
Average interest-earning assets to average interest-bearing liabilities	104.45	104.47	104.56	104.23	102.71	101.19	101.43
Average equity to average assets	5.12	4.97	4.92	4.61	4.30	3.64	4.13

Capital Ratios (5):
Tangible capital	7.03	7.14	7.08	7.38	7.75	7.41	7.07
Core capital	7.03	7.14	7.08	7.38	7.75	7.41	7.07
Total risk-based capital	13.72	13.75	13.71	14.45	15.40	15.21	16.58

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.41	0.33	0.37	0.29	0.22	0.21	0.21
Allowance for loan losses as a percent of nonperforming loans	N/M	165.16	275.21	121.68	N/M	158.54	52.59
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.00	0.01	0.01	0.02	0.01	0.01
Non-performing loans as a percent of total loans	0.00	0.20	0.13	0.24	0.05	0.13	0.40

Other Data:
Number of:
Real estate loans outstanding	1,829	1,799	1,831	1,777	1,649	1,489	1,461
Deposit accounts	32,376	32,503	32,438	32,129	31,348	30,079	29,652
Offices	6	6	6	6	6	5	5

(1)	Performance ratios for the six months ended June 30, 2004 and 2003 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5)	Ratios are for Ocean City Home Bank.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Ocean City Home Bank will reduce Ocean City Home Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	2,465,000 Shares at $10.00 Per Share	2,900,000 Shares at $10.00 Per Share	3,335,000 Shares at $10.00 Per Share	3,835,250 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$24,650	$29,000	$33,350	$38,553
Less: offering expenses	1,309	1,349	1,388	1,434

Net offering proceeds	23,341	27,651	31,962	36,919

Less:
Proceeds contributed to Ocean City Home Bank	19,043	20,073	20,712	21,446
Proceeds used for loan to employee stock ownership plan	2,247	2,644	3,040	3,496
Proceeds contributed to the charitable foundation	930	741	552	335

Proceeds remaining for Ocean Shore Holding	$1,121	$4,193	$7,658	$11,641

We may use the proceeds we retain from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of our common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including servicing or paying down debt.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Ocean City Home Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Ocean City Home Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither Ocean Shore Holding nor Ocean City Home Bank has any specific plans for the investment of the proceeds of this offering. For a discussion of our business reasons for undertaking the offering, see “The Stock Offering—Reasons for the Stock Offering.”

Our Dividend Policy

Following the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Ocean City Home Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

If we pay dividends to our stockholders, we also will be required to pay dividends to OC Financial MHC, unless OC Financial MHC elects to waive the receipt of dividends. We anticipate that OC Financial MHC will waive any dividends that we may pay. Any decision to waive dividends will be subject to regulatory approval.

We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Ocean City Home Bank because we initially will have no source of income other than dividends from Ocean City Home Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Ocean City Home Bank to us. In addition, Ocean City Home Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Ocean City Home Bank to us that would be deemed to be drawn out of Ocean City Home Bank’s bad debt reserves would require Ocean City Home Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 10 of the notes to financial statements included in this prospectus. We do not contemplate any distribution by Ocean City Home Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will trade on the Nasdaq National Market under the symbol “OSHC.” We cannot assure you that our common stock will be approved for listing. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Sandler O’Neill & Partners, L.P. also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Ocean Shore Holding at June 30, 2004 and the capitalization of Ocean Shore Holding reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 2,465,000 shares to complete the offering.

		Ocean Shore Holding Pro Forma Capitalization Based Upon the Sale of
	Ocean Shore Holding Capitalization as of June 30, 2004	2,465,000 Shares at $10.00 Per Share	2,900,000 Shares at $10.00 Per Share	3,335,000 Shares at $10.00 Per Share	3,835,250 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$410,610	$410,610	$410,610	$410,610	$410,610
Borrowings	60,122	60,122	60,122	60,122	60,122

Total deposits and borrowed funds	$470,732	$470,732	$470,732	$470,732	$470,732

Stockholders’ equity:

Preferred stock:
5,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—

Common stock:
25,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	56	66	76	88

Additional paid-in capital	—	24,355	28,844	33,334	38,496

Retained earnings (3)	24,670	24,670	24,670	24,670	24,670

Accumulated other comprehensive loss	(67)	(67)	(67)	(67)	(67)

Less:
Foundation contribution expense, net (4)	—	(1,201)	(1,201)	(1,201)	(1,201)
Common stock acquired by employee stock ownership plan (5)	—	(2,247)	(2,644)	(3,040)	(3,496)
Common stock to be acquired by stock-based incentive plan (6)	—	(1,121)	(1,319)	(1,516)	(1,744)

Total stockholders’ equity	$24,603	$44,445	$48,349	$52,255	$56,745

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 5,632,008, 6,625,892, 7,619,776 and 8,762,742 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, shares issued to OC Financial MHC and shares contributed to the Ocean City Home Charitable Foundation.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Represents the expense, net of tax, of the contribution of common stock to Ocean City Home Charitable Foundation based on an estimated tax rate of 39.94%. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(5)	Assumes that 3.99% of the common stock issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Ocean Shore Holding. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Ocean Shore Holding, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Ocean Shore Holding. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed stock-based incentive plan, of a number of shares equal to 1.99% of the shares of common stock issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation. The shares are reflected as a reduction of stockholders’ equity. The stock-based incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Stock-Based Incentive Plan.”

Regulatory Capital Compliance

At June 30, 2004, Ocean City Home Bank exceeded all regulatory capital requirements. The following table presents Ocean City Home Bank’s capital position relative to its regulatory capital requirements at June 30, 2004, on a historical and a pro forma basis. The table reflects receipt by Ocean City Home Bank of that portion of the net proceeds of the offering that would result in tangible capital equaling 10.0%, or as close thereto as possible. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock (3.99% and 1.99% of the shares of common stock issued, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Ocean City Home Bank, see “Regulation and Supervision—Federal Savings Association Regulation—Capital Requirements.”

			Pro Forma at June 30, 2004
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at June 30, 2004		2,465,000 Shares at $10.00 Per Share		2,900,000 Shares at $10.00 Per Share		3,335,000 Shares at $10.00 Per Share		3,835,250 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total capital under generally accepted accounting principles capital	$33,813	7.06%	$49,488	9.96%	$49,924	10.03%	$49,968	10.03%	$50,019	10.03%

Tangible Capital:
Capital level (2)	$33,638	7.03%	$49,313	9.93%	$49,749	10.00%	$49,793	10.00%	$49,844	10.00%
Requirement	7,181	1.50	7,450	1.50	7,462	1.50	7,469	1.50	7,477	1.50

Excess	$26,457	5.53%	$41,863	8.43%	$42,287	8.50%	$42,324	8.50%	$42,367	8.50%

Core Capital:
Capital level (2)	$33,638	7.03%	$49,313	9.93%	$49,749	10.00%	$49,793	10.00%	$49,844	10.00%
Requirement	19,149	4.00	19,866	4.00	19,900	4.00	19,917	4.00	19,938	4.00

Excess	$14,489	3.03%	$29,447	5.93%	$29,850	6.00%	$29,876	6.00%	$29,906	6.00%

Total Risk-Based Capital:
Total risk-based capital (3)	$34,956	13.72%	$50,631	19.59%	$51,067	19.75%	$51,111	19.76%	$51,162	19.77%
Requirement	20,389	8.00	20,676	8.00	20,689	8.00	20,696	8.00	20,704	8.00

Excess	$14,567	5.72%	$29,955	11.59%	$30,378	11.75%	$30,415	11.76%	$30,458	11.77%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $478.9 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $254.9 million.
(2)	A portion of the net unrealized losses on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 13 to the notes to consolidated financial statements for additional information.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.99% of the shares issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation, with a loan from Ocean Shore Holding that will be repaid in equal installments over 15 years;

•	Sandler O’Neill will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $1.1 million; and

•	We will make a charitable contribution of a number of shares of Ocean Shore Holding common stock equal to 1.94% of the shares issued in the offering, including shares issued to OC Financial MHC, with an assumed value of $10.00 per share, plus an amount of cash sufficient to make our total contribution to the foundation equal to $2.0 million. The number of shares contributed to the foundation would equal 107,008, 125,892, 144,776 and 166,492 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the six months ended June 30, 2004 and the year ended December 31, 2003 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 2.09% for the six months ended June 30, 2004 and for the year ended December 31, 2003, which represents the one-year treasury rate. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 1.25% is used for both Ocean Shore Holding and Ocean City Home Bank for the six months ended June 30, 2004 and the year ended December 31, 2003, after giving effect to a combined federal and state income tax rate of 39.94%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Ocean City Home Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed stock-based incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Ocean City Home Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed stock-based incentive plan, which requires stockholder approval at a meeting following the offering. Under the stock-based incentive plan, an amount equal to 4.99% of the common stock issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation, will be reserved for future issuance upon the exercise of options to be granted under the plan.

The following pro forma data, which are based on Ocean Shore Holding’s equity at June 30, 2004 and December 31, 2003, and net income for the six months ended June 30, 2004 and the year ended December 31, 2003, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.

We are offering our common stock on a best efforts basis. We must sell a minimum of 2,465,000 shares to complete the offering.

Six Months Ended June 30, 2004
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,465,000 Shares at $10.00 Per Share	2,900,000 Shares at $10.00 Per Share	3,335,000 Shares at $10.00 Per Share	3,835,250 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$24,650	$29,000	$33,350	$38,353
Less: estimated expenses	(1,309)	(1,349)	(1,388)	(1,434)
Less: cash contributed to charitable foundation	(930)	(741)	(552)	(335)

Estimated net proceeds	22,411	26,910	31,410	36,583
Less: common stock acquired by employee stock ownership plan (1)	(2,247)	(2,644)	(3,040)	(3,496)
Less: common stock to be acquired by stock-based incentive plan (2)	(1,121)	(1,319)	(1,516)	(1,744)

Net investable proceeds	$19,043	$22,948	$26,853	$31,343

Pro Forma Net Income:

Pro forma net income (3)(4):
Historical	$1,419	$1,419	$1,419	$1,419
Pro forma income on net investable proceeds	120	144	169	197
Less: pro forma employee stock ownership plan adjustments (1)	(45)	(53)	(61)	(70)
Less: pro forma stock-based incentive plan adjustments (2)	(67)	(79)	(91)	(105)

Pro forma net income	$1,427	$1,431	$1,436	$1,441

Pro forma net income per share (3)(4):
Historical	$0.26	$0.22	$0.19	$0.17
Pro forma income on net investable proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock-based incentive plan adjustments (2)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.26	$0.22	$0.19	$0.17

Offering price as a multiple of pro forma net income per share (annualized)	19.23	x	22.73	x	26.32	x	29.41	x

Number of shares used to calculate pro forma net income per share (5)	5,414,781	6,370,331	7,325,881	8,424,763

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value)(4):
Historical	$24,603	$24,603	$24,603	$24,603
Estimated net proceeds	22,411	26,910	31,410	36,583
Plus: tax benefit of contribution to foundation	799	799	799	799
Less: common stock acquired by employee stock ownership plan (1)	(2,247)	(2,644)	(3,040)	(3,496)
Less: common stock to be acquired by stock-based incentive plan (2)	(1,121)	(1,319)	(1,516)	(1,744)

Pro forma stockholders’ equity	$44,445	$48,349	$52,255	$56,745

Pro forma stockholders’ equity per share(4):
Historical	$4.37	$3.71	$3.23	$2.81
Estimated net proceeds	3.98	4.06	4.12	4.17
Plus: tax benefit of contribution to foundation	0.14	0.12	0.10	0.09
Less: common stock acquired by employee stock ownership plan (1)	(0.40)	(0.40)	(0.40)	(0.40)
Less: common stock to be acquired by stock-based incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$7.89	$7.29	$6.85	$6.47

Offering price as a percentage of pro forma stockholders’ equity per share	126.74%	137.17%	145.99%	154.56%

Number of shares used to calculate pro forma stockholders’ equity per share(5)	5,632,008	6,625,892	7,619,776	8,762,742

(footnotes on page     )

Year Ended December 31, 2003
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,465,000 Shares at $10.00 Per Share	2,900,000 Shares at $10.00 Per Share	3,335,000 Shares at $10.00 Per Share	3,835,250 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$24,650	$29,000	$33,350	$38,353
Less: estimated expenses	(1,309)	(1,349)	(1,388)	(1,434)
Less: cash contribution to charitable foundation	(930)	(741)	(552)	(335)

Estimated net proceeds	22,411	26,910	31,410	36,583
Less: common stock acquired by employee stock ownership plan (1)	(2,247)	(2,644)	(3,040)	(3,496)
Less: common stock to be acquired by stock-based incentive plan (2)	(1,121)	(1,319)	(1,516)	(1,744)

Net investable proceeds	$19,043	$22,948	$26,853	$31,343

Pro Forma Net Income:

Pro forma net income (3)(4):
Historical	$2,714	$2,714	$2,714	$2,714
Pro forma income on net investable proceeds	230	288	337	393
Less: pro forma employee stock ownership plan adjustments (1)	(90)	(106)	(122)	(140)
Less: pro forma stock-based incentive plan adjustments (2)	(135)	(158)	(182)	(209)

Pro forma net income	$2,728	$2,738	$2,747	$2,758

Pro forma net income per share (3)(4):
Historical	$0.50	$0.43	$0.37	$0.32
Pro forma income on net investable proceeds	0.04	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock-based incentive plan adjustments (2)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.50	$0.44	$0.38	$0.33

Offering price as a multiple of pro forma net income per share	20.00	x	22.73	x	26.32	x	30.30	x
Number of shares used to calculate pro forma net income per share (5)	5,422,272	6,379,144	7,336,016	8,436,417

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value)(4):
Historical	$23,975	$23,975	$23,975	$23,975
Estimated net proceeds	22,411	26,910	31,410	36,583
Plus: tax benefit of contribution to foundation	799	799	799	799
Less: common stock acquired by employee stock ownership plan (1)	(2,247)	(2,644)	(3,040)	(3,496)
Less: common stock to be acquired by stock-based incentive plan (2)	(1,121)	(1,319)	(1,516)	(1,744)

Pro forma stockholders’ equity	$43,817	$47,721	$51,627	$56,117

Pro forma stockholders’ equity per share(4):
Historical	$4.26	$3.62	$3.15	$2.74
Estimated net proceeds	3.98	4.06	4.12	4.17
Plus: tax benefit of contribution to foundation	0.14	0.12	0.10	0.09
Less: common stock acquired by employee stock ownership plan (1)	(0.40)	(0.40)	(0.40)	(0.40)
Less: common stock to be acquired by stock-based incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$7.78	$7.20	$6.77	$6.40

Offering price as a percentage of pro forma stockholders’ equity per share	128.53%	138.89%	147.71%	156.25%

Number of shares used to calculate pro forma stockholders’ equity per share (5)	5,632,008	6,625,892	7,619,776	8,762,742

(footnotes on page __)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 3.99% of the shares issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation (224,717, 264,373, 304,029 and 349,633 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Ocean Shore Holding. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of 15 years. Ocean City Home Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Ocean Shore Holding will earn on the loan will offset the interest paid on the loan by Ocean City Home Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Ocean Shore Holding will purchase in the open market a number of shares of stock equal to 1.99% of the shares issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation (112,077, 131,855, 151,634 and 174,379 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a stock-based incentive plan to be adopted following the offering. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.9%.

The adjustment to pro forma net income for the stock-based incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of Ocean Shore Holding common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.94%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plan, total stock-based incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in 2004 as a result of the contribution of common stock to Ocean City Home Charitable Foundation. The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 39.94% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Six months ended June 30, 2004	1,201	1,201	1,201	1,201
Year ended December 31, 2003	1,201	1,201	1,201	1,201

Pro forma net income:
Six months ended June 30, 2004	226	230	235	240
Year ended December 31, 2003	1,527	1,537	1,546	1,557

Pro forma net income per share:
Six months ended June 30, 2004	0.04	0.04	0.03	0.03
Year ended December 31, 2003	0.28	0.24	0.21	0.18

(4)	No effect has been given to the stock options that may be granted under the stock-based incentive plan to be adopted following the offering. If the stock-based incentive plan is approved by stockholders, a number of shares equal to 4.99% of the number of shares issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation (281,037, 330,632, 380,227 and 437,261 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 4.75%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund Ocean City Home Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2004, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range				At the Midpoint of Estimated Valuation Range				At the Maximum of Estimated Valuation Range				At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$24,650		$25,670		$29,000		$30,200		$33,350		$34,730		$38,353		$39,939
Pro forma market capitalization	25,720		25,670		30,259		30,200		34,798		34,730		40,017		39,939
Estimated pro forma valuation	56,320		58,650		66,259		69,000		76,198		79,350		87,627		91,253
Pro forma total assets	518,943		519,945		522,847		523,816		526,753		527,685		531,243		532,135
Pro forma total liabilities	474,498		474,498		474,498		474,498		474,498		474,498		474,498		474,498
Pro forma stockholders’ equity	44,445		45,447		48,349		49,318		52,255		53,187		56,745		57,637
Pro forma net income per share	0.26		0.25		0.22		0.21		0.19		0.19		0.17		0.16

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	126.74%		129.20%		137.17%		139.86%		145.99%		149.25%		154.56%		158.23%
Offering price as a multiple of pro forma net income per share (annualized)	19.23	x	20.00	x	22.73	x	23.81	x	26.32	x	26.32	x	29.41	x	31.25	x
Offering price to assets	10.85%		11.28%		12.67%		13.17%		14.47%		15.04%		16.49%		17.15%

Pro Forma Financial Ratios:
Return on assets (annualized)	0.55%		0.55%		0.55%		0.55%		0.55%		0.55%		0.54%		0.54%
Return on stockholders’ equity (annualized)	6.42%		6.31%		5.92%		5.83%		5.50%		5.41%		5.06%		5.00%
Stockholders’ equity to total assets	8.56%		8.74%		9.25%		9.42%		9.92%		10.08%		10.68%		10.83%

(1)	Based on independent valuation prepared by RP Financial, LC as of August 6, 2004.

Our Business

General

Ocean Shore Holding is a federally chartered savings and loan holding company established in 1998 to be the holding company for Ocean City Home Bank. Ocean Shore Holding’s business activity is the ownership of the outstanding capital stock of Ocean City Home Bank. Ocean Shore Holding does not own or lease any property but instead uses the premises, equipment and other property of Ocean City Home Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Ocean Shore Holding may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Ocean City Home Bank was originally chartered in 1887. In 1997, Ocean City Home Bank converted from a New Jersey chartered mutual savings and loan association to a federally chartered mutual savings bank and changed its name from “The Ocean City Home Bank Savings and Loan Association” to “Ocean City Home Bank.” In 1998, Ocean City Home Bank converted to the mutual holding company form of organization and became the wholly owned subsidiary of Ocean Shore Holding.

We operate as a community-oriented financial institution offering a wide range of financial services to consumers and businesses in our market area. We attract deposits from the general public, small business and municipalities and use those funds to originate real estate loans, small commercial loans and consumer loans, which we hold primarily for investment.

Our website address is www.ochome.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Ocean City, New Jersey, which is located in northern Cape May County on the coast of the Atlantic Ocean. In addition to our main office, we operate five branch offices in Atlantic and Cape May Counties, which we consider our primary market area. The economy of Atlantic County is dominated by the service sector, of which the gaming industry in nearby Atlantic City is the primary employer. The economy of Cape May is primarily geared toward tourism. According to published statistics, Atlantic County’s population in 2002 was approximately 259,000 persons and Cape May County’s population was approximately 102,000. The economy in Atlantic County has been strong in recent years as new and expanding casinos in Atlantic City along with new retail centers and entertainment venues have led to job growth and an increase in housing development. Cape May County has also benefitted from the growth in and around Atlantic City, as many residents commute into that area for employment.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and from other financial service companies, such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and other corporate and government securities. At June 30, 2003, which is the most recent date for which data is available from the FDIC, we held approximately 5.0% of the deposits in Atlantic County, which was the 7th largest market share out of 18 financial institutions with offices in this county. Also, at June 30, 2003, we held approximately 9.4% of the deposits in Cape May County, which was the 6th largest market share out of 13 financial institutions with offices in this county. Banks owned by Bank of America Corporation, Wachovia Corporation and The PNC Financial Services Group, Inc., all of which are large bank holding companies, also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area, and to a lesser extent from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. The largest segment of our loan portfolio is one- to four-family residential mortgage loans. The other significant segments of our loan portfolio are multi-family and commercial real estate loans, construction loans, commercial loans and consumer loans. We originate loans primarily for investment purposes. At June 30, 2004, we had one loan that was held for sale.

One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. We offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed-rate loans with terms of either 10, 15, 20, 25 or 30 years. Our adjustable-rate mortgage loans are based on either a 15, 20, 25 or 30 year amortization schedule. Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to ten years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% to 3.25% above the one-, three- or ten-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 1 or 2% per adjustment period and the lifetime interest rate cap is generally 5 or 6% over the initial interest rate of the loan.

In order to attract borrowers, we have developed products and policies to provide flexibility in times of changing interest rates. For example, some of our adjustable-rate loans permit the borrower to convert the loan to a fixed-rate loan. In addition, for a fixed fee plus a percentage of the loan amount we will allow the borrower to modify a loan’s interest rate to equal the current rate for that loan type. Recently, we began offering loans that require the payment of interest only for a period of years.

Because of our location on the South Jersey shore, some of the properties securing our residential mortgages are second homes or rental properties. At June 30, 2004, 40.2% of our one- to four-family mortgage loans were secured by second homes or rental properties. If the property is a second home, our underwriting emphasizes the borrower’s ability to repay the loan out of current income. If the property is a rental property, we focus on the anticipated income from the property. Interest rates on loans secured by rental properties are typically 1/2% higher than comparable loans secured by primary or secondary residences. Although the industry generally considers mortgage loans secured by rental properties or second homes to have a higher risk of default than mortgage loans secured by the borrower’s primary residence, we have not experienced credit problems on these types of loans.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first and/or second liens on owner-occupied one- to four-family residences or private mortgage insurance. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. When the residence securing the loan is not the borrower’s primary residence loan-to-value ratios are limited to 80% when secured by a first lien or 90% when secured by a first and second lien or private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

In an effort to provide financing for low and moderate income and first-time buyers, we offer special home buyers program. We offer adjustable-rate residential mortgage loans through these programs to qualified individuals and originate the loans using modified underwriting guidelines, including reduced fees and loan conditions.

Commercial and Multi-Family Real Estate Loans. We offer fixed-rate and adjustable-rate mortgage loans secured by commercial real estate. In the past, we originated loans secured by multi-family properties and we still have a few in our portfolio; although we have not made multi-family mortgage loans in recent years, we may offer these loans in the future. Our commercial real estate loans are generally secured by condominiums, small office buildings and owner-occupied properties located in our market area and used for businesses.

We originate fixed-rate and adjustable-rate commercial real estate loans for terms up to 20 years. Interest rates and payments on adjustable-rate loans typically adjust every five years after a five year initial fixed period to a rate typically 3-4% above the five-year constant maturity Treasury index. In some instances, there are adjustment period or lifetime interest rate caps. Loans are secured by first mortgages and amounts generally do not exceed 80% of the property’s appraised value.

Construction Loans. We originate loans to individuals, and to a lesser extent, builders, to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including condominiums, apartment buildings and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 90% on residential construction and 80% on commercial construction. At June 30, 2004, the largest outstanding residential construction loan commitment was for $1.0 million, $946,000 of which was outstanding. At June 30, 2004, the largest outstanding commercial construction loan commitment was $1.7 million, of which $1.1 million was outstanding. These loans were performing according to their terms at June 30, 2004. Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

Commercial Loans. We make commercial business loans to a variety of professionals, sole proprietorships and small businesses in our market area. Our largest commercial loan relationship was a $2.0 million loan secured by business assets. This loan was performing according to its original terms at June 30, 2004.

We offer term loans for capital improvements, equipment acquisition and long-term working capital. These loans are secured by business assets other than real estate, such as business equipment and inventory and are originated with maximum loan-to-value ratios of 80% of the value of the personal property. We originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. We also offer time notes, letters of credit and loans guaranteed by the Small Business Administration. Time notes are short-term loans and will only be granted on the basis of a defined source of repayment of principal and interest from a specific foreseeable event.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, and viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. Our consumer loans are primarily home equity loans and lines of credit. Also included in our consumer loan portfolio are loans secured by passbook or certificate accounts, automobile loans, secured and unsecured personal loans and home improvement loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Home equity loans are fixed-rate loans. We offer home equity loans with a maximum combined loan to value ratio of 90% and lines of credit with maximum loan-to-value ratio of 80%. A home equity line of credit may be drawn down by the borrower for an initial period of ten years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only interest. After the initial draw period, the line of credit is frozen and the amount outstanding must be repaid over the remaining ten years of the loan term.

Loan Underwriting Risks. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family and commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. Environmental surveys are generally required for commercial real estate loans of $500,000 or more.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are existing customers, our in-house loan originators, advertising and referrals from customers.

We generally originate loans for portfolio but from time to time will sell fixed-rate and one- to four- family residential mortgage loans in the secondary market. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold with servicing retained and without recourse. We have the ability to sell loans on a flow basis to Fannie Mae and Freddie Mac, but our loan sales in recent years have primarily been bulk sales to other financial institutions. We sold $0, $5.1 million, $6.0 million and $4.3 million of loans in the six months ended June 30, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience and tenure. The Chief Executive Officer or Chief Lending Officer may combine their lending authority with that of one or more other officers. All extensions of credit that exceed $1.0 million in the aggregate require the approval of the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2004, our regulatory limit on loans to one borrower was $5 million. At that date, our largest lending relationship was $2.5 million and included loans secured by real estate, automobiles and business assets located in Cape May County, New Jersey, all of which were performing according to the original repayment terms at June 30, 2004.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of New York stock. While we have the authority under applicable law and our investment policies to invest in derivative securities, we had no such investments at June 30, 2004.

At June 30, 2004, our investment portfolio consisted primarily of U.S. agency securities, mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae, corporate debt securities, securities of municipal governments and mutual funds that invest in adjustable-rate mortgages.

Our investment objectives are to provide and maintain liquidity, to provide collateral for pledging requirements, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy and appointment of the Investment Committee. The Investment Committee consists of the Chief Executive Officer, Chief Financial Officer and Treasurer. The Investment Committee is responsible for implementation of the investment policy and monitoring our investment performance. Individual investment transactions are reviewed and approved by the board of directors on a monthly basis, while portfolio composition and performance are reviewed at least quarterly by the Investment Committee.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of New Jersey. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be at the upper end of the market for rates on money market and passbook accounts.

In addition to accounts for individuals, we also offer deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a sweep account. We have sought to increase our commercial deposits through the offering of these products, particularly to our commercial borrowers.

Since 1996 we have offered deposit services to municipalities and local school boards in our market area. At June 30, 2004, we had $55.8 million in deposits from three municipalities and 14 school boards, all in the form of checking accounts. We emphasize high levels of service in order to attract and retain these accounts. Unlike time deposits by municipalities, which often move from bank to bank in search of the highest available rate, checking accounts tend to be stable relationships.

Borrowings. We utilize advances from the Federal Home Loan Bank of New York and securities sold under agreements to repurchase to supplement our supply of investable funds and to meet deposit withdrawal requirements. We also have a term loan and a line of credit from another bank. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

Subordinated Debt. In 1998, Ocean Shore Capital Trust I, a business trust formed by us, issued $15.0 million of preferred securities in a private placement and issued approximately $464,000 of common securities to Ocean Shore Holding. Ocean Shore Capital Trust I used the proceeds of these issuances to purchase $15.5 million of our junior subordinated deferrable interest debentures. The interest rate on the debentures and the preferred trust securities is 8.67%. The debentures are the sole assets of Ocean Shore Capital Trust I and are subordinate to all of our existing and future obligations for borrowed money, our obligations under letters of credit and certain derivative contracts, and any guarantees by us of any such obligations. The preferred trust securities generally rank equal to the trust common securities in priority of payment, but rank prior to the trust common securities if and so long as we fail to make principal or interest payments on the debentures. Concurrently with the issuance of the debentures and the preferred trust and common securities, we issued a guarantee related to the trust securities for the benefit of the holders. Our obligations under the debentures, the related indenture, the trust agreement relating to the trust securities, and the guarantee constitute a full and unconditional guarantee by us of the obligations of Ocean Shore Capital Trust I under the preferred trust securities.

The stated maturity of the debentures is July 15, 2028. In addition, the debentures are subject to redemption at a specified price at the option of Ocean Shore Holding, subject to prior regulatory approval, in whole or in part after July 15, 2008. The redemption price begins at 104.335% of par and declines each year until it reaches par in 2018. The debentures are also subject to redemption prior to July 15, 2008 at a specified price after the occurrence of certain events that would either have a negative effect on our regulatory capital, have a negative tax effect on Ocean Shore Capital Trust I or us or would result in Ocean Shore Capital Trust I being treated as an investment company that is required to be registered under the Investment Company Act of 1940. Upon repayment of the debentures at their stated maturity or following their redemption, Ocean Shore Capital Trust I will use the proceeds of such repayment to redeem an equivalent amount of outstanding preferred trust securities and trust common securities.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of June 30, 2004.

Location	Year Opened	Square Footage	Date of Lease Expiration	Owned/ Leased	Net Book Value as of June 30, 2004
	(Dollars in thousands)
Main Office: 1001 Asbury Avenue Ocean City, NJ 08226	1920	10,400	N/A	Owned	$1,660

Branches: 105 Roosevelt Boulevard Marmora, NJ 08223	1986	11,400	N/A	Owned	2,162

1777 New Road Linwood, NJ 08221	1994	8,600	N/A	Owned	1,302

6302 Ventnor Avenue Ventnor, NJ 08406	1994	2,600	N/A	Owned	871

1184 Ocean Heights Avenue Egg Harbor Township, NJ 08234	1999	2,100	N/A	Owned	958

778 White Horse Pike Absecon, NJ 08201	2001	2,500	2011	Leased	34

Personnel

As of June 30, 2004, we had 111 full-time employees and 19 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Ocean Shore Holding’s only subsidiary is Ocean City Home Bank.

Ocean City Home Bank’s only active subsidiary is Seashore Financial Services, LLC. Seashore Financial Services receives commissions from the sale of non-deposit investment and insurance products.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits, borrowings and subordinated debt. Other significant sources of pre-tax income are service charges – mostly from service charges on deposit accounts – and commissions for various services. In some years we recognize income from the sale of loans and securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy and equipment expenses, advertising expenses, federal insurance premiums and other miscellaneous expenses.

Salary and employee benefits consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of building and equipment, consist primarily of depreciation charges, ATM and data processing expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Advertising expenses include expenses for print, radio and television advertisements, promotions, third-party marketing services and premium items.

Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for professional services, offices supplies, postage, telephone, insurance, charitable contributions, regulatory assessments and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. See note 5 of the notes to consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	continuing to emphasize the origination of one- to four-family mortgage loans;

•	aggressively marketing for core deposits;

•	providing exceptional service to attract and retain customers;

•	pursuing opportunities to increase commercial lending in our market area;

•	continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

•	expanding our branch network.

Continue to emphasize the origination of one- to four-family mortgage loans

Our primary lending activity is the origination of residential mortgage loans secured by homes in our market area. We intend to continue this emphasis going forward. At June 30, 2004, 74.6% of our total loans were one- to four-family real estate loans. We believe that our emphasis on residential lending contributes to our high asset quality.

Aggressively market for core deposits

Core deposits (demand and savings accounts) comprised 72.2% of our total deposits at June 30, 2004. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We aggressively market core deposits through concentrated advertising and public relations programs supported by a structured customer calling program. In addition to personal checking accounts, we offer business checking and sweep accounts and demand deposit accounts for municipalities. Business and municipal accounts represented 43.3% of our demand deposits at June 30, 2004.

Provide exceptional service to attract and retain customers

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. We maintain a call center to handle all in-bound customer inquiries. This enables our branch personnel to attend to customers without interruption from telephone calls. In 2003, we began a process of remodeling all of our offices to improve the traffic flow of the public spaces and to install a concierge desk, which provides an initial point of contact for each customer and more efficiently directs customers to the appropriate personnel. We have completed the renovations of four branches, with the fifth scheduled for completion in March 2005. We also provide telephone and internet banking.

Pursue opportunities to increase commercial lending in our market area

Commercial real estate, construction and business loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. Commercial real estate, construction and commercial business loans increased $440,000 and $12.9 million for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively, and at June 30, 2004 comprised approximately 12.8% of total loans. There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we may pursue the larger lending relationships associated with these commercial opportunities, while continuing to originate any such loans in accordance with what we believe are our conservative underwriting guidelines.

Continue to use conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At June 30, 2004, our nonperforming loans (loans that are 90 or more days delinquent) were less than 0.01% of our total loan portfolio. Although we intend to continue our efforts to originate commercial real estate and commercial business lending after the offering, we intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

Expand our branch network

Under current management we have expanded our branch network since 1994 from two offices to six offices. We intend to continue to pursue expansion in our market area through de novo branching and have identified three communities for possible branch locations. We also may expand through the acquisition of branches or other financial institutions.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family residential homes, and to a lesser extent, commercial real estate. At June 30, 2004, real estate mortgage loans totaled $258.9 million, or 82.2% of total loans, compared to $255.0 million, or 84.5% of total loans at December 31, 2003 and $231.7 million, or 85.7% of total loans at December 31, 2002.

The largest segment of our real estate loans is one- to four-family residential loans. At June 30, 2004, these loans totaled $234.9 million and represented 90.8% of real estate loans and 74.6% of total loans compared to $229.0 million, which represented 89.9% of real estate loans and 75.9% of total loans, at December 31, 2003. One- to four-family residential loans increased $5.9 million, or 2.6%, for the six months ended June 30, 2004 and $16.4 million, or 7.7%, in the year ended December 31, 2003 as interest rates have remained at historic low levels. Our successful loan modification program, which gives customers the ability to modify the terms of their loans without refinancing, greatly contributed to our ability to retain loan customers as prepayment levels rose due to the low interest rate environment.

Commercial and multi-family real estate loans is the other segment of our mortgage loan portfolio. This portfolio totaled $24.0 million and represented 9.3% of real estate loans and 7.6% of total loans at June 30, 2004 compared to $26.0 million, which represented 10.2% of real estate loans and 8.6% of total loans, at December 31, 2003. Commercial and multi-family real estate loans decreased $2.0 million, or 7.4%, for the six months ended June 30, 2004 due to competition for these loans in our market area and increased $6.9 million, or 35.4%, in the year ended December 31, 2003 due to more aggressive marketing of commercial banking relationships.

We also originate construction loans secured by residential and commercial real estate. This portfolio totaled $12.2 million and represented 3.9% of total loans at June 30, 2004 compared to $10.0 million, or 3.3% of total loans, at December 31, 2003. Construction loans increased $2.2 million, or 22.3%, for the six months ended June 30, 2004 due to a high level of construction activity in our market area and $3.1 million, or 45.3%, in the year ended December 31, 2003 primarily due to growth in commercial construction loans.

We originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Commercial business loans totaled $9.7 million, and represented 3.1% of total loans at June 30, 2004, compared to $8.5 million, or 2.8% of total loans, at December 31, 2003 and $7.0 million, or 2.6% of total loans, at December 31, 2002. The $1.2 million, or 13.0%, increase for the six months ended June 30, 2004 and the $1.4 million, or 21.9%, increase for the 2003 fiscal year was primarily attributable to our continuing marketing efforts.

We also originate a variety of consumer loans, including home equity loans and lines of credit, loans secured by passbook or certificate accounts and secured and unsecured personal loans. Consumer loans totaled $34.9 million and represented 11.1% of total loans at June 30, 2004 compared to $29.0 million, or 9.6% of total loans, at December 31, 2003. The $5.8 million, or 20.2%, increase for the six months ended June 30, 2004 and the $3.7 million, or 14.6%, increase for the 2003 fiscal year was due to aggressive marketing activities and competitive pricing on our home equity loan products.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate - mortgage:
One- to four-family residential	$234,933	74.4%	$229,042	75.7%	$212,640	78.5%	$186,457	77.4%	$152,937	75.1%	$145,484	78.3%
Commercial and multi-family	23,951	7.6	25,969	8.6	19,105	7.1	14,311	6.0	10,187	5.0	8,970	4.8

Total real estate - mortgage loans	258,884	82.0	255,011	84.3	231,745	85.6	200,768	83.4	163,124	80.1	154,454	83.1

Real estate - construction:
Residential	5,334	1.7	4,258	1.4	5,850	2.2	5,495	2.3	3,049	1.5	1,014	0.5
Commercial	6,848	2.2	5,702	1.9	1,007	0.4	1,599	0.7	3,260	1.6	359	0.2

Total real estate - construction loans	12,182	3.9	9,960	3.3	6,857	2.6	7,094	2.9	6,309	3.1	1,373	0.7

Commercial	9,684	3.1	8,472	2.8	7,034	2.6	7,385	3.1	6,133	3.0	3,434	1.9

Consumer:
Home equity	33,727	10.7	27,592	9.1	23,528	8.7	22,468	9.3	23,894	11.7	22,016	11.8
Other	1,118	0.4	1,404	0.5	1,780	0.6	2,991	1.2	4,191	2.1	4,638	2.5

Total consumer loans	34,845	11.0	28,996	9.6	25,308	9.3	25,459	10.6	28,085	13.8	26,654	14.3

Total loans	315,595	100.0%	302,439	100.0%	270,944	100.0%	240,706	100.0%	203,651	100.0%	185,915	100.0%

Net deferred loan fees	474		455		341		(76)		(260)		(534)
Allowance for losses	(1,292)		(1,116)		(775)		(531)		(425)		(389)

Loans, net	$314,777		$301,778		$270,510		$240,099		$202,966		$184,993

The following table sets forth certain information at June 30, 2004 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Real Estate- Mortgage Loans	Real Estate- Construction Loans	Commercial Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$82	$10,317	$4,237	$124	$14,760
More than one to five years	2,459	1,480	2,941	8,686	15,566
More than five years	256,343	385	2,506	26,035	285,269

Total	$258,884	$12,182	$9,684	$34,845	$315,595

The following table sets forth the dollar amount of all loans at June 30, 2004 that are due after June 30, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest on consumer loans and net deferred loan fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate-mortgage loans	$185,339	$73,463	$258,802
Real estate-construction loans	1,060	805	1,865
Commercial loans	1,469	3,978	5,447
Consumer loans	24,025	10,696	34,721

Total	$211,893	$88,942	$300,835

The following table shows loan origination, purchase and sale activity during the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands)
Total loans at beginning of period	$302,439	$270,944	$270,944	$240,706	$203,651	$185,915	$182,859

Loans originated:
Real estate-mortgage	31,671	51,803	94,033	85,274	64,677	25,204	35,739
Real estate-construction	7,744	6,648	15,353	16,485	13,054	11,402	3,349
Commercial	5,660	4,892	11,349	4,909	6,526	8,152	2,950
Consumer	15,349	14,048	24,279	18,063	13,898	12,891	10,353

Total loans originated	60,424	77,391	145,014	124,731	98,155	57,649	52,391
Loans purchased	464	—	—	394	—	—	—
Deduct:
Real estate loan principal repayments	33,784	42,732	72,950	65,015	35,042	22,819	23,031
Loan sales	—	5,068	5,068	6,003	4,259	676	18,607
Other repayments	13,948	14,204	30,501	26,869	21,799	16,418	7,697

Net loan activity	13,156	14,387	31,495	30,238	37,055	17,736	3,056

Total loans at end of period	$315,595	$285,331	$302,439	$270,944	$240,706	$203,651	$185,915

Securities. Our securities portfolio consists primarily of U.S. government agency securities, mortgage-backed securities, corporate debt securities, municipal securities and mutual funds that invest in adjustable-rate loans and mortgage-backed securities. Securities decreased $11.7 million, or 9.1%, in the six months ended June 30, 2004 as we invested excess liquidity in federal funds sold. Securities increased $19.7 million, or 18.2%, in the year ended December 31, 2003 as we increased our investment in U.S. Government and agency securities and decreased our federal funds sold.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
U.S. Government and agency securities	$19,889	$19,714	$19,050	$19,108	$2,991	$3,023	$10,226	$10,249
Mortgage-backed securities	52,340	52,255	60,803	61,495	57,618	59,544	63,798	64,135
Corporate debt securities	24,324	24,362	28,862	29,088	29,749	28,959	17,589	16,549
Other debt securities	4,947	4,991	5,946	6,044	6,944	7,018	6,542	6,274

Total debt securities	101,500	101,322	114,661	115,735	97,302	98,544	98,155	97,207
Marketable equity securities	8,029	8,086	8,029	8,130	5,029	5,199	5,029	5,210

Total securities available- for-sale	109,529	109,408	122,690	123,865	102,331	103,743	103,184	102,417

Securities held-to- maturity:
Mortgage-backed securities	1,635	1,629	741	772	1,487	1,548	2,015	2,017
Municipal securities	4,968	4,986	3,066	3,098	2,770	2,808	450	470

Total securities held-to- maturity	6,603	6,615	3,807	3,870	4,257	4,356	2,465	2,487

Total	$116,132	$116,023	$126,497	$127,735	$106,588	$108,099	$105,649	$104,904

At June 30, 2004, we had no investments that had an aggregate book value in excess of 10% of our equity at June 30, 2004.

The following table sets forth the stated maturities and weighted average yields of securities at June 30, 2004. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At June 30, 2004, mortgage-backed securities with adjustable rates totaled $23.9 million. Weighted average yields are on a tax-equivalent basis.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government and agency securities	$—	—%	$18,035	2.64%	$1,679	2.01%	$—	—%	$19,714	2.59%
Mortgage-backed securities	—	—	6,025	4.13	1,430	4.23	44,800	4.80	52,255	4.71
Corporate debt securities	10,075	4.90	5,478	2.55	—	—	8,809	6.64	24,362	5.00
Municipal securities	—	—	—	—	—	—	4,991	6.84	4,991	6.84

Total available-for-sale debt securities	10,075	4.90	29,538	2.93	3,109	3.03	58,600	5.25	101,322	4.47
Marketable equity securities	—	—	—	—	—	—	8,086	2.62	8,086	2.62

Securities held-to-maturity:
Mortgage-backed securities	—	—	—	—	—	—	1,635	5.90	1,635	5.90
Municipal securities	4,054	3.24	914	4.62	—	—	—	—	4,968	3.49

Total held-to-maturity debt securities	4,054	3.24	914	4.62	—	—	1,635	5.90	6,603	4.09

Total	$14,129	4.42%	$30,452	2.98%	$3,109	3.03%	$68,321	4.95%	$116,011	4.32%

Deposits. Our primary source of funds are retail deposit accounts held primarily by individuals and businesses within our market area. We also actively solicit deposits from municipalities in our market area. The deposit base is comprised of demand deposits, savings accounts and time deposits. Deposits increased $20.3 million, or 5.2%, for the six months ended June 30, 2004. The increase in deposits consisted primarily of an increase in money market deposit accounts, commercial checking accounts and savings accounts. Certificates of deposit remained substantially unchanged. The increase in commercial checking accounts was the result of aggressive marketing. The increase in money market and savings accounts was attributable primarily to competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. Deposits increased $43.6 million, or 12.6%, in 2003. Demand deposits and savings accounts increased 18.8% and 46.8%, respectively. Time deposits decreased 11.5%, as lower rates caused depositors to favor other products.

We aggressively market checking and savings accounts, as these tend to provide longer-term customer relationships and a lower cost of funding compared to time deposits. Due to our marketing efforts and the low interest rate environment that has prevailed over the past few years we have been able to grow core deposits to 71.7% of total deposits, compared with 58.4% at December 31, 2001.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$39,979	9.7%	$23,638	6.1%	$20,967	6.0%	$19,853	6.8%
Interest-bearing demand deposits	160,739	39.2	162,187	41.6	135,436	39.1	110,938	37.9
Savings accounts	95,829	23.3	90,698	23.2	61,763	17.8	40,163	13.7
Certificates of deposit	114,063	27.8	113,751	29.1	128,471	37.1	122,008	41.6

Total	$410,610	100.0%	$390,274	100.0%	$346,637	100.0%	$292,962	100.0%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2004. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$4,418
Over three through six months	2,967
Over six through twelve months	5,182
Over twelve months	18,203

Total	$30,770

The following table sets forth time deposits classified by rates at the dates indicated.

	At June 30, 2004	At December 31,
		2003	2002	2001
	(In thousands)
0.00 - 1.00%	$958	$3,672	$—	$—
1.01 - 2.00%	44,634	33,858	4,861	790
2.01 - 3.00%	21,277	26,984	46,786	14,266
3.01 - 4.00%	14,908	15,249	23,140	16,625
4.01 - 5.00%	18,393	18,216	18,426	32,640
5.01 - 6.00%	5,075	5,707	14,378	27,533
6.01 - 7.00%	8,818	10,065	20,880	29,977
7.01 - 8.00%	—	—	—	177

Total	$114,063	$113,751	$128,471	$122,008

The following table sets forth the amount and maturities of time deposits at June 30, 2004.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Certificate Accounts
	(Dollars in thousands)
0.00 - 1.00%	$958	$—	$—	$—	$—	$958	0.8%
1.01 - 2.00%	40,547	4,087	—	—	—	44,634	39.1
2.01 - 3.00%	8,351	5,760	6,579	493	94	21,277	18.7
3.01 - 4.00%	2,764	1,510	1,145	1,476	8,013	14,908	13.1
4.01 - 5.00%	1,361	252	860	317	15,603	18,393	16.1
5.01 - 6.00%	1,919	88	874	2,155	39	5,075	4.5
6.01 - 7.00%	944	508	4,122	3,244	—	8,818	7.7

Total	$56,844	$12,205	$13,580	$7,685	$23,749	$114,063	100.0%

The following table sets forth deposit activity for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(In thousands)
Beginning balance	$390,274	$346,637	$346,637	$292,962	$252,680
Increase before interest credited	17,327	24,936	36,338	45,669	30,074
Interest credited	3,009	3,646	6,999	8,006	10,208

Net increase in deposits	20,336	28,582	43,337	53,675	40,282

Ending balance	$410,610	$375,219	$390,274	$346,637	$292,962

Borrowings. We utilize borrowings from a variety of sources to supplement our supply of funds for loans and investments and to meet deposit withdrawal requirements.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(In thousands)
Maximum amount outstanding at any month end during the period:
FHLB advances	$10,000	$15,000	$15,000	$10,000	$5,000
Securities sold under agreements to repurchase	34,590	35,860	35,860	51,835	58,890
Subordinated debt	15,464	—	15,464	—	—
Preferred trust securities	—	15,000	—	15,000	15,000
Other borrowings	1,890	2,688	2,688	2,912	4,165

Average amounts outstanding during the period:
FHLB advances	$10,000	$12,652	$11,313	$1,575	$269
Securities sold under agreements to repurchase	33,870	35,345	34,785	50,277	57,192
Subordinated debt	15,464	—	15,464	—	—
Preferred trust securities	—	15,000	—	15,000	15,000
Other borrowings	1,823	2,649	2,430	2,828	1,023

Weighted average interest rate during the period:
FHLB advances	3.09%	2.56%	2.82%	2.12%	3.54%
Securities sold under agreements to repurchase	3.60	3.56	3.58	4.35	5.16
Subordinated debt	8.67	—	8.67	—	—
Preferred trust securities	—	8.67	—	8.67	8.67
Other borrowings	6.25	6.25	6.25	6.87	7.00

Balance outstanding at end of period:
FHLB advances	$10,000	$10,000	$10,000	$10,000	$5,000
Securities sold under agreements to repurchase	33,010	34,225	33,490	35,410	51,550
Subordinated debt	15,464	—	15,464	—	—
Preferred trust securities	—	15,000	—	15,000	15,000
Other borrowings	1,648	2,567	2,014	2,708	2,930

Weighted average interest rate at end of period:
FHLB advances	3.07%	3.07%	3.07%	2.40%	1.92%
Securities sold under agreements to repurchase	3.72	3.51	3.61	3.56	4.34
Subordinated debt	8.67	—	8.67	—	—
Preferred trust securities	—	8.67	—	8.67	8.67
Other borrowings	6.25	6.25	6.25	6.25	7.00

Federal Home Loan Bank advances were unchanged at June 30, 2004 from December 31, 2003. These advances mature in 2008 through 2013. Similarly, there was no change in Federal Home Loan Bank advances at December 31, 2003 from December 31, 2002.

Securities sold under agreements to repurchase decreased $480,000 during the six months ended June 30, 2004 and $1.9 million during the year ended December 31, 2003 as we paid down these borrowings with pay-offs from mortgage-backed securities. At June 30, 2004 and December 31, 2003, securities sold under agreements to repurchase included $20.0 million of Federal Home Loan Bank securities with maturities that range from 2005 to 2011. At June 30, 2004, the remaining $13.0 million had a 15 day maturity.

Subordinated debt reflects the junior subordinated deferrable interest debentures issued by us in 1998 to a business trust formed by us that issued $15.0 million of preferred securities in a private placement. Due to a change in accounting rules, we deconsolidated the issuer trust as of December 31, 2003. For periods prior to the year ended December 31, 2003, the above table reflects the issuance of the preferred trust securities.

Other borrowings consist of a term loan from another bank that matures in 2007. The reduction in this borrowing over the periods presented reflects regular monthly payments.

Results of Operations for the Six Months Ended June 30, 2004 and 2003

Overview.

	2004	2003	%Change
	(Dollars in thousands)
Net income	$1,419	$1,369	3.6%
Return on average assets (annualized)	0.58%	0.61%	(4.9)%
Return on average equity (annualized)	11.36%	12.27%	(7.4)%
Average equity to average assets	5.12%	4.97%	3.0%

Net income increased $50,000, or 3.6%, for the six months ended June 30, 2004 compared to the same period in 2003 as increases in net interest income and other income were mostly offset by an increase in other expenses. Net interest income increased 6.8% to $6.7 million due to continued growth in interest-earning assets. Other income increased 5.4% to $1.1 million due to increases in service charges and other items offsetting the absence of any gain on the sale of loans. Other expenses increased 8.5% to $5.3 million due primarily to increases in compensation and data processing costs.

Net Interest Income. Net interest income increased $423,000, or 6.8%, to $6.7 million for the six months ended June 30, 2004, primarily as a result of continued growth in interest-earnings assets.

Total interest and dividend income decreased $292,000, or 2.6%, to $11.1 million for the six months ended June 30, 2004, as declining yields more than offset an increase in average earning assets. Interest income on loans increased $70,000 between the periods as a $30.2 million, or 10.9%, increase in the average balance of loans was offset by a decline in the average yield to 5.63% from 6.19%. The reduction in yield was a result of the continuation of the low interest rate environment that began in 2001. Interest income on investments decreased $315,000, or 11.6%, as a result of a decline in the average yield to 4.07% from 4.67%.

Total interest expense decreased $688,000, or 13.3%, to $4.5 million for the six months ended June 30, 2004 due primarily to a decrease in the average rate paid on deposits, which more than offset an increase in the average balance of deposits. Interest paid on interest-bearing deposits decreased $636,000, or 17.5%, as the effect of a decline in the average rate paid exceeded the effect of an increase in the average balance. The average interest rate paid on deposits decreased 56 basis points to 1.64% as a result of the prevailing low interest rate environment and continued growth in lower yielding checking and savings deposits. Interest paid on borrowings decreased $52,000, or 3.4%, as a result of lower average balance of borrowings.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances, and nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Interest income on loans and investment securities has not been calculated on a tax equivalent basis because the impact would be insignificant.

	At June 30, 2004	Six Months Ended June 30,
		2004			2003
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	5.46%	$306,827	$8,634	5.63%	$276,626	$8,564	6.19%
Investment securities	3.96	118,332	2,408	4.07	116,497	2,703	4.64
Other interest-earning assets	1.08	22,424	113	1.01	21,512	133	1.24

Total interest-earning assets	4.82	447,583	11,155	4.97	414,635	11,400	5.50

Noninterest-earning assets		40,559			34,707

Total assets		$488,142			$449,342

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	0.94	$161,244	771	0.96	$132,919	795	1.20
Savings accounts	1.12	93,150	526	1.13	70,491	522	1.48
Certificates of deposit	2.98	112,946	1,712	3.03	127,819	2,328	3.64

Total interest-bearing deposits	1.61	367,340	3,009	1.64	331,229	3,645	2.20

FHLB advances	3.07	10,000	155	3.09	12,652	162	2.56
Securities sold under agreements to repurchase	3.59	33,870	610	3.60	35,345	629	3.56
Subordinated debt	8.67	15,464	670	8.67	—	—	—
Preferred trust securities		—	—	—	15,000	650	8.67
Other borrowings	6.25	1,820	57	6.25	2,649	83	6.25

Total borrowings	4.87	61,154	1,492	4.88	65,646	1,524	4.64

Total interest-bearing liabilities	2.07	428,494	4,501	2.10	396,875	5,169	2.60

Noninterest-bearing liabilities		34,663			30,156

Total liabilities		463,157			427,031

Retained earnings		24,985			22,311

Total liabilities and retained earnings		$488,142			$449,342

Net interest income			$6,654			$6,231

Interest rate spread	2.75%			2.88%			2.90%
Net interest margin				2.97%			3.01%
Average interest-earning assets to average interest-bearing liabilities		104.45%			104.47%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans receivable	$1,733	$(1,663)	$70
Investment securities	120	(415)	(295)
Other interest-earning assets	15	(35)	(20)

Total interest-earning assets	1,868	(2,113)	(245)

Interest expense:
Deposits	922	(1,558)	(636)
FHLB advances	(71)	64	(7)
Securities sold under agreements to repurchase	(37)	18	(19)
Subordinated debt	670	—	670
Preferred trust securities	(650)	—	(650)
Other borrowings	(26)	—	(26)

Total interest-bearing liabilities	808	(1,476)	(688)

Net change in interest income	$1,060	$(637)	$423

Provision for Loan Losses. Provisions for loan losses remained unchanged at $180,000 for the six months ended June 30, 2004 and 2003. We had net charge-offs of $4,000 in the first six months of 2004 compared to $8,000 in the first six months of 2003. The provision in both periods reflected continued growth of the loan portfolio.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management —Analysis and Determination of the Allowance for Loan Losses and Asset Quality.”

Other Income. The following table shows the components of other income for the six months ended June 30, 2004 and 2003.

	Six Months Ended June 30,
	2004	2003	% Change
	(Dollars in thousands)
Service charges	$744	$621	19.9%
Net gain on sale of loans	—	118	N/M
Other	374	322	16.2

Total	$1,118	$1,061	5.4%

Service charges increased due to increased fees from deposit services. Net gain on the sale of loans decreased because of the absence of loan sale activity. As part of our interest rate risk management, we retained all of our loan originations in 2004. The increase in other income was due to an increase in loan servicing fees due to our loan modification program and increase in the surrender value of bank-owned life insurance.

Other Expense. The following table shows the components of other expense and the percentage changes for the six months ended June 30, 2004 and 2003.

	Six Months Ended June 30,
	2004	2003	% Change
	(Dollars in thousands)
Salaries and employee benefits	$3,149	$2,830	11.3%
Occupancy and equipment	1,080	1,000	8.0
FDIC deposit insurance	30	28	8.0
Advertising	175	180	(2.8)
Professional services	216	204	6.8
Supplies	111	102	9.0
Telephone	57	72	(21.1)
Postage	75	68	10.6
Charitable contributions	75	75	—
Insurance	56	55	1.6
All other	263	260	1.2

Total	$5,286	$4,873	8.5%

Efficiency ratio(1)	68.0%	67.9%

(1)	Computed as other expense divided by the sum of net interest income and other income excluding securities gains (losses).

Total other expense increased $413,000, or 8.5%, for the six months ended June 30, 2004 compared to the same period in 2003 primarily as a result of increases in salary and employee benefits and occupancy and equipment expenses. Salary and employee benefits increased due primarily to regular salary increases. Additional depreciation expense due to recent building renovations and increased data processing expenses due to an increase in deposit accounts were the primary reasons for the increase in occupancy and equipment expense.

Income Taxes. The effective tax rate for the six months ended June 30, 2004 was 38.5% compared with 38.8% for the same period in 2003.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

Overview.

	2003	2002	2001	% Change 2003/2002	% Change 2002/2001
	(Dollars in thousands)
Net income	$2,714	$2,653	$1,505	2.3%	76.3%
Return on average assets	0.58%	0.63%	0.40%	(7.9)%	57.5%
Return on average equity	11.80%	13.69%	9.30%	(13.8)%	47.2%
Average equity to average assets	4.92%	4.61%	4.30%	6.7%	7.2%

2003 vs. 2002. Net income increased $61,000, or 2.3%, in 2003 as increases in net interest income and other income were mostly offset by an increase in noninterest expense and the provision for loan losses. Net interest income increased 3.4% in 2003 to $12.5 million primarily as a result of a higher volume of interest-earning assets and a decrease in the cost of funds. Other income increased 10.8% to $2.1 million due to higher service charges, which resulted from growth in core deposits and the introduction of overdraft protection services in late 2002, and increased gain on the sale of loans. Other expenses increased 7.1% to $10.0 million primarily as a result of higher salary and benefits expenses.

2002 vs. 2001. Net income increased $1.1 million, or 76.3%, due primarily to increases in net interest income and noninterest income, partially offset by an increase in other expenses and the provision for loan losses. Net interest income increased 31.3% in 2002 to $12.1 million primarily as a result of an increase in interest-earning assets and a lower cost of funds, offset by a decrease in the yield on interest-earning assets. Other income increased 12.2% to $1.9 million due primarily to increases in deposit service charges and gains on sales of loans. Other expenses increased 10.6% to $9.3 million primarily as a result of higher salary and benefits expenses and increases in various other categories.

Net Interest Income.

2003 vs. 2002. Net interest income increased $412,000, or 3.4%, to $12.5 million for 2003. The increase in net interest income for 2003 was primarily attributable to a higher volume of interest-earning assets and a decrease in the cost of funds.

Total interest and dividend income decreased $1.3 million, or 5.4%, to $22.6 million for 2003, as a decline in yields more than offset growth in earning assets. Interest income on loans decreased $541,000, or 3.1%, in 2003 as the average balance of the portfolio grew $25.8 million, or 9.9%, while the average yield declined 80 basis points to 5.98%. The decrease in the average yield was the result of the prevailing low interest rate environment in 2003. New loans were originated at lower rates and many higher rate loans refinanced at lower rates. As with the loan portfolio, declining yields in the investment portfolio more than offset growth in the portfolio. The average balance of the investment portfolio grew $14.8 million, or 14.1%, in 2003, while the average yield declined 124 basis points to 4.24% as a result of lower market rates and a shorting of maturities.

Total interest expense decreased $1.7 million, or 14.5%, to $10.1 million for 2003 as both deposit and borrowing costs declined. The average balance of interest-bearing deposits increased $46.7 million, or 15.5%, in 2003 due to growth in both checking and savings accounts. The average interest rate paid on deposits decreased 64 basis points as a result of the prevailing low interest rate environment and the growth in low yielding core deposits. During 2003, we emphasized low yielding transaction accounts and our customers preferred to invest in lower rate, shorter-term certificates of deposit. Interest paid on borrowings declined in 2003 as a result of both a decline in the average balance and a lower average cost.

2002 vs. 2001. Net interest income increased $2.9 million, or 31.3%, to $12.1 million for 2002 due primarily to a higher volume of loans and mortgage-backed securities and a lower cost of funds, offset by a lower yield on interest-earning assets and increased deposits. In 2002, we benefitted from the steady decline in interest rates in 2001 as the decrease in our cost of funds out-paced the decline in the yield on our interest-earning assets.

Total interest income was essentially flat from 2002 to 2001, increasing just $62,000, or 0.3%, as an increase in interest income on loans was offset by a decline in interest income on investments. Interest income on loans increased $1.6 million, or 10.3%, in 2002 due to growth in the average balance of loans, which was partially offset by a decline in the average yield. The average balance of loans grew $44.0 million, or 20.4%, while the average yield declined 62 basis points to 6.78%. Interest income on investments declined $1.3 million, or 18.0%, primarily as a result of a decline in the average yield.

Total interest expense declined $2.8 million, or 19.3%, in 2002 as interest expense on deposits and borrowings both declined. Interest expense on deposits decreased $2.2 million, or 21.6%, as the effects of a 127 basis point decline in the average rate paid outweighed the effects of a $41.4 million, or 15.9%, increase in the average balance of deposits. All categories of deposits increased in 2002, with the greatest increases coming in interest-bearing demand deposits and savings accounts, both of which are lower yielding types of accounts. In addition, the rates paid on core deposits declined from 2001 as a result of the prevailing low interest rate environment. Interest paid on borrowings decreased $616,000, or 14.1%, due to both a smaller average balance of borrowings and a lower average rate paid.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and is insignificant. Interest income on loans and investment securities has not been calculated on a tax equivalent basis because the impact would be insignificant.

	Year Ended December 31,
	2003			2002			2001
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Loans	$285,926	$17,091	5.98%	$260,095	$17,632	6.78%	$216,099	$15,985	7.40%
Investment securities	120,407	5,151	4.28	105,573	5,820	5.51	107,003	7,099	6.63
Other interest-earning assets	24,849	274	1.10	21,890	357	1.63	20,162	663	3.29

Total interest-earning assets	431,182	22,516	5.22	387,558	23,809	6.14	343,264	23,747	6.92

Noninterest-earning assets	36,383			32,803			32,640

Total assets	$467,565			$420,361			$375,904

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$145,422	1,598	1.10	$123,462	1,723	1.40	$104,561	2,594	2.48
Savings accounts	78,934	1,097	1.39	51,686	898	1.74	35,548	853	2.40
Certificates of deposit	124,495	4,304	3.46	126,991	5,385	4.24	120,629	6,761	5.61

Total interest-bearing deposits	348,851	6,999	2.01	302,139	8,006	2.65	260,738	10,208	3.92
FHLB advances	11,313	319	2.82	1,575	33	2.12	269	10	3.72
Securities sold under agreements to repurchase	34,785	1,244	3.58	50,277	2,186	4.35	57,192	2,949	5.16
Subordinated debt	15,000	1,301	8.67	—	—	—	—	—	—
Preferred trust securities	—	—	—	15,000	1,301	8.67	15,000	1,301	8.67
Other borrowings	2,430	152	6.25	2,828	194	6.87	1,023	72	7.00

Total borrowings	63,528	3,016	4.75	69,680	3,714	5.33	73,484	4,331	5.89

Total interest-bearing liabilities	412,379	10,015	2.43	371,819	11,720	3.15	334,222	14,539	4.35

Noninterest-bearing liabilities	32,184			29,163			25,507

Total liabilities	444,563			400,982			359,729

Retained earnings	23,002			19,379			16,175

Total liabilities and retained earnings	$467,565			$420,361			$375,904

Net interest income		$12,501			$12,089			$9,208

Interest rate spread			2.79%			2.99%			2.57%
Net interest margin			2.90%			3.12%			2.68%
Average interest-earning assets to average interest- bearing liabilities	104.56%			104.23%			102.71%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2003 Compared to 2002			2002 Compared to 2001
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans receivable	$1,655	$(2,196)	$(541)	$3,065	$(1,418)	$1,647
Investment securities	745	(1,414)	(669)	(94)	(1,185)	(1,279)
Other interest-earning assets	44	(127)	(83)	53	(359)	(306)

Total interest-earning assets	2,444	(3,737)	(1,293)	3,024	(2,962)	62

Interest expense:
Deposits	1,116	(2,123)	(1,007)	1,454	(3,656)	(2,202)
FHLB advances	272	14	286	28	(5)	23
Securities sold under agreements to repurchase	(598)	(344)	(942)	(332)	(431)	(763)
Subordinated debt	—	—	—	—	—	—
Preferred trust securities	—	—	—	—	—	—
Other borrowings	(26)	(16)	(42)	123	(1)	122

Total interest-bearing liabilities	764	(2,469)	(1,705)	1,273	(4,093)	(2,820)

Net change in interest income	$1,680	$(1,268)	$412	$1,751	$(1,131)	$2,882

Provision for Loan Losses.

2003 vs. 2002. Provisions for loan losses increased to $360,000 for 2003 from $275,000 for 2002. The higher provision reflected a larger loan portfolio, including increased commercial mortgage and business loans, which carry a higher risk of default.

2002 vs. 2001. Provisions for loan losses increased to $275,000 for 2002 from $140,000 for 2001. The higher provision reflected a larger loan portfolio, including increased commercial mortgage and business loans.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

Other Income. The following table shows the components of other income and the percentage changes from year to year.

	2003	2002	2001	% Change 2003/2002	%Change 2002/2001
	(Dollars in thousands)
Service charges	$1,288	$1,050	$965	22.7%	8.8%
Net (loss) gain on sale of securities	—	(7)	29	N/M	N/M
Net gain on sale of mortgage loans	118	86	20	37.2	N/M
Other	720	790	696	(8.9)	13.5

Total	$2,126	$1,919	$1,710	10.8%	12.2%

2003 vs. 2002. Service charges increased due to fees from deposit services. In November 2002, we instituted an overdraft protection program, which has generated additional service charges. Net gain on the sale of loans increased due to a larger volume of sales of mortgage loans in the secondary market. The decrease in other income was the result of the decrease in the surrender value of bank-owned life insurance.

2002 vs. 2001. Service charges increased due to fees from deposit services. The loss on the sale of securities for 2002 compared to the gain for 2001 related primarily to securities called during the period. Net gain on the sale of loans increased due to a larger volume of mortgage loan sales in the secondary market. The increase in other income was the result of increases in the surrender value of bank-owned life insurance and various commission items.

Other Expense. The following table shows the components of other expense and the percentage changes from year to year.

	2003	2002	2001	% Change 2003/2002	%Change 2002/2001
	(Dollars in thousands)
Salaries and employee benefits	$5,840	$5,325	$4,665	9.7%	14.1%
Occupancy and equipment	2,075	2,011	1,874	3.2	7.3
FDIC deposit insurance	56	53	50	6.1	5.9
Advertising	385	430	371	(10.5)	16.0
Professional services	352	365	498	(3.6)	(26.7)
Supplies	238	231	213	2.9	8.5
Telephone	132	131	113	0.5	16.2
Postage	146	131	118	11.6	11.2
Charitable contributions	134	129	119	3.8	9.1
Insurance	116	113	84	4.5	35.6
All other	528	423	339	24.8	24.8

Total	$10,002	$9,342	$8,444	7.1%	10.6%

Efficiency ratio(1)	68.9%	67.1%	77.7%

(1)	Computed as other expense divided by the sum of net interest income and other income excluding securities gains (losses).

2003 vs. 2002. Total other expenses increased $660,000, or 7.1%, primarily as a result of increases in salaries and employee benefits and other miscellaneous expenses, partially offset by a decrease in advertising expenses. Salary and employee benefits increased due to salary increases, increased retirement plan expenses and increased insurance costs. The increase in other expenses was primarily due to increased costs associated with overdraft protection services on checking accounts. Advertising costs decreased because of larger expenditures in 2002 relating to the opening of a branch office in late 2001.

2002 vs. 2001. Total other expenses increased $898,000, or 10.6%, primarily as a result of increased salaries and employee benefits, occupancy and equipment expenses, advertising, insurance and other miscellaneous expenses, partially offset by a decrease in professional services expenses. Salary and employee benefits increased as a result of employees added to staff a new branch that opened in late 2001, salary increases and increased insurance costs. Occupancy and equipment expenses increased as a result of increases in data processing expenses, repair and maintenance and rent, partially offset by lower depreciation expense. The increase in insurance expenses was the result of industry-wide increases in premiums. The increase in other expenses was primarily due increased expenses associated with services related to municipal deposits and increases in various miscellaneous items. Expenses for professional services decreased due to lower consulting expenses.

Income Taxes.

2003 vs. 2002. The effective tax rate for 2003 was 36.4% compared to 39.6% for 2002. This reduction was primarily due to variations in state taxes relating to changes in the fair market value of available for sale securities.

2002 vs. 2001. The effective tax rate for 2002 was 39.6% compared to 35.6% for 2001. This increase was primarily due to variations in state taxes relating to changes in the fair market value of available for sale securities.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. Generally, when the loan becomes 60 days past due, we send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 30 days. Generally, when the loan becomes 90 days past due, we will commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Nonperforming assets totaled $7,000, or less than .01% of total assets, at June 30, 2004, which was a decrease of $399,000, from December 31, 2003. Nonaccrual loans accounted for all of nonperforming assets at June 30, 2004. At June 30, 2004, nonaccrual loans were comprised of $7,000 in consumer loans.

Nonperforming assets totaled $406,000, or 0.08% of total assets, at December 31, 2003, which was a decrease of $231,000, or 36.3%, from $637,000, or 0.15% of total assets, at December 31, 2002. Nonaccrual loans accounted for all of nonperforming assets at December 31, 2003 and 2002. At December 31, 2003, nonaccrual loans consisted of one commercial real estate loan in the amount of $337,000 and $69,000 in consumer loans. During the six months ended June 30, 2004, the non-performing commercial real estate loan was repaid in full. At December 31, 2002, nonaccrual loans consisted of $156,000 in real estate loans, one commercial real estate loan in the amount of $337,000, $41,000 in commercial business loans and $103,000 in consumer loans.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At June 30, 2004	At December 31,
		2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans:
Real estate - mortgage loans	$—	$337	$493	$101	$231	$696
Real estate - construction loans	—	—	—	—	—	—
Commercial	—	—	41	—	8	19
Consumer	7	69	103	14	29	23

Total	7	406	637	115	268	738

Accruing loans past due 90 days or more	—	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	7	406	637	115	268	738

Real estate owned	—	—	—	—	—	—
Other nonperforming assets	—	—	—	—	—	—

Total nonperforming assets	7	406	637	115	268	738

Troubled debt restructurings	—	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$7	$406	$637	$115	$268	$738

Total nonperforming loans to total loans	—%	0.13%	0.24%	0.05%	0.13%	0.40%
Total nonperforming loans to total assets	—%	0.08%	0.15%	0.03%	0.08%	0.21%
Total nonperforming assets and troubled debt restructurings to total assets	—%	0.08%	0.15%	0.03%	0.08%	0.21%

Other than disclosed in the above table, there are no other loans at June 30, 2004 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Interest income that would have been recorded for the six months ended June 30, 2004 and for the year ended December 31, 2003 had nonaccruing loans been current according to their original terms amounted to less than $1,000 and $52,000, respectively. No interest related to nonaccrual loans was included in interest income for the six months ended June 30, 2004 or the year ended December 31, 2003.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30, 2004	At December 31,
		2003	2002
	(In thousands)
Special mention assets	$136	$139	$243
Substandard assets	258	649	768
Doubtful assets	47	—	17
Loss assets	—	8	—

Total classified assets	$441	$796	$1,028

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002		2001
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate - mortgage loans	$318	$—	$382	$—	$262	$71	$248	$—
Real estate - construction loans	—	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	—	—
Consumer loans	44	28	36	24	31	25	43	30

Total	$362	$28	$418	$24	$293	$96	$291	$30

At each of the dates in the above table, delinquent mortgage loans consisted primarily of loans secured by residential real estate.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for certain impaired or collateral-dependent loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Certain Impaired or Collateral-Dependent Loans. We establish a allowance for certain impaired loans for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. At June 30, 2004 and December 31, 2003, no loans were considered impaired other than those collectively evaluated for impairment.

General Valuation Allowance on Certain Identified Problem Loans. We also establish a general allowance for classified loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated annually to ensure their relevance in the current economic environment.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

At June 30, 2004, our allowance for loan losses represented 0.41% of total gross loans. The allowance for loan losses increased from $1.1 million at December 31, 2003 to $1.3 million at June 30, 2004 due to the provision for loan losses of $180,000 offset by net charge-offs of $4,000. The provision for loan losses in the six months ended June 30, 2004 reflected continued growth of the loan portfolio, particularly the increases in one- to four-family mortgage loans, commercial construction loans and commercial business loans. There was no change in the loss factors used to calculate the allowance from December 31, 2003 to June 30, 2004.

At December 31, 2003, our allowance for loan losses represented 0.37% of total gross loans and 275% of nonperforming loans. The allowance for loan losses increased from $775,000 at December 31, 2002 to $1.1 million at December 31, 2003, due to the provision for loan losses of $360,000, offset by net charge-offs of $19,000. The provision for loan losses in 2003 reflected an increase in the size of the loan portfolio and the increased origination of commercial mortgage and business loans, which carry a higher risk of default than one- to four-family loans. There was no change in the loss factors used to calculate the allowance from December 31, 2002 to December 31, 2003.

At December 31, 2002, our allowance for loan losses represented 0.29% of total gross loans and 121% of nonperforming loans. The allowance for loan losses increased from $531,000 at December 31, 2001 to $775,000 at December 31, 2002 due to the provision for loan losses of $275,000, offset by net charge-offs of $31,000. The provision for loan losses in 2002 reflected an increase in the size of the loan portfolio and the increased origination of commercial mortgage and business loans. There was no change in the loss factors used to calculate the allowance from December 31, 2001 to December 31, 2002.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

				At December 31,
	At June 30, 2004			2003			2002
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate-mortgage loans	$774	59.9%	82.0%	$734	65.8%	84.3%	$507	65.4%	85.5%
Real estate-construction loans	106	8.2	3.9	80	7.2	3.3	42	5.5	2.6
Commercial	283	21.9	3.1	176	15.7	2.8	112	14.4	2.6
Consumer	128	9.9	11.0	126	11.3	9.6	114	14.7	9.3

Total allowance for loan losses	$1,292	100.0%	100.0%	$1,116	100.0%	100.0%	$775	100.0%	100.0%

	At December 31,
	2001			2000			1999
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate-mortgage loans	$308	58.0%	83.4%	$236	55.5%	80.1%	$200	51.6%	83.1%
Real estate-construction loans	37	6.9	2.9	27	6.3	3.1	6	1.5	0.7
Commercial	70	13.2	3.1	66	15.6	3.0	107	27.6	1.9
Consumer	117	21.9	10.6	96	22.6	13.8	75	19.3	14.3

Total allowance for loan losses	$531	100.0%	100.0%	$425	100.0%	100.0%	$389	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Allowance at beginning of period	$1,116	$775	$775	$531	$425	$389	$365

Provision for loan losses	$180	$180	$360	$275	$140	$63	$40
Charge offs:
Real estate-mortgage loans	—	—	—	—	7	—	—
Real estate-construction loans	—	—	—	—	—	—	—
Commercial loans	—	—	8	1	4	19	—
Consumer loans	8	9	12	37	26	10	18

Total charge-offs	8	9	20	38	37	29	18

Recoveries:
Real estate-mortgage loans	—	—	—	—	—	—	—
Real estate-construction loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	—
Consumer loans	4	1	1	7	3	2	2

Total recoveries	4	1	1	7	3	2	2

Net charge-offs	4	8	19	31	34	27	16

Allowance at end of period	$1,292	$947	$1,116	$775	$531	$425	$389

Allowance to nonperforming loans	N/M	165.16%	275.21%	121.68%	3852.14%	158.54%	52.59%
Allowance to total loans outstanding at the end of the period	0.41%	0.33%	0.37%	0.29%	0.22%	0.21%	0.21%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.01%	0.01%	0.02%	0.01%	0.01%

In recent years, our net charge-offs have been low, with most charge-offs relating to consumer loans. The rising value of real estate in our market area has been the primary reason for the absence of charged-off real estate loans.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. We have adopted an interest rate risk action plan pursuant to which we manage our interest rate risk. Under this plan, we have: periodically sold fixed-rate mortgage loans; extended the maturities of our borrowings; increased commercial lending, which emphasizes the origination of shorter term, prime-based loans; emphasized the generation of core deposits, which provides a more stable, lower cost funding source; and structured our investment portfolio to include more liquid securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of both the board of directors and management, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Net Interest Income Simulation Analysis. We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next twelve and twenty-four month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at June 30, 2004 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn effect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income only for Ocean City Home Bank. The interest income and expense related to the assets and liabilities of Ocean Shore Holding area not included in this analysis.

	At June 30, 2004 Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
200 basis point increase in rates	-0.43%	3.01%
100 basis point decrease in rates	-2.24%	-9.62%

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 100 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate.

The 200 and 100 basis point change in rates in the above table is assumed to occur evenly over the following twelve months. Based on the scenario above, net interest income would be adversely affected (within our internal guidelines) in the twelve month period if rates rose by 200 basis points, but would be positively affected in the twenty-four month period. The reason for the increase in the twenty-four month period is that maturing short-term securities could be reinvested at the higher prevailing rates assumed by the analysis. In addition, if rates declined by 100 basis points net interest income would be adversely affected (within our internal guidelines) in both the twelve and twenty-four month periods.

Net Portfolio Value Analysis. In addition to a net interest income simulation analysis, we use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2004 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300 bp	$38,982	(16,974)	(30)%	8.21%	(300	)bp
200	45,249	(10,706)	(19)	9.36	(185)
100	51,562	(4,394)	(8)	10.48	(73)
0	55,956	—	—	11.21	—
(100)	53,841	(2,114)	(4)	10.76	(45)

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of New York. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $45.6 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $109.4 million at June 30, 2004. In addition, at June 30, 2004, we had the ability to borrow a total of approximately $190.6 million from the Federal Home Loan Bank of New York, which included available overnight lines of credit of $42.9 million. On that date, we had no overnight advances outstanding.

At June 30, 2004, we had $26.4 million in loan commitments outstanding, which included $7.9 million in undisbursed construction loans, $14.9 million in unused home equity lines of credit and $3.7 million in commercial lines of credit. Certificates of deposit due within one year of June 30, 2004 totaled $56.8 million, or 49.8% of certificates of deposit. The large percentage of certificates of deposits that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of June 30, 2004.

		Payments due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
	(In thousands)
Long-term debt obligations	$47,112	$—	$5,000	$9,648	$32,464
Operating lease obligations(1)	556	68	144	158	186

Total	$47,668	$68	$5,144	$9,806	$32,650

(1)	Payments are for lease of real property.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts, Federal Home Loan Bank advances and reverse repurchase agreements. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit and commercial banking relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002	2001
	(In thousands)
Investing activities:
Loan originations	$59,318	$142,911	$120,725	$101,596
Securities purchased	26,637	125,940	104,860	33,948

Financing activities:
Increase in deposits	$20,573	$43,637	$53,675	$40,282
Increase in FHLB advances	—	—	5,000	1,100
Decrease in securities sold under agreements to repurchase	(480)	(1,920)	(16,140)	(6,230)

Capital Management. As a wholly-owned subsidiary of a mutual holding company, we have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2004, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 13 of the notes to the consolidated financial statements.

Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the stock-based benefit plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 12 of the notes to the consolidated financial statements.

For the six months ended June 30, 2004 and the year ended December 31, 2003, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. Interpretation No. 45 requires a guarantor to recognize, at the inception of a guarantee a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of Interpretation No. 45 were effective on a prospective basis after December 31, 2002, and its adoption on January 1, 2003 has not had a significant effect on our consolidated financial statements.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of expected losses, will receive a majority of expected residual loss, will receive a majority of expected residual returns, or both. Transfers to qualified special-purpose entities and certain other interests in a qualified-special purpose entity are not subject to the requirements of FIN 46. On December 17, 2003, the Financial Accounting Standards Board revised Interpretation No. 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004. For special-purpose entities, however, FIN 46 was required to be applied as of December 31, 2003. Historically, issuer trusts that issued preferred trust securities have been consolidated by their parent companies. Applying the provisions of FIN 46R, we deconsolidated our issuer trust as of December 31, 2003. The adoption of FIN 46 and FIN 46R did not have a material effect on our consolidated financial statements.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on our consolidated financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement had no effect on our consolidated financial statements.

In December 2003, the Financial Accounting Standards Board revised Statement of Financial Accounting Standards No. 132 “Employers’ Disclosures about Pensions and Postretirement Benefits.” This revised Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. This Statement had no effect on our consolidated financial statements.

In March 2004, the Emerging Issues Task Force ratified Issue No. 03-1, AThe Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments@ (EITF 03-1). EITF 03-1 provides guidance on the recognition and measurement of other-than-temporary impairments of debt and equity investments and requires certain disclosures related to unrealized losses. The recognition and measurement provisions of EITF 03-1 are effective for reporting periods beginning after June 15, 2004. The adoption of EITF 03-1 will not have a material impact on our consolidated financial statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The boards of directors of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank are each composed of eight members who are elected for terms of three years, approximately one-third of whom are elected annually. The same individuals comprise the boards of directors of all three companies. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Brady who is one of our executive officers. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2004.

Mr. Ford was appointed to the board of directors in May 2004 to serve until the next annual meeting of stockholders. At that time, we expect that Mr. Ford will be nominated for a term ending in 2006 or 2007 so that each class of directors will be as equal as possible.

The following directors have terms ending in 2005:

Sylva A. Bertini retired as Vice President of Ocean City Home Bank in March 2000. Age 68. Director since 2000.

John L. Van Duyne is an officer and owner of Van Duyne Builders, Inc. Mr. Van Duyne is also an officer of Van Duyne & Bruin, LLC. Age 51. Director since 1999.

Christopher J. Ford is a scout for the Philadelphia 76’ers basketball team. He served as the Philadelphia 76’ers interim head basketball coach from February 2004 until April 2004 and as an assistant coach from July 2003 until February 2004. Mr. Ford was the head coach for the Brandeis University men’s basketball team from October 2000 until June 2004. Mr. Ford was the head basketball coach for the Los Angeles Clippers from January 1999 until February 2000. He also has served as head coach of the Boston Celtics and the Milwaukee Bucks and had a 10-year career as a player in the NBA. Director since 2004. Age 55.

Roy Gillian is the owner and Chairman of Gilamco, Inc., an amusement pier in Ocean City, New Jersey. Age 74. Director since 1970.

The following directors have terms ending in 2006:

Frederick G. Dalzell, MD is an orthopedic surgeon at Atlantic Shore Orthopedic Associates. Age 52. Director since 2000.

Robert A. Previti is the school superintendent for the Brigantine Board of Education. Age 50. Director since 2000.

The following directors have terms ending in 2007:

Samuel R. Young is the owner and president of Tilton Fitness Management, which develops, owns and operates commercial and hospital-affiliated health and fitness clubs. Mr. Young is also officer in the United States Navy Reserves. Age 44. Director since 2004.

Steven E. Brady has been the President and Chief Executive Officer of Ocean City Home Bank since 1991 and the President of OC Financial MHC and Ocean Shore Holding since their formation in 1998. Age 51. Director since 1991.

Executive Officers

The Board of Directors annually elects the executive officers of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank, who serve at the Board’s discretion. Our executive officers are:

Name	Position
Steven E. Brady	President and Chief Executive Officer of Ocean Shore Holding, OC Financial MHC and Ocean City Home Bank

Anthony J. Rizzotte	Executive Vice President of Ocean Shore Holding and OC Financial MHC and Executive Vice President and Chief Lending Officer of Ocean City Home Bank

Janet Bossi	Senior Vice President of Loan Administration of Ocean City Home Bank

Kim Davidson	Senior Vice President of Business Development of Ocean City Home Bank

Paul Esposito	Senior Vice President of Marketing of Ocean City Home Bank

Donald F. Morgenweck	Senior Vice President of OC Financial MHC and Senior Vice President and Chief Financial Officer of Ocean Shore Holding and Ocean City Home Bank

Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for at least the last five years. Ages presented are as of June 30, 2004.

Anthony J. Rizzotte has been Executive Vice President and Chief Lending Officer of Ocean City Home Bank and Vice President of Ocean Shore Holding and OC Financial MHC since 1991. Mr. Rizzotte was named Executive Vice President of Ocean Shore Holding and OC Financial MHC in 2004. Age 49.

Janet Bossi has been the Senior Vice President of Loan Administration of Ocean City Home Bank since 2002. Prior to becoming a senior vice president, Ms. Bossi was a vice president of Ocean City Home Bank. Age 38.

Kim Davidson has been the Senior Vice President of Business Development of Ocean City Home Bank since 2001. Prior to becoming a senior vice president, Ms. Davidson was a vice president of Ocean City Home Bank. Age 43.

Paul Esposito has been the Senior Vice President of Marketing of Ocean City Home Bank since 1999. Prior to becoming a senior vice president, Mr. Esposito was a vice president of Ocean City Home Bank. Age 54.

Donald F. Morgenweck has been Senior Vice President and Chief Financial Officer of Ocean City Home Bank and Vice President of OC Financial MHC and Ocean Shore Holding since March 2001. Mr. Morgenweck was named Senior Vice President and Chief Financial Officer of OC Financial MHC and Ocean Shore Holding in 2004. Prior to joining Ocean City Home Bank, Mr. Morgenweck was a Vice President at Summit Bank. Age 50.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2003, the board of directors of Ocean Shore Holding met twice and the Board of Directors of Ocean City Home Bank met 12 times. Our board of directors has standing Audit, Compensation and Nominating/Corporate Governance Committees, among others.

The Audit Committee, currently consisting of Mrs. Bertini and Messrs. Dalzell, Ford, Gillian, Previti, Van Duyne and Young, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors has not designated an audit committee financial expert under the rules of the Securities and Exchange Commission. This committee met four times during the year ended December 31, 2003.

The Compensation Committee, currently consisting of Mrs. Bertini and Messrs. Dalzell, Ford, Gillian, Previti, Van Duyne and Young, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. This committee met twice during the year ended December 31, 2003.

The Nominating/Corporate Governance Committee, currently consisting of Mrs. Bertini and Messrs. Dalzell, Ford, Gillian, Previti, Van Duyne and Young, is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance polices and procedures. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. This committee met once in 2003 to nominate the individuals for election at the 2004 annual meeting.

Each of the committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

In addition, the board of directors of Ocean City Home Bank has Technology, Asset Classification/Compliance and Budget Committees.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Ocean Shore Holding has also adopted several policies to govern the activities of both Ocean Shore Holding and Ocean City Home Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and of the chief executive officer.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each non-employee director of Ocean City Home Bank, other than the Chairman and the Vice-Chairman, receives an annual retainer of $18,000. The Chairman of the Board of Directors receives an annual retainer of $25,000 and the Vice-Chairman receives an annual retainer of $24,000. Each non-employee director of Ocean City Home Bank receives $700 for each board meeting attended and $300 for each committee meeting attended. Each director also receives reimbursement of up to $2,000 in annual health care expenses or a $1,000 incentive payment if no reimbursement is required. During 2003, each director received a bonus of $2,000.

Neither Ocean Shore Holding nor OC Financial MHC pays any fees to its directors.

Director Deferred Compensation Plan. We maintain a plan that provides directors with the opportunity to defer all or a portion of the board fees earned until the director terminates service with the board. Interest is paid on director deferrals in accordance with the terms of the plan and participating directors are always 100% vested in their account balances. Participating directors may elect to receive their benefits in installments or a lump sum payment. In the event a director dies prior to receipt of his or her benefit, the director’s beneficiary will receive the director’s entire deferred account balance as of his or her date of death. Such benefit shall be paid in the form elected by the director before his or her death.

Director and Executive Life Insurance Plan. In 2003, we established a benefit plan for the purpose of providing participating officers and directors with death benefits for their designated beneficiaries. Under the terms of the plan, we are the owner of several life insurance polices under which participating officers and directors are insured. All participating directors are entitled to a $50,000 lump sum death benefit. In the event a participant’s employment is terminated due to disability (as defined in the plan) or terminated within two years of a change in control or on or after attainment of early retirement age, we agree to maintain the insurance policies in full force and effect for the benefit of the participants. Participation in the plan ceases immediately upon termination for cause (as defined in the plan), termination prior to early retirement for reasons other than disability or following a change in control or upon actively working for a new employer following termination due to disability.

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and other executive officers who received salary and bonus totaling $100,000 or more during the year ended December 31, 2003.

	Annual Compensation(1)(2)			All Other Compensation(3)
Name and Position	Year	Salary	Bonus
Steven E. Brady President and Chief Executive Officer	2003	$273,000	$49,000	$19,900

Anthony J. Rizzotte Executive Vice President	2003	$165,500	$29,000	$13,898

Paul Esposito Senior Vice President of Ocean City Home Bank	2003	$95,000	$7,000	$7,363

Donald Morgenweck Senior Vice President and Chief Financial Officer	2003	$95,000	$7,000	$8,535

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than 10% of the total annual salary and bonus reported.
(2)	Compensation information for 2002 and 2001 has been omitted as Ocean Shore Holding was neither a public company nor a subsidiary of a public company at that time.
(3)	Includes employer contributions under the Ocean City Home Bank’s Profit Sharing and 401(k) Plan of $6,000, $5,623, $2,613 and $3,785 for Messrs. Brady, Rizzotte, Esposito and Morgenweck, respectively, and earnings under Ocean City Home Bank’s Deferred Compensation Plan of $13,900, $8,275, $4,750 and $4,750 for Messrs. Brady, Rizzotte, Esposito and Morgenweck, respectively.

Employment Agreements. Upon completion of the offering, we will enter into an employment agreement with Steven E. Brady. The employment agreement is intended to ensure that we will be able to maintain a stable and competent management base after the offering. Our continued success depends to a significant degree on the skills and competence of Mr. Brady.

The employment agreement will provide for a three-year term. The term of the employment agreement will be extended on an annual basis unless written notice of non-renewal is given by our board of directors. The employment agreement provides that Mr. Brady’s base salary will be reviewed annually. The base salary that will be effective for such employment agreement will be $325,000 for Mr. Brady. In addition to the base salary, the employment agreement will provide for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreement provides for termination for cause, as defined in the employment agreement, at any time. If we choose to terminate the executive’s employment for reasons other than for cause, or if the executive resigns after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any of our employee benefit plans during the remaining term of the employment agreement. We would also continue and/or pay for Mr. Brady’s life, health and dental coverage for the remaining term of the employment agreement. In the event we terminate Mr. Brady’s employment for reasons other than a change in control, he must adhere to a one-year non-competition agreement. In the event Mr. Brady voluntarily terminates employment under circumstances that would not constitute Good Reason (as defined in the agreement) he would be subject to a four-month non-competition agreement during which he would be entitled to receive his base salary.

Under the employment agreement, if voluntary (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of Ocean Shore Holding or Ocean City Home Bank, Mr. Brady or, if he dies, his beneficiary, would be entitled to a severance payment equal to 2.99 times the average of the five preceding taxable years’ annual compensation. We would also continue the benefits Mr. Brady has received under our retirement programs in which he participated before a change in control and under any health, life or disability coverage for 36 months. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount. Mr. Brady will not be entitled to receive an excess parachute payment under his employment agreement. If a change in control occurred, and Mr. Brady’s employment was terminated, the total payments due under his agreement based solely on cash compensation and excluding benefits that would be payable under any employee benefit plans, would equal approximately $806,403.

All reasonable costs and legal fees paid or incurred by Mr. Brady in any dispute or question of interpretation relating to the employment agreement will be paid by us if Mr. Brady is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that we will indemnify Mr. Brady to the fullest extent legally allowable.

Change in Control Agreements. Upon completion of the offering, Ocean City Home Bank will enter into change in control agreements with Anthony Rizzotte, Paul Esposito, Donald Morgenweck and two other senior officers. The change in control agreements will have an initial three-year (Mr. Rizzotte) or two-year term (other officers) and are renewable by the Board of Directors for an additional year on an annual basis. If, following a change in control of Ocean Shore Holding or Ocean City Home Bank, an officer who is a party to an agreement is terminated without cause, or the officer voluntarily resigns upon the occurrence of circumstances specified in the agreements, the officer will receive a severance payment under the agreements equal to three (Mr. Rizzotte) or two (other officers) times the officer’s average annual compensation for the five most recent taxable years. We will also continue health and welfare benefit coverage for 24 months following termination of employment. If a change in control of Ocean Shore Holding and Ocean City Home Bank occurred, and Ocean City Home Bank terminated the officers with change in control agreements, the total payments due under the agreements, based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plans, would equal approximately $1.1 million.

Employee Change in Control Severance Plan. In connection with the offering, we adopted the Ocean City Home Bank Employee Change in Control Severance Plan to provide benefits to eligible employees upon a change in control of Ocean Shore Holding or Ocean City Home Bank. Eligible employees are those with a minimum of one year of service with us. Generally, any employee, other than officers who will enter into separate employment and change in control agreements with us, will be eligible to participate in the severance plan. A participant will be entitled to a severance benefit, if, following a change in control of Ocean Shore Holding or Ocean City Home Bank, the participant: (i) involuntarily terminates employment with us for reasons other than cause, or for declining a comparable position (as defined in the plan), or (ii) terminates employment with us after being offered a position with the successor employer that is not comparable. The severance benefit provided under the plan is equal to the product of a participant’s years of service with us from his or her date of hire through the termination date and (ii) one month’s base compensation. Under the terms of the plan, no eligible participant will receive a severance benefit less than one month’s base compensation or more than 199% of his or her base compensation. Based solely on 2003 cash compensation and assuming that a change in control had occurred at December 31, 2003, and all eligible employees were terminated, the maximum aggregate payment due under the severance plan would be approximately $1.7 million.

Benefit Plans

401(k) Savings Plan. We maintain the Ocean City Home Bank Savings and Investment Plan, a tax-qualified defined contribution plan, for substantially all employees of Ocean City Home Bank who have attained age 18. Eligible employees may contribute from 1% to 15% of their compensation to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2004, the limit is $13,000; provided, however, that participants over age 50 may contribute an additional $3,000 per year. Under the plan, we may make matching contributions to participants’ accounts, however, matching contributions will not be made with respect to elective deferrals in excess of 8% of a participant’s compensation. Participants vest in their matching contributions (if any) at a rate of 20% per year over a five year period. Participants are always 100% vested in their salary deferrals. The plan also permits us to make profit sharing contributions. The board of directors will determine each year the amount, if any, which will be contributed to the plan in the form of profit sharing contributions. In order to be eligible to receive a profit sharing contribution, participants must generally be employed as of the last day of the plan year. Participants vest in their profit sharing contributions (if any) at a rate of 20% per year over a five year period.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. Following the offering, the plan will add an additional investment alternative, the Ocean Shore Holding Stock Fund. The Ocean Shore Holding Stock Fund will permit participants to invest up to 100% of their deferrals in Ocean Shore Holding common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the stock fund trustee on the voting of shares purchased for their plan accounts. Dividends paid on shares held in the stock fund will be used to purchase additional shares.

Employee Stock Ownership Plan. In connection with the offering, our board of directors has adopted an employee stock ownership plan for eligible employees of Ocean City Home Bank. Eligible employees who have attained age 18 and are employed by us as of the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of Ocean City Home Bank who have completed 500 hours of service during a consecutive twelve month period and attained age 18 will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements.

It is anticipated that we will engage an independent third party trustee to purchase on behalf of the employee stock ownership plan 3.99% of the total number of outstanding shares of Ocean Shore Holding, which includes shares issued to OC Financial MHC offering and contributed to Ocean City Home Charitable Foundation (224,717, 264,373, 304,029 and 349,633 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase in the offering through a loan from Ocean Shore Holding. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Ocean City Home’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated fifteen-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

In any plan year, Ocean City Home Bank may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Ocean Shore Holding. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions. Ocean City Home Bank’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

Participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with Ocean City Home Bank over a five-year period. Credits for prior service will be given to reward long-term employees. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. We expect to receive a favorable determination letter, but cannot guarantee that we will.

Supplemental Executive Retirement Plan. We have adopted the Ocean City Home Bank Supplemental Executive Retirement Plan, which will be implemented upon consummation of the offering with an effective date of January 1, 2004. This plan provides restorative payments to executives designated by the board of directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) Plan. Our board of directors has designated Mr. Brady to participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) plan due to the legal limitations imposed on tax-qualified plans. In addition to providing for benefits lost under the employee stock ownership plan and 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a Change in Control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon such an event, the supplemental executive retirement plan will provide the participant with a benefit equal to what the participant would have received under the employee stock ownership plan had he remained employed throughout the term of the employee stock ownership plan loan, less the benefits actually provided under the employee stock ownership plan on behalf of such participant.

Executive Incentive Retirement Plan. Our Executive Incentive Retirement Plan is a non-qualified deferred compensation plan that provides for the award of cash bonuses on a deferred basis. A deferral bonus can be expressed as a percentage of a participant’s cash compensation or as otherwise determined by our board of directors. For any plan year, a participant’s deferral bonus is determined by reference to the attainment of criteria established by our board of directors on an annual basis. The performance criteria relates to our financial performance and is subject to adjustment for extraordinary items to the extent deemed appropriate by the board of directors. Current plan participants vest in their deferral bonus account after five years of service. However, the plan provides for accelerated vesting in the event of death or disability or upon the occurrence of a change in control. Upon termination of service for reasons other than death, disability, cause or following a change in control, participants will receive the vested portion of their deferral bonus in accordance with the distribution elections provided for in the plan.

Salary Continuation Agreements. We have entered into salary continuation agreements with Messrs. Brady and Rizzotte to provide the executives with additional compensation at retirement or upon termination of employment by reason of death or disability. Under the terms of the each executive’s agreement, Mr. Brady and Mr. Rizzotte will be entitled to an annual benefit of $221,831 and $114,489, respectively, upon the earlier of the following events: (1) termination of employment due to a disability; (2) termination of employment before age 60 following a change in control; or (3) normal retirement at or after age 60. The executives’ beneficiaries will receive the annual benefits in the event the executives die during active service with Ocean City Home Bank. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries. In the event Messrs. Brady or Rizzotte terminate employment before their normal retirement date for reasons other than death, disability or cause, the annual benefits under the agreements will be reduced proportionately. If an executive is entitled to receive benefits under a split dollar life insurance agreement with us, no death benefits will be paid under the salary continuation agreements. The agreements constitute an unfunded and unsecured obligation of Ocean City Home Bank, however, in the event Messrs. Brady or Rizzotte terminate employment by reason of a disability prior to normal retirement, we will fund a contingent disability trust in an amount that had been or should have been accrued by us to fund the executives’ disability benefits.

Split Dollar Life Insurance Agreements. In 2002, we entered into split-dollar life insurance agreements with Messrs. Brady and Rizzotte. The agreements provide each executive’s beneficiary with a cash payment in the event the executive dies while employed by us. Under the terms of the agreements, we are the owner of several life insurance policies under which Messrs. Brady and Rizzotte are insured. We pay all the premiums on the life insurance policies. Upon the death of Messrs. Brady or Rizzotte, or upon liquidation of the cash surrender value of the policies, we will recover all of the payments we made with respect to the policies and the executives’ beneficiaries will receive the remaining proceeds from the life insurance policies.

Director and Executive Life Insurance Plan. If a participating officer dies while actively employed by Ocean City Home Bank, the death benefit under the plan will equal three times the participant’s base annual salary, less any group term life insurance benefit payable at the time of the officer’s death. If a participating officer dies following termination of employment, but during the window period in which the officer is entitled to a post-termination benefit, the participating officer will receive a death benefit equal to two times the officer’s annual base salary upon termination of employment. In the event a participant’s employment is terminated due to disability (as defined in the plan) or terminated within two years of a change in control or on or after attainment of early retirement age, we agree to maintain the insurance policies in full force and effect for the benefit of the participants. Participation in the plan ceases immediately upon termination for cause (as defined in the plan), termination prior to early retirement for reasons other than disability or following a change in control or upon actively working for a new employer following termination due to disability. Messrs. Brady and Rizzotte do not participate in this plan.

Future Stock-Based Incentive Plan. Following the offering, we plan to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options equal to 4.99% of the total shares issued in the offering, including shares issued to OC Financial MHC and contributed to the charitable foundation, and a number of shares of restricted stock equal to 1.99% of the total shares issued in the offering. Therefore, the number of shares reserved under the plan will range from 393,114 shares, assuming 2,465,000 shares are sold in the offering, to 611,610 shares, assuming 3,835,250 shares are sold in the offering.

We may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Ocean Shore Holding common stock. The acquisition of additional authorized, but unissued, shares by the stock-based incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but Ocean Shore Holding may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Ocean Shore Holding.

We will submit the stock-based incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan.

Transactions with Ocean City Home Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Ocean City Home Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Ocean City Home Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Ocean City Home Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans to our officers and directors was $4.5 million at June 30, 2004, or approximately 9.2% of pro forma stockholders’ equity assuming that 2,900,000 shares are sold in the offering. These loans were performing according to their original terms at June 30, 2004.

Indemnification for Directors and Officers

Our bylaws provide that we will indemnify all of our officers, directors and employees to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 26% of the shares sold in the offering to persons other than OC Financial MHC. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. Based on the proposed purchases listed below, no director or officer would own more than 1% of our outstanding shares following completion of the offering. All directors and officers as a group would own 2.6% of our outstanding shares at the minimum of the offering range and 1.9% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Sylva A. Bertini	10,000	$100,000
Frederick G. Dalzell, MD	20,000	200,000
Roy Gillian	20,000	200,000
Robert Previti	8,000	80,000
John Van Duyne	10,000	100,000
Samuel Young	15,000	150,000
Christopher J. Ford	5,000	50,000
Steven E. Brady	20,000	200,000
Anthony J. Rizzotte	9,000	90,000
Janet Bossi	5,000	50,000
Kim Davidson	6,000	60,000
Paul Esposito	2,000	20,000
Donald F. Morgenweck	15,000	150,000

All directors and executive officers as a group (13 persons)	145,000	$1,450,000

Regulation and Supervision

General

Ocean City Home Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Ocean City Home Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Ocean City Home Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Ocean City Home Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Ocean Shore Holding, OC Financial MHC and Ocean City Home Bank and their operations. Ocean Shore Holding and OC Financial MHC, as savings and loan holding companies, are required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Ocean Shore Holding will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Ocean City Home Bank, Ocean Shore Holding and OC Financial MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Ocean City Home Bank, Ocean Shore Holding and OC Financial MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Ocean City Home Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institution to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2004, the Bank met each of these capital requirements. See note 13 of the consolidated financial statements included in this prospectus.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business—Lending Activities—Loans to One Borrower.”

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Ocean City Home Bank, it is a subsidiary of a holding company. If Ocean City Home Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of June 30, 2004, Ocean City Home Bank maintained 85.5% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits Ocean City Home Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Ocean Shore Holding Co., OC Financial MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Ocean City Home Bank’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Ocean City Home Bank may make to insiders based, in part, on Ocean City Home Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management—Transactions with Ocean City Home Bank.”

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Ocean City Home Bank is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Ocean City Home Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the four quarters ended June 30, 2004, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.55 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Ocean City Home Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Ocean City Home Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Ocean City Home Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Ocean City Home Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2004 of $3.1 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Ocean City Home Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Holding Company Regulation

General. Ocean Shore Holding and OC Financial MHC are savings and loan holding companies within the meaning of federal law. As such, they are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision has enforcement authority over Ocean Shore Holding and OC Financial MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Ocean City Home Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as OC Financial MHC, may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings association in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

If the savings association subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings association’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will continue in place after the proposed offering. Ocean Shore Holding is the stock holding company subsidiary of OC Financial MHC. Ocean Shore Holding is permitted to engage in activities that are permitted for OC Financial MHC subject to the same restrictions and conditions.

Waivers of Dividends by OC Financial MHC. Office of Thrift Supervision regulations require OC Financial MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Ocean Shore Holding. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that OC Financial MHC will waive dividends that Ocean Shore Holding may pay, if any.

Conversion of OC Financial MHC to Stock Form. Office of Thrift Supervision regulations permit OC Financial MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Ocean Shore Holding, OC Financial MHC’s corporate existence would end, and certain depositors of Ocean City Home Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than OC Financial MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than OC Financial MHC own the same percentage of common stock in the new holding company as they owned in Ocean Shore Holding immediately before conversion. The total number of shares held by stockholders other than OC Financial MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Ocean Shore Holding has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Ocean Shore Holding common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Ocean Shore Holding will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Ocean Shore Holding may be resold without registration. Shares purchased by an affiliate of Ocean Shore Holding will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Ocean Shore Holding meets the current public information requirements of Rule 144, each affiliate of Ocean Shore Holding that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Ocean Shore Holding, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Ocean Shore Holding may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies and changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT ACT significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT ACT provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Ocean City Home Bank are subject to state usury laws and federal laws concerning interest rates. Ocean City Home Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Ocean City Home Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2000. For its 2003 year, Ocean City Home Bank’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve.

A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $2.4 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Ocean City Home Bank makes a “non-dividend distribution” to Ocean City Home Bank as described below.

Distributions. If Ocean City Home Bank makes “non-dividend distributions” to Ocean Shore Holding, the distributions will be considered to have been made from Ocean City Home Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Ocean City Home Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Ocean City Home Bank’s taxable income. Non-dividend distributions include distributions in excess of Ocean City Home Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Ocean City Home Bank’s current or accumulated earnings and profits will not be so included in Ocean City Home Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Ocean City Home Bank makes a non-dividend distribution to Ocean Shore Holding, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Ocean City Home Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Ocean City Home Bank, Ocean Shore Holding and Ocean Financial MHC are subject to New Jersey’s Corporation Business Tax at the rate of 9% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Stock Offering

The board of directors of Ocean Shore Holding has approved the plan of stock issuance. The Office of Thrift Supervision also has conditionally approved the plan of stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of stock issuance by such agency.

General

On July 21, 2004, the board of directors of Ocean Shore Holding unanimously adopted the plan of stock issuance, pursuant to which Ocean Shore Holding will offer up to 49.9% of its common stock to qualifying depositors of Ocean City Home Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Ocean Shore Holding and Ocean City Home Bank, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Ocean Shore Holding from the sale of the common stock. If the offering is terminated, Ocean City Home Bank would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of stock issuance, subject to the fulfillment of certain conditions.

The following is a brief summary of the pertinent aspects of the offering. A copy of the plan of stock issuance is available from Ocean City Home Bank upon request and is available for inspection at the offices of Ocean City Home Bank and at the Office of Thrift Supervision. The plan of stock issuance is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Offering

After considering the advantages and disadvantages of the offering, the boards of directors of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank unanimously approved the offering as being in the best interests of Ocean Shore Holding, Ocean City Home Bank, OC Financial MHC and its members. The boards of directors concluded that the offering offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the offering.

The offering will result in the raising of additional capital, which will support our future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including giving us the ability to use stock as a form of merger consideration. Since we will not be offering all of our common stock for sale in the offering, the minority stock issuance will result in less capital raised in comparison to a full mutual-to-stock conversion. Therefore, the minority stock issuance permits us to control the amount of capital being raised and enables us to deploy the proceeds of the offering more prudently, while at the same time enabling us to continue to grow our lending and investment activities. We will be able to raise additional capital in the future in connection with a “second-step” conversion of OC Financial MHC to stock form.

The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the offering considered by the boards of directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market, the inability of stockholders other than OC Financial MHC to obtain majority ownership of Ocean Shore Holding and Ocean City Home Bank, which may result in the perpetuation of our management and board of directors, and that new forms of corporate ownership and regulatory policies relating to the mutual holding company structure may be adopted from time to time which may have an adverse impact on stockholders other than OC Financial MHC.

A majority of our voting stock will be owned by OC Financial MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. OC Financial MHC will be able to elect all of the members of Ocean Shore Holding’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than OC Financial MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that OC Financial MHC will not take action adverse to the interests of other stockholders. For example, OC Financial MHC could prevent the sale of control of Ocean Shore Holding or defeat a candidate for the board of directors of Ocean Shore Holding or other proposals put forth by stockholders.

This offering does not preclude the conversion of OC Financial MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, OC Financial MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary– Possible Conversion of OC Financial MHC to Stock Form.”

Effect on Liquidation Rights. Upon a complete liquidation of Ocean City Home Bank, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Ocean City Home Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Ocean City Home Bank above that amount. Instead, the holder of Ocean City Home Bank’s common stock (i.e., Ocean Shore Holding) would be entitled to any assets remaining upon a liquidation of Ocean City Home Bank.

Upon a complete liquidation of Ocean Shore Holding, the stockholders of Ocean Shore Holding, including OC Financial MHC, would be entitled to receive the remaining assets of Ocean Shore Holding, following payment of all debts, liabilities and claims of greater priority of or against Ocean Shore Holding.

Upon a complete liquidation of OC Financial MHC, all depositors of Ocean City Home Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of OC Financial MHC remaining after payment of all debts and claims of creditors.

There are no plans to liquidate Ocean City Home Bank, Ocean Shore Holding or OC Financial MHC in the future.

Material Income Tax Consequences

In connection with the stock offering we have received an opinion of counsel with respect to federal tax laws, and an opinion with respect to New Jersey tax laws, that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Muldoon Murphy Faucette & Aguggia LLP has issued an opinion to us that, for federal income tax purposes:

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Ocean Shore Holding to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

We have also received an opinion from Deloitte & Touche LLP, that, assuming the stock offering does not result in any federal income tax liability to Ocean City Home Bank, its account holders, or Ocean Shore Holding, implementation of the plan of stock issuance will not result in any New Jersey income tax liability to those entities or persons.

The opinions of Muldoon Murphy Faucette & Aguggia LLP and Deloitte & Touche LLP are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	Persons with deposits in Ocean City Home Bank with balances aggregating $50 or more (“qualifying deposits”) as of June 30, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings, time, and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Ocean City Home Bank as of September 30, 2004 (“supplemental eligible account holders”), other than our officers, directors and their associates.

•	Depositors of Ocean City Home Bank as of [October 31, 2004], who are not eligible or supplemental eligible account holders and borrowers of Ocean City Home Bank who had loans outstanding on April 22, 1998 that continue to be outstanding as of [October 31, 2004] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance. See “—Limitations on Purchases of Shares.”

All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than OC Financial MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Ocean City Home Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Ocean City Home Bank in the one year period preceding June 30, 2003.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering to persons other than OC Financial MHC. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.99% of the shares issued in the offering, including shares issued to OC Financial MHC and contributed to Ocean City Home Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of stock issuance. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering to persons other than OC Financial MHC. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than OC Financial MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1% of the total offering of common stock issued to persons other than OC Financial MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [October 31, 2004] or each loan from Ocean City Home Bank that was outstanding on April 22, 1998 that continues to be outstanding on [October 31, 2004]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of stock issuance, will terminate at 12:00 Noon, Eastern time, on [DATE 1]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Atlantic and Cape May Counties, New Jersey; and

•	Other persons to whom we deliver a prospectus.

We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). See “—How We Determined the Offering Range and the $10.00 Purchase Price.” We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our stock information center and Sandler O’Neill. All prospective purchasers are to send payment directly to Ocean City Home Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of stock issuance or related corporate documents;

•	reviewing with our board of directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance regarding financial and marketing aspects of the offering.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, to the foundation and to our officers, employees and directors and their immediate families. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. We have made a payment of $25,000 to Sandler O’Neill for these services.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $45,000. If the plan of stock issuance is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of order and/or request forms; (3) organization and supervision of the stock information center; and (4) subscription services. For these services, Sandler O’Neill will receive a fee of $15,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to us by 12:00 Noon, Eastern time, on [DATE 1]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Ocean City Home Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of stock issuance, our interpretation of the terms and conditions of the plan of stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Ocean City Home Bank. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Orders submitted by subscribers that total $50,000 or more must be paid by official bank certified check, a check issued by a NASD-registered broker-dealer or by withdrawal authorization from a deposit account maintained with Ocean City Home Bank. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the stock information center until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $36,000 for its appraisal services, plus reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded subsidiaries of mutual holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Ocean Shore Holding to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded subsidiaries of mutual holding companies based in the Northeast and Midwest United States. The peer group included companies with:

•	average assets of $366 million;

•	average non-performing assets of 0.67% of total assets;

•	average loans of 58.1% of total assets;

•	average equity of 12.1% of total assets; and

•	average net income of 0.66% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of August 6, 2004, our estimated pro forma market value on a fully converted basis was within the valuation range of $56,320,080 and $76,197,760 with a midpoint of $66,258,920. Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Our board of directors determined that approximately 43.77% of the shares of our common stock should be sold in offering at $10.00 per share. As a result, we established the offering range of between 2,465,000 and 3,335,000 shares, which would result in gross proceed of between $24,650,000 and $33,350,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,835,250 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of stock issuance provides for the following purchase limitations:

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than OC Financial MHC at the close of the offering shall be less than 50% of our total outstanding common stock.

•	Except for our tax-qualified employee benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $250,000 of the common stock (which equals 25,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee plan or any management person and his or her associates shall not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of Ocean Shore Holding at the conclusion of the offerings. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of the Ocean Shore Holding at the conclusion of the offerings.

•	The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than OC Financial MHC.

•	The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or persons in the secondary market, shall not exceed 26% of (i) the outstanding shares of common stock held by persons other than OC Financial MHC at the conclusion of the offering or (ii) the stockholders’ equity of Ocean Shore Holding held by persons other than OC Financial MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such persons will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than OC Financial MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

In the event that we increase the maximum purchase limitation to more than 2% of the shares sold in the offering, orders for common stock in the community offering and syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of stock sold in the offering.

The plan of stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of stock issuance defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank or a majority-owned subsidiary of OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Ocean City Home Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers and by members of the National Association of Securities Dealers, Inc.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Ocean City Home Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of stock issuance, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of stock issuance will be terminated and we will continue our business as a wholly owned subsidiary of OC Financial MHC. We may terminate the plan of stock issuance at any time.

Ocean City Home Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish a charitable foundation in connection with the stock offering. We have established Ocean City Home Charitable Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with Ocean Shore Holding common stock and cash as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. Ocean City Home Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the stock offering, such activities are not our sole corporate purpose. Ocean City Home Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Ocean City Home Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Ocean City Home Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the stock offering. Ocean City Home Charitable Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Ocean City Home Charitable Foundation to take the place of our traditional community lending and charitable activities. For the six months ended June 30, 2004 and the year ended December 31, 2003, we contributed $75,000 and $134,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the offering, we intend to contribute to Ocean City Home Charitable Foundation a number of shares of our common stock that will result in the foundation owning 1.9% of our outstanding shares plus an amount in cash that would make our total contribution equal $2.0 million. At the midpoint of the offering range we would contribute 125,891 shares of Ocean Shore Holding common stock plus $741,000 in cash.

Structure of the Charitable Foundation

Ocean City Home Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of Ocean City Home Charitable Foundation will provide that Ocean City Home Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected one of our current officers and three of our current directors to serve on the initial board of directors of the foundation. As required by OTS regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors.

The board of directors of Ocean City Home Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Ocean City Home Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Ocean City Home Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by OTS regulations, all shares of common stock held by Ocean City Home Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Ocean City Home Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Ocean City Home Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between us and the foundation.

Ocean City Home Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Ocean City Home Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by Ocean City Home Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by Ocean City Home Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Ocean City Home Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Ocean City Home Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Ocean City Home Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Ocean City Home Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Ocean City Home Charitable Foundation on the amount of common stock to be sold in the stock offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to Ocean City Home Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Ocean City Home Charitable Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue

Code to carry the excess contribution over the five year period following the contribution to Ocean City Home Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Ocean City Home Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Ocean City Home Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Ocean City Home Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Ocean City Home Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Ocean City Home Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of Ocean City Home Charitable Foundation:

1.	the Office of Thrift Supervision can examine the foundation;

2.	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

3.	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

4.	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

5.	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

6.	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the stock offering, Ocean City Home Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Ocean Shore Holding and Ocean City Home Bank

General

Certain provisions in the charter and bylaws of Ocean Shore Holding may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

OC Financial MHC will own a majority of the outstanding common stock of Ocean Shore Holding after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. For example, OC Financial MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Ocean Shore Holding. It will not be possible for another entity to acquire Ocean Shore Holding without the consent of OC Financial MHC. OC Financial MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Ocean Shore Holding.

Charter and Bylaws of Ocean Shore Holding

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Additional Information” as to where to obtain a copy of these documents.

Beneficial Ownership Limitation. Our charter provides that for a period of five years from the date of the consummation of the initial stock offering of Ocean Shore Holding, no person other than the OC Financial MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of an equity security of Ocean Shore Holding. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Ocean Shore Holding fully converts from the mutual holding company form of organization.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Ocean Shore Holding.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The bylaws of the Company provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Ocean Shore Holding before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Ocean Shore Holding at least 30 days prior to the date of the annual meeting, provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Ocean Shore Holding appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting or special meeting, however, such business must be approved by the board of directors and stated in writing and filed with Ocean Shore Holding’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to the Ocean Shore Holding’s Secretary at least 10 days prior to such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Ocean Shore Holding concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that OC Financial MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Ocean Shore Holding Capital Stock

Our common stock will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

We are authorized to issue 25,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of stock issuance, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors. The payment of dividends is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of our common stock will possess exclusive voting rights in us. They will elect our board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Ocean Shore Holding and Ocean City Home Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of Ocean Shore Holding preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Ocean City Home Bank, Ocean Shore Holding, as the holder of Ocean City Home Bank’s capital stock, would be entitled to receive all of Ocean City Home Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Ocean City Home Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Ocean Shore Holding, the holders of its common stock would be entitled to receive all of the assets of Ocean Shore Holding available for distribution after payment or provision for payment of all its debts and liabilities. If Ocean Shore Holding issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

We will not issue any preferred stock in the offering and we have no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             ,             ,             .

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy Faucette & Aguggia LLP and the state tax consequences of the stock offering have been opined upon by Deloitte & Touche LLP. Muldoon Murphy Faucette & Aguggia LLP and Deloitte & Touche LLP have consented to the references to their opinion in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill by Luse Gorman Pomerenk & Schick PC, Washington, D.C.

Experts

The consolidated financial statements of Ocean Shore Holding Co. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 46(R)), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial, LC has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be contributed to the Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Ocean Shore Holding has filed an application for approval of the plan of stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of stock issuance and our charter and bylaws are available without charge.

Index to Consolidated Financial Statements

Ocean Shore Holding Co.

Page
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Statements of Financial Condition as of June 30, 2004 (unaudited) and December 31, 2003 and 2002	F-2

Consolidated Statements of Income for the Six Months Ended June 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-3

Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2004 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-4

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-5

Notes to Consolidated Financial Statements	F-7

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ocean Shore Holding Co. and subsidiaries

Ocean City, New Jersey

We have audited the accompanying consolidated statements of financial condition of Ocean Shore Holding Co. and subsidiaries (“Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in equity, and cash flows each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ocean Shore Holding Co. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, in 2003, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46 (R).

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 2, 2004

(Except for Note 16, which is dated July 21, 2004)

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2004	December 31,
		2003	2002
	(unaudited)
ASSETS
Cash and amounts due from depository institutions	$13,564,199	$13,758,859	$11,087,490
Federal funds sold	32,000,000	15,000,000	27,000,000

Cash and cash equivalents	45,564,199	28,758,859	38,087,490
Investment securities held to maturity (estimated fair value— 2004, $4,985,664 (unaudited); 2003, $3,097,927; 2002, $2,808,214)	4,967,661	3,066,125	2,770,500
Investment securities available for sale (amortized cost—2004, $57,189,047 (unaudited); 2003, $61,886,678; 2002, $44,712,612)	57,153,061	62,370,037	44,199,042
Mortgage-backed securities held to maturity (estimated fair value— 2004, $1,628,884 (unaudited); 2003, $771,626; 2002, $1,548,324)	1,634,825	741,332	1,486,924
Mortgage-backed securities available for sale (amortized cost—2004, $52,339,931 (unaudited); 2003, $60,802,981; 2002, $57,618,410)	52,255,506	61,495,053	59,543,811
Loans receivable—net	314,777,084	301,777,770	270,509,795
Accrued interest receivable:
Loans and mortgage-backed securities	1,315,576	1,348,705	1,346,017
Investment securities	718,123	683,071	708,955
Federal Home Loan Bank stock—at cost	3,101,600	2,815,300	2,527,100
Office properties and equipment—net	8,052,640	7,550,436	6,788,440
Prepaid expenses and other assets	2,685,154	2,869,394	2,517,237
Cash surrender value of life insurance	6,811,513	6,367,649	5,325,319
Deferred tax asset	35,856	—	—

TOTAL ASSETS	$499,072,798	$479,843,731	$435,810,630

LIABILITIES AND EQUITY
LIABILITIES:
Deposits	$410,609,708	$390,273,717	$346,636,844
Advances from Federal Home Loan Bank	10,000,000	10,000,000	10,000,000
Junior subordinated debenture	15,464,000	15,464,000	—
Securities sold under agreements to repurchase	33,010,000	33,490,000	35,410,000
Advances from borrowers for taxes and insurance	2,092,864	1,775,525	1,559,984
Other borrowings	1,648,142	2,013,737	2,707,810
Accrued interest payable	825,683	825,124	827,759
Deferred tax liability	—	93,098	245,130
Other liabilities	819,748	1,933,824	2,018,684

Total liabilities	474,470,145	455,869,025	399,406,211

Guaranteed preferred beneficial interest in Company’s subordinated debt	—	—	15,000,000

COMMITMENTS AND CONTINGENCIES (Note 12)
EQUITY:
Retained earnings	24,670,019	23,250,893	20,537,166
Accumulated other comprehensive income (loss)	(67,366)	723,813	867,253

Total equity	24,602,653	23,974,706	21,404,419

TOTAL LIABILITIES AND EQUITY	$499,072,798	$479,843,731	$435,810,630

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$8,634,375	$8,564,334	$17,090,545	$17,631,684	$15,985,054
Interest on mortgage-backed securities	1,258,474	1,579,045	2,929,527	3,651,454	3,943,000
Interest and dividends on investment securities	1,262,433	1,256,568	2,495,631	2,525,194	3,818,595

Total interest and dividend income	11,155,282	11,399,947	22,515,703	23,808,332	23,746,649

INTEREST EXPENSE:
Deposits	3,008,857	3,645,583	6,998,863	8,005,662	10,207,933
Advances from Federal Home Loan Bank, securities sold under agreements to repurchase and other borrowed money	1,492,312	1,523,547	3,015,692	3,714,052	4,330,627

Total interest expense	4,501,169	5,169,130	10,014,555	11,719,714	14,538,560

NET INTEREST INCOME	6,654,113	6,230,817	12,501,148	12,088,618	9,208,089
PROVISION FOR LOAN LOSSES	180,000	180,000	360,000	275,000	140,178

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,474,113	6,050,817	12,141,148	11,813,618	9,067,911

OTHER INCOME (LOSS):
Service charges	744,065	620,554	1,287,702	1,050,280	964,586
Net (loss) gain on sale of investment securities	—		—	(7,032)	29,238
Net gain on sale of mortgage loans	—	118,013	118,013	85,788	20,182
Other	374,353	322,161	720,198	790,251	696,482

Total other income	1,118,418	1,060,728	2,125,913	1,919,287	1,710,488

OTHER EXPENSES:
Salaries and employee benefits	3,148,697	2,829,790	5,839,718	5,325,143	4,665,022
Occupancy and equipment	1,079,725	1,000,112	2,074,809	2,010,633	1,873,733
Federal insurance premiums	30,183	27,965	56,048	52,852	49,931
Advertising	174,538	179,465	384,826	429,900	370,649
Professional services	215,867	203,743	351,891	364,729	498,005
Other operating expenses	636,810	631,768	1,295,157	1,158,941	986,673

Total operating expenses	5,285,820	4,872,843	10,002,449	9,342,198	8,444,013

INCOME BEFORE INCOME TAXES	2,306,711	2,238,702	4,264,612	4,390,707	2,334,386

INCOME TAXES:
Current	511,878	1,035,329	1,609,958	2,337,509	1,132,710
Deferred	375,707	(165,851)	(59,073)	(599,736)	(302,827)

Total income taxes	887,585	869,478	1,550,885	1,737,773	829,883

NET INCOME	$1,419,126	$1,369,224	$2,713,727	$2,652,934	$1,504,503

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001 AND THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)

	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
BALANCE—January 1, 2001		$16,379,729	$(1,227,469)	$15,152,260
Comprehensive income:
Net income	$1,504,503	1,504,503		1,504,503
Other comprehensive income
Unrealized holding gains arising during the period (net of tax of $420,640)	748,453
Add: reclassification adjustment for losses included in net income (net of tax of $(10,520))	(18,718)

Other comprehensive income	729,735		729,735	729,735

Comprehensive income	$2,234,238

BALANCE—January 1, 2002		17,884,232	(497,734)	17,386,498
Comprehensive income:
Net income	$2,652,934	2,652,934	—	2,652,934
Other comprehensive income
Unrealized holding gains arising during the period (net of tax of $904,910)	1,360,764	—	—	—
Add: reclassification adjustment for losses included in net income (net of tax of $(2,809))	4,223	—	—	—

Other comprehensive income	1,364,987	—	1,364,987	1,364,987

Comprehensive income	$4,017,921	—	—	—

BALANCE—December 31, 2002		20,537,166	867,253	21,404,419
Comprehensive income:
Net income	$2,713,727	2,713,727	—	2,713,727
Other comprehensive loss—
Unrealized holding loss arising during the period (net of tax of $(92,959))	(143,440)	—	(143,440)	(143,440)

Comprehensive income	$2,570,287	—	—	—

BALANCE—December 31, 2003		23,250,893	723,813	23,974,706
Comprehensive income (unaudited):
Net income	$1,419,126	1,419,126		1,419,126
Other comprehensive loss—
Unrealized holding loss arising during the period (net of tax of $(504,661))	(791,179)	—	(791,179)	(791,179)

Comprehensive income	$627,947

BALANCE—June 30, 2004 (unaudited)		$24,670,019	$(67,366)	$24,602,653

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
OPERATING ACTIVITIES:
Net income	$1,419,126	$1,369,224	$2,713,727	$2,652,934	$1,504,503

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	360,477	317,483	661,976	661,215	725,325
Provision for loan losses	180,000	180,000	360,000	275,000	140,178
Amortization of premiums on investment securities	297,895	349,569	757,650	129,725	267
Amortization of loan fees and discounts	74,760	94,964	197,143	127,482	(62,296)
Deferred income taxes	375,707	(165,851)	(59,073)	(599,736)	(302,827)
Loss (gain) on sale of investment securities	—	—	—	7,032	(29,238)
Net gain on sale of mortgage loans	—	(118,013)	(118,013)	(85,788)	(20,182)
Loss on sale of office properties and equipment	1,754	—	388	941	625
Changes in assets and liabilities which provided (used) cash:
Accrued interest receivable	(1,923)	(10,676)	23,196	(11,296)	300,811
Prepaid expenses and other assets	184,240	176,687	111,843	263,898	(397,044)
Accrued interest payable	559	4,345	(2,635)	(41,491)	(6,064)
Other liabilities	(1,114,076)	(187,334)	(84,858)	663,698	183,723
Cash surrender value of life insurance	(149,964)	(120,938)	(231,353)	(389,261)	(340,344)

Net cash provided by operating activities	1,628,555	1,889,460	4,329,991	3,654,353	1,697,437

INVESTING ACTIVITIES:
Principal collected on mortgage-backed securities available for sale	10,873,756	18,064,769	35,738,730	25,323,129	19,781,707
Principal collected on mortgage-backed securities held to maturity	173,063	409,452	732,833	513,881	452,174
Loans originated, net of repayments	(12,790,074)	(19,451,119)	(36,775,409)	(36,336,099)	(41,449,350)
Purchases of:
Loans receivable	(464,000)	—	—	(394,293)	—
Mortgage-backed securities	(3,602,630)	(19,688,642)	(39,259,713)	(19,381,751)	(20,175,686)
Investment securities available for sale	(23,035,146)	(43,496,912)	(86,680,026)	(85,478,388)	(13,772,064)
Federal Home Loan Bank stock	(286,300)	(288,200)	(288,200)	(284,100)	—
Office properties and equipment	(864,435)	(266,386)	(1,441,048)	(653,480)	(569,702)
Proceeds from sales of:
Loans receivable	—	5,068,304	5,068,304	6,002,794	4,258,657
Investment securities available for sale	—	—	—	1,272,000	4,899,738
Office properties and equipment	—	—	16,688	13,664	—
Federal Home Loan Bank stock	—	—	—	—	187,000
Proceeds from maturities of investment securities	25,658,716	31,112,578	68,801,855	76,675,000	19,500,000

(Purchase) redemption of life insurance contracts	(293,900)	—	(810,977)	1,247,992	582,953

Net cash used in investing activities	(4,630,950)	(28,536,156)	(54,896,963)	(31,479,651)	(26,304,573)

(Continued)

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
FINANCING ACTIVITIES:
Increase in deposits	$20,335,991	$26,091,449	$43,636,873	$53,674,982	$40,282,063
Decrease in securities sold under agreements to repurchase	(480,000)	(1,185,000)	(1,920,000)	(16,140,000)	(6,230,000)
Advances from Federal Home Loan Bank	—	25,000,000	25,000,000	25,000,000	27,000,000
Repayment of advances from Federal Home Loan Bank	—	(25,000,000)	(25,000,000)	(20,000,000)	(25,900,000)
Proceeds from other borrowings	—	—	—	—	3,000,000
Repayment of other borrowings	(365,595)	(140,913)	(694,073)	(222,251)	(69,939)
Increase in advances from borrowers for taxes and insurance	317,339	200,687	215,541	173,918	371,630

Net cash provided by financing activities	19,807,735	24,966,223	41,238,341	42,486,649	38,453,754

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	16,805,340	(1,660,473)	(9,328,631)	14,661,351	13,846,618
CASH AND CASH EQUIVALENTS—Beginning of period	28,758,859	38,087,490	38,087,490	23,426,139	9,579,521

CASH AND CASH EQUIVALENTS—End of period	$45,564,199	$36,427,017	$28,758,859	$38,087,490	$23,426,139

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest	$4,500,610	$5,184,899	$10,057,419	$11,801,434	$14,584,853

Income taxes	$1,447,400	$1,093,427	$1,831,500	$1,726,000	$1,759,780

(Concluded)

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	NATURE OF OPERATIONS AND THE REORGANIZATION

Ocean Shore Holding Co. (“Company”) is a federally chartered holding company formed in 1998 for the purpose of acquiring all of the common stock of Ocean City Home Bank (“Bank”) concurrent with the Bank’s reorganization from a mutual savings institution to the mutual holding company form of organization. No shares were offered to the public as part of the reorganization. The Company is a wholly owned subsidiary of OC Financial, MHC (“OC Financial”). The Bank was originally chartered in 1887. In 1997, the Bank converted from a New Jersey chartered mutual savings and loan association to a federally chartered mutual savings bank and changed its name from “The Ocean City Home Savings and Loan Association” to “Ocean City Home Bank.” In 1998, the Bank reorganized from a federally chartered mutual savings bank into a multitiered mutual holding company, and the Company was formed. The Company is a unitary savings and loan holding company and conducts its operations primarily through the Bank.

The Bank’s market area consists of Atlantic and Cape May counties, New Jersey. Through a six-branch network, the Bank operates as a retail banking concern in the communities of Ocean City and Marmora within Cape May County, and Linwood, Absecon, Ventnor and Egg Harbor Township within Atlantic County. The Bank is engaged in the business of attracting time and demand deposits from the general public, small businesses and municipalities, and investing such deposits primarily in residential mortgage loans, consumer loans and small commercial loans.

The Bank is subject to extensive regulatory supervision and examination by the Office of Thrift Supervision (the “OTS”), its primary regulator, and the Federal Deposit Insurance Corporation (the “FDIC”) which insures its deposits. The Bank is a member of and owns capital stock in the Federal Home Loan Bank (the “FHLB”) of New York, which is one of the twelve regional banks that compose the FHLB System.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements of the Company include the accounts of its subsidiaries: the Bank, Seashore Financial LLC, and in 2002, Ocean Shore Capital Trust (see “new accounting pronouncements” for discussion of the deconsolidation in 2003 of the accounts of Ocean Shore Capital Trust) and are presented in conformity with accounting principles generally accepted in the United States of America. Intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Data—The interim financial data is unaudited. However, in the opinion of management, the interim financial data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for a full year or any other period.

Use of Estimates in the Preparation of Financial Statements—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Company’s consolidated financial statements are recorded in the allowance for loan losses. Actual results could differ from those estimates.

Investment and Mortgage-Backed Securities—The Company accounts for debt and equity securities as follows:

a.	Held to Maturity—Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using a method which produces results which approximate the interest method over the estimated remaining term of the underlying security.

b.	Available for Sale—Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These securities are carried at estimated fair value, which is based on market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax in other comprehensive income. Upon the sale of securities, any unamortized premium or unaccreted discount is considered in the determination of gain or loss from the sale. Realized gains and losses on the sale of securities are recognized utilizing the specific identification method. Gross realized losses on sales of available for sale securities were $7,032 in 2002. There were no sales of available for sale securities in 2003 or through June 30, 2004.

Deferred Loan Fees—The Bank defers all loan origination fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the level-yield method.

Unearned Discounts and Premiums—Unearned discounts and premiums on loans, investments and mortgage-backed securities purchased are accreted and amortized, respectively, over the estimated life of the related asset. The Bank uses amortization methods which approximate the interest method.

Office Properties and Equipment - Net—Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the related assets which range from three to 39 years. The costs of maintenance and repairs are expensed as incurred, and renewals and betterments are capitalized.

Cash Surrender Value of Life Insurance—The Bank is the primary beneficiary of insurance policies on the lives of officers and employees of the Bank. The Bank has recognized any increase in cash surrender value of life insurance, net of insurance costs, in the consolidated statements of income. The cash surrender value of the insurance policies is recorded as an asset in the statements of financial condition.

Allowance for Loan Losses—An allowance for loan losses is maintained at a level that management considers adequate to provide for losses and impairment based upon an evaluation of known and inherent risks in the loan portfolio. Management’s evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. Loan impairment is evaluated based on the fair value of the collateral. Any reserves required based on this evaluation are included in the allowance for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Loans Held for Sale and Loans Sold—The Bank originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximate market), determined on a net aggregate basis. The Bank had no loans classified as held for sale at June 30, 2004, December 31, 2003 and 2002.

Income Taxes—Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Interest Rate Risk—The Bank is engaged principally in providing first mortgage loans to borrowers. At December 31, 2003, approximately two-thirds of the Bank’s assets consisted of assets that earned interest at fixed interest rates. Those assets were funded with long-term fixed rate liabilities and with short-term liabilities that have interest rates that vary with market rates over time. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—The Bank recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Servicing assets are measured by allocating the previous carrying amount between the assets sold, if any, based on their relative fair values at the date of the transfer.

The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continual basis. At June 30, 2004, December 31, 2003 and 2002, mortgage servicing rights of $69,178, $84,143 and $89,151, respectively, were included in other assets. For the six-month periods ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the amortization of mortgage servicing rights was $14,965, $45,446, $54,880, $76,861 and $63,382, respectively. No valuation allowance deemed necessary at all the periods presented.

New Accounting Pronouncements—In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number (“FIN”) 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision of FIN 46 (FIN 46(R)). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has participated in the issuance of preferred trust securities through Ocean Shore Capital Trust. This trust is subject to the requirements of FIN 46 and FIN 46(R). The adoption of the provisions of FIN 46 and FIN 46 (R) impacted the consolidation of Ocean Shore Capital Trust in the issuance of trust preferred securities. Effective December 31, 2003, the Company deconsolidated this wholly-owned trust entity resulting in a recharacterization of the underlying consolidated debt obligation from the debenture obligation that exists between the Company and the issuing trust entity. Under the provisions of FIN 46(R), these securities were reclassified as borrowed funds.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have an impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The FASB is addressing certain implementation issues associated with the application of SFAS No. 150. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on the Company’s financial statements. Currently, the Company has no financial instruments entered into or modified that require application of this Statement. The adoption of this Statement has not had material impact on the Company’s financial condition or results of operations.

In December 2003, the FASB Emerging Issues Task Force reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of EITF No. 03-1 is to provide guidance on other-than-temporary impairment and its application to debt and marketable equity securities. The EITF reached consensus requiring disclosures, tabular and narrative, that provide sufficient information to provide an understanding of the circumstances leading to management’s conclusion that the impairments are not other-than-temporary. The requirements apply to financial statements for fiscal years ending after December 15, 2003. The Company has followed the disclosure requirements of EITF 03-1 to its consolidated financial statements for 2003.

Statement of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Reclassifications—Certain reclassifications have been made to the 2001, 2002 and 2003 financial statements to conform with the 2004 consolidated presentation.

3.	INVESTMENT SECURITIES

Investment securities are summarized as follows:

	June 30, 2004 (unaudited)
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
Debt securities - Municipal securities	$4,967,661	$20,225	$2,222	$4,985,664

Available for Sale
Debt securities:
U.S. Government and Federal Agencies	$19,889,469	$24,943	$200,356	$19,714,056
Municipal securities	4,946,878	44,183	—	4,991,061
Corporate	24,323,930	312,298	274,345	24,361,883
Equity securities	8,028,770	176,134	118,843	8,086,061

	$57,189,047	$557,558	$593,544	$57,153,061

	December 31, 2003
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
Debt securities - Municipal securities	$3,066,125	$31,970	$168	$3,097,927

Available for Sale
Debt securities:
U.S. Government and Federal Agencies	$19,050,170	$57,855	$—	$19,108,025
Municipal securities	5,945,916	97,857	—	6,043,773
Corporate	28,861,823	569,159	343,245	29,087,737
Equity securities	8,028,769	162,260	60,527	8,130,502

	$61,886,678	$887,131	$403,772	$62,370,037

	December 31, 2002
Held to Maturity	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Debt securities - Municipal securities	$2,770,500	$37,714	$—	$2,808,214

	December 31, 2002
Available for Sale	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Debt securities:
U.S. Government and Federal Agencies	$2,990,781	$32,469	$—	$3,023,250
Other securities	6,943,993	73,718	—	7,017,711
Corporate	29,749,069	404,802	1,194,493	28,959,378
Equity securities	5,028,769	173,993	4,059	5,198,703

	$44,712,612	$684,982	$1,198,552	$44,199,042

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at June 30, 2004 (unaudited) and December 31, 2003:

	June 30, 2004
	Less Than 12 Months		12 Months or Longer		Total
	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses
Debt securities:
Municipal Securities	$1,134,296	$2,222	—	—	$1,134,296	$2,222
U.S. Government and Federal Agencies	18,034,723	200,356	—	—	18,034,723	200,356
Corporate	9,998,733	93,757	$2,999,182	$180,588	12,997,915	274,345
Equity securities	—	—	7,907,331	118,843	7,907,331	118,843

	$29,167,752	$296,335	$10,906,513	$299,431	$40,074,265	$595,766

	December 31, 2003
	Less Than 12 Months		12 Months or Longer		Total
	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses
Debt securities:
Municipal securities	$202,196	$168	—	—	$202,196	$168
Corporate	5,528,075	13,921	$4,846,549	$329,324	10,374,624	343,245
Equity securities	6,950,716	49,284	1,014,931	11,243	7,965,647	60,527

	$12,680,987	$63,373	$5,861,480	$340,567	$18,542,467	$403,940

Management believes that the estimated fair value of the securities is dependent upon the movement in market interest rate, and that the unrealized losses are not other-than-temporary. The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company’s financial statements could vary if conclusions other than those made my management were to determine whether an other-than-temporary impairment exists.

The amortized cost and estimated fair value of debt securities available for sale at June 30, 2004 and December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2004 (unaudited)
	Held to Maturity Securities		Available for Sale Securities
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within 1 year	$4,053,705	$4,053,108	$9,951,893	$10,075,169
Due after 1 year through 5 years	913,956	932,556	23,745,273	23,512,799
Due after 5 years through 10 years	—	—	1,654,390	1,679,333
Due after 10 years	—	—	13,808,721	13,799,699

Total	$4,967,661	$4,985,664	$49,160,277	$49,067,000

	December 31, 2003
	Held to Maturity Securities		Available for Sale Securities
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within 1 year	$1,473,405	$1,474,112	$11,515,116	$11,577,618
Due after 1 year through 5 years	1,592,720	1,623,815	25,474,979	25,763,731
Due after 5 years through 10 years	—	—	2,057,002	2,085,293
Due after 10 years	—	—	14,810,812	14,812,893

Total	$3,066,125	$3,097,927	$53,857,909	$54,239,535

Included in available for sale securities at June 30, 2004, December 31, 2003 and 2002, are callable securities with the FHLB, Federal Home Loan Mortgage Corporation (“FHLMC”), and Federal National Mortgage Association (“FNMA”) with a par amount of $18,245,000, $17,000,000 and $0, respectively.

4.	MORTGAGE-BACKED SECURITIES

Mortgage-backed securities are summarized as follows:

	June 30, 2004 (unaudited)
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
GNMA pass-through certificates	$300,396	$17,453	$—	$317,849
FHLMC pass-through certificates	9,962	1,181	—	11,143
FNMA pass-through certificates	1,324,467	7,099	31,674	1,299,892

	$1,634,825	$25,733	$31,674	$1,628,884

Available for Sale
FHLMC pass-through certificates	$17,727,204	$66,172	$214,968	$17,578,408
GNMA pass-through certificates	7,259,033	238,986	29,088	7,468,931
FNMA pass-through certificates	27,258,278	176,526	322,089	27,112,715
Small Business Administration certificates	95,416	36	—	95,452

	$52,339,931	$481,720	$566,145	$52,255,506

	December 31, 2003
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
GNMA pass-through certificates	$383,145	$17,695	$—	$400,840
FHLMC pass-through certificates	10,674	1,197	—	11,871
FNMA pass-through certificates	347,513	11,402	—	358,915

	$741,332	$30,294	$—	$771,626

Available for Sale
FHLMC pass-through certificates	$18,831,307	$185,253	$67,541	$18,949,019
GNMA pass-through certificates	9,865,635	373,588	470	10,238,753
FNMA pass-through certificates	31,993,808	317,458	116,295	32,194,971
Small Business Administration certificates	112,231	79	—	112,310

	$60,802,981	$876,378	$184,306	$61,495,053

	December 31, 2002
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
GNMA pass-through certificates	$649,713	$30,505	$—	$680,218
FHLMC pass-through certificates	13,567	1,523	—	15,090
FNMA pass-through certificates	823,644	29,372	—	853,016

	$1,486,924	$61,400	$—	$1,548,324

	December 31, 2002
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Available for Sale
FHLMC pass-through certificates	$7,211,886	$298,252	$—	$7,510,138
GNMA pass-through certificates	21,944,331	779,516	—	22,723,847
FNMA pass-through certificates	28,274,454	851,002	3,588	29,121,868
Small Business Administration certificates	187,739	219	—	187,958

	$57,618,410	$1,928,989	$3,588	$59,543,811

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at June 30, 2004 (unaudited):

	Less Than 12 Months		12 Months or Longer		Total
	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses	Approximate Fair Value	Unrealized Losses
FNMA pass-through certificates - HTM	$1,034,248	$31,674	—	—	$1,034,248	$31,674
FHLMC pass- through certificates	15,572,158	214,968	—	—	15,572,158	214,968
GNMA pass- through certificates	1,692,329	29,088	—	—	1,692,329	29,088
FNMA pass- through certificates	19,268,309	302,155	$1,436,538	$19,934	20,704,847	322,089

	$37,567,044	$577,885	$1,436,538	$19,934	$39,003,582	$597,819

The following table provides the gross unrealized losses and fair value, aggregated by investment category, all of which the length of time the individual securities have been in a continuous unrealized loss position was less than 12 months at December 31, 2003:

	Estimated Fair Value	Gross Unrealized Loss
FHLMC pass- through certificates	$4,624,223	$67,541
GNMA pass- through certificates	12,976,479	116,295
FNMA pass - through certificates	902,827	470

	$18,503,529	$184,306

Management believes that the estimated fair value of the securities is dependent upon the movement in market interest rates, and that the unrealized losses are not other-than-temporary. The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company’s financial statements could vary if conclusions other than those made my management were to determine whether an other-than-temporary impairment exists.

5.	LOANS RECEIVABLE—NET

Loans receivable consist of the following:

	June 30, 2004	December 31,
		2003	2002
	(unaudited)
Real estate - mortgage:
One-to-four family residential	$234,933,308	$229,042,035	$212,639,609
Commercial and multi-family	23,950,464	25,968,923	19,105,466
Other	—	—	—

Total real estate mortgages	258,883,772	255,010,958	231,745,075

Real estate - construction:
Residential	5,333,402	4,257,569	5,849,756
Commercial	6,848,024	5,701,471	1,007,250

Total real estate - contruction	12,181,426	9,959,040	6,857,006

Commercial	9,684,484	8,473,035	7,033,787

Consumer
Home equity	33,727,006	27,592,296	23,528,355
Other consumer loans	1,118,178	1,403,502	1,779,686

Total consumer loans	34,845,184	28,995,798	25,308,041

Total loans	315,594,866	302,438,831	270,943,909
Net deferred loan cost	474,219	455,095	340,602
Allowance for loan losses	(1,292,001)	(1,116,156)	(774,716)

Net total loans	$314,777,084	$301,777,770	$270,509,795

The Bank grants loans to customers primarily in its local market area. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market. The intent of management is to hold loans originated and purchased to maturity, except for loans designated as held for sale at the time of origination.

The Bank is servicing loans for the benefit of others totaling approximately $13,986,122, $17,168,014 and $21,687,341 at June 30, 2004, December 31, 2003 and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank originates and purchases both fixed and adjustable interest rate loans. At June 30, 2004, December 31, 2003 and 2002, the composition of these loans, net, was approximately $219,080,938 $222,967,000 and $204,318,000, respectively, of fixed rate loans and $96,513,927, $78,811,000 and $66,192,000, respectively, of adjustable rate loans.

Changes in the allowance for loan losses are as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Balance, beginning of year	$1,116,156	$774,716	$774,716	$530,863	$424,885
Provision for loan loss	180,000	180,000	360,000	275,000	140,178
Charge-offs	(7,947)	(8,710)	(19,897)	(37,669)	(37,116)
Recoveries	3,792	760	1,337	6,522	2,916

Balance, end of year	$1,292,001	$946,766	$1,116,156	$774,716	$530,863

The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of losses in the current loan portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of June 30, 2004, December 31, 2003 and 2002, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans’ collateral. Loans collectively evaluated for impairment include residential real estate loans, consumer loans, and smaller balance commercial and commercial real estate loans. During period ended June 30, 2004 and the years ended December 31, 2003 and 2002, the Bank had no loans considered to be impaired other than those collectively evaluated for impairment.

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

Nonperforming loans at June 30, 2004, December 31, 2003 and 2002, amounted to approximately $6,829, $405,561 and $636,687, respectively. The reserve for delinquent interest on loans totaled $392, $52,219 and $35,513 at June 30, 2004, December 31, 2003 and 2002, respectively.

Certain directors, officers and employees of the Company have loans with the Bank. Such loans were made in the ordinary course of business at the Bank’s normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. Repayments and other includes loans for which there was a change in employee status which resulted in a change in loan classification. Total loan activity for directors, officers and employees was as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Balance, beginning of year	$4,235,767	$3,196,859	$3,196,859	$3,430,191	$3,760,640
Additions	571,100	683,500	2,229,750	723,500	725,640
Repayments and other	(353,524)	(838,262)	(1,190,842)	(956,832)	(1,056,089)

Balance, end of year	$4,453,343	$3,042,097	$4,235,767	$3,196,859	$3,430,191

6.	OFFICE PROPERTIES AND EQUIPMENT—NET

Office properties and equipment are summarized by major classification as follows:

	June 30, 2004	Year Ended December 31,
		2003	2002
	(unaudited)
Land	$1,693,941	$1,693,942	$1,693,942
Buildings and improvements	7,450,954	7,073,994	6,125,875
Furniture and equipment	4,224,820	3,829,841	3,473,788

Total	13,369,715	12,597,777	11,293,605
Accumulated depreciation	(5,317,075)	(5,047,341)	(4,505,165)

Net	$8,052,640	$7,550,436	$6,788,440

For the six-month periods ended June 30, 2004 and 2003, depreciation expense amounted to $360,477 and $317,483, respectively. For the years ended December 31, 2003, 2002 and 2001, depreciation expense amounted to $661,976, $661,215 and $725,325, respectively.

7.	DEPOSITS

Deposits consist of the following major classifications

			December 31,
	June 30, 2004		2003		2002
	(unaudited)	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
NOW and other demand deposit accounts—June 30, 2004, .79%; 2003, .84%; 2002, 1.11%	$200,717,001	49%	$185,824,138	48%	$156,402,591	45%
Passbook savings and club accounts—June 30, 2004, 1.38%; 2003, 1.14%; 2002, 1.64%	95,829,269	24	90,698,511	23	61,763,033	18

Subtotal	296,546,270	73	276,522,649	71	218,165,624	63

Certificates with original maturities:
Within one year - June 30, 2004 1.49%; 2003, 1.65%; 2002, 2.71%	38,648,017	9	43,972,966	11	57,664,188	17
One to three years - June 30, 2004 2.63% 2003, 2.81%; 2002, 4.66%	34,243,873	8	29,046,342	7	38,408,646	11
Three years and beyond - June 30, 2004, 4.82%; 2003, 4.89%; 2002, 5.37%	41,171,548	10	40,731,760	11	32,398,386	9

Total certificates	114,063,438	27	113,751,068	29	128,471,220	37

Total	$410,609,708	100%	$390,273,717	100%	$346,636,844	100%

The aggregate amount of certificate accounts in denominations of $100,000 or more at June 30, 2004, December 31, 2003 and 2002 amounted to $30,770,311, $28,209,715 and $29,427,905, respectively.

8.	ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

Advances from the FHLB of New York are as follows:

	Interest Rate	June 30, 2004	December 31,
Due			2003	2002
		(unaudited)
January 2, 2003	1.350%	$—	$—	$5,000,000
December 17, 2012	3.440%	5,000,000	5,000,000	5,000,000
February 20, 2008	2.380%	3,000,000	3,000,000	—
February 20, 2013	3.160%	2,000,000	2,000,000	—

		$10,000,000	$10,000,000	$10,000,000

The advances are collateralized by FHLB stock and substantially all first mortgage loans.

9.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities underlying the reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions. The broker-dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank substantially identical securities at the maturities of the agreements.

Information concerning funds purchased under repurchase agreements is summarized as follows:

	June 30, 2004	December 31,
		2003	2002
	(unaudited)
Weighted average balance during the period	$33,869,588	$34,784,753	$50,277,274
Weighted average interest rate during the period	3.56%	3.53%	4.29%
Maximum month-end balance during the period	34,590,000	35,860,000	51,835,000
Mortgage-backed securities and securities of U.S. government-sponsored agencies underlying the agreements at period-end:
Carrying value	34,590,888	31,527,876	38,147,135
Estimated fair value	36,603,274	32,046,080	39,470,115

Maturities of the agreements outstanding at December 31, 2003 are as follows:

As of December 31, 2003
2004	$13,490,000
2005	5,000,000
Thereafter	15,000,000

Total	$33,490,000

10.	INCOME TAXES

The income tax provision consists of the following:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Income taxes:
Current:
Federal	$361,789	$785,387	$1,158,531	$1,794,352	$1,035,901
State	150,089	249,942	451,427	543,157	96,809

Total current tax provision	511,878	1,035,329	1,609,958	2,337,509	1,132,710

Deferred:
Federal	319,831	(141,185)	(50,289)	(507,933)	(292,077)
State	55,876	(24,666)	(8,784)	(91,803)	10,750

Total deferred tax provision (benefit)	375,707	(165,851)	(59,073)	(599,736)	(302,827)

Total income tax provision	$887,585	$869,478	$1,550,885	$1,737,773	$829,883

The Company’s provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income before taxes as follows:

	Six Months Ended June 30 (unaudited),				Year Ended December 31
	2004 Amount	Percent	2003 Amount	Percent	2003		2002		2001
					Amount	Percent	Amount	Percent	Amount	Percent
Tax at federal rate	$784,282	34.0%	$761,159	34.0%	$1,449,968	34.0%	$1,490,074	34.0%	$793,692	34.0%
State income tax provision	135,936	5.9	148,683	6.6	292,144	6.9	297,894	6.8	45,326	1.9
Other	(32,633)	(1.4)	(40,364)	(1.8)	(191,227)	(4.5)	(50,195)	(1.1)	(9,135)	(0.40)

Total	$887,585	38.5%	$869,478	38.8%	$1,550,885	36.4%	$1,737,773	39.7%	$829,883	35.50%

Items that gave rise to significant portions of the deferred tax accounts are as follows:

	June 30, 2004	December 31,
		2003	2002
	(unaudited)
Deferred tax assets:
Unrealized Loss on AFS Securities	$53,044	—	—
Allowance for loan losses	516,025	$445,795	$269,218
Nonperforming loans	157	20,856	14,184
Deferred compensation	155,635	141,349	155,564
IRC Section 475 mark-to-market	—	349,447	434,058
Employee benefits	200,291	132,737	36,637
Other	—	—	33,646

Total deferred tax assets	925,152	1,090,184	943,307

Deferred tax liabilities:
Unrealized gain on available for sale securities	—	(451,617)	(544,576)
Deferred loan fees	(189,403)	(181,765)	(136,037)
Property	(60,000)	(43,127)	(81,000)
Servicing	(27,629)	(33,606)	(35,607)
Officers life insurance	(516,100)	(453,722)	(391,217)
Other	(14,768)	(19,445)	—
IRC Section 975 mark-to-market	(81,396)	—	—

Total deferred tax liabilities	(889,296)	(1,183,282)	(1,188,437)

Net	$35,856	$(93,098)	$(245,130)

The Bank as of January 1, 1996 changed its method of computing reserves for bad debts to the experience method for income tax purposes. The bad debt reduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method will allow the Bank to deduct an annual addition to the reserve for bad debts at the end of the year in an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net charge-offs divided by the sum of the previous six years total outstanding loans at year end.

As a result of the change in the method of computing reserves for bad debts, the Company treats such changes as a change in a method of accounting determined solely with respect to the “applicable excess reserves” of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period. The timing of this recapture may be delayed provided certain residential loan requirements are met. For financial reporting purposes, the Company will not incur any additional tax expense. Amounts which had previously been deferred will be reversed for financial reporting purposes and will be included in the income tax return of the Company, increasing income tax payable. At December 31, 2000, deferred taxes were provided on the difference between the book reserve at December 31, 2000, and the applicable excess in an amount equal to the Company’s increase in the tax reserve from December 31, 1987, to December 31, 2000. Retained earnings at June 30, 2004 and December 31, 2003 and 2002, include approximately $2,400,000 representing bad debt deductions for which no deferred income taxes have been provided.

11.	JUNIOR SUBORDINATED DEBENTURES

In 1998, Ocean Shore Capital Trust I (the “Trust”), a trust created under Delaware law that is wholly owned by the Company, issued $15 million, 8.67% Capital Securities (the “Capital Securities”) with a liquidation amount of $1,000 per Capital Security unit and a scheduled maturity of July 15, 2028. The proceeds from the sale of the Capital Securities were utilized by the Trust to invest in $15.4 million of 8.67% Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the option, subject to required regulatory approval, to prepay the Debentures in whole or in part, at various prepayment prices, plus accrued and unpaid interest thereon to the date of the prepayment.

Prior to the adoption of FIN 46 and FIN 46(R) on December 31, 2003, the Company classified the adoption of the Trust after total liabilities and before retained earnings on its consolidated statement of financial position under the caption “Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debt” and the retained common capital securities of the Trust was eliminated against the Company’s investment in the Trust. Distributions on the preferred securities were recorded as interest expense on the consolidated statement of income.

As a result of the adoption of FIN 46 and FIN 46(R), the Company deconsolidated the Trust. As a result, the junior subordinated debentures issued by the Company to the Trust, totaling $15,464,000, are reflected in the Company’s consolidated statement of financial position in the liabilities section at December 31, 2003, under the caption “Junior Subordinated Debenture”. The Company records interest expense on the corresponding debenture in its consolidated statement of income. The Company also recorded the common capital securities issued by the Trust in “Other assets” in its consolidated statement of financial position at December 31, 2003.

12.	COMMITMENTS AND CONTINGENCIES

Loan Commitments—As of June 30, 2004 the Company had approximately $15,593,939 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 3.25% to 7.00%, and approximately $18,558,981 in unused lines of credit with interest rates ranging from 3.50% to 16.00% on fund disbursed. As of December 31, 2003, the Company had approximately $15,784,439 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 3.25% to 7.25%, and approximately $14,523,352 in unused lines of credit with interest rates ranging from 3.5% to 16.0% on funds disbursed. Commitments are issued in accordance with the same policies and underwriting procedures as settled loans.

The Company also has lines of credit and advance commitments with the FHLB of New York totaling approximately $42,937,500. These variable rate commitments expire July 29, 2004.

Lease Commitments—The Company leases certain equipment under noncancellable operating leases. Scheduled minimum lease payments are as follows.

Year Ending December 31
2004	$53,802
2005	56,492
2006	59,317
2007	62,283
2008	65,397
Thereafter	190,409

Total	$487,700

Rent expense for all operating leases was approximately $30,371 for each of the six-month periods ended June 30, 2004 and 2003, and $60,742, $60,742 and $15,333 for the years ended December 31, 2003, 2002 and 2001, respectively.

13.	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Required For Capital Adequacy Purposes		Required To Be Considered Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2004 (unaudited):
Tangible capital	$33,637,877	7.03%	$7,181,053	1.50%	N/A	N/A
Core capital	33,637,877	7.03	19,149,475	4.00	$28,724,212	6.00%
Tier 1 risk-based capital	33,637,877	13.20	N/A	N/A	15,291,705	6.00
Total risk-based capital	34,955,659	13.72	20,388,939	8.00	25,486,175	10.00
As of December 31, 2003:
Tangible capital	$32,414,198	7.08%	$6,863,876	1.50%	N/A	N/A
Core capital	32,414,198	7.08	18,303,669	4.00	27,455,504	6.00%
Tier 1 risk-based capital	32,424,198	13.24	N/A	N/A	14,692,477	6.00
Total risk-based capital	33,568,187	13.71	19,589,969	8.00	24,487,461	10.00
As of December 31, 2002:
Tangible capital	$30,323,495	7.38%	$6,146,847	1.50%	N/A	N/A
Core capital	30,323,495	7.38	16,439,591	4.00	$24,659,387	6.00%
Tier 1 risk-based capital	30,323,495	14.06	N/A	N/A	12,940,322	6.00
Total risk-based capital	31,174,681	14.45	17,253,763	8.00	21,567,204	10.00

During the six months period June 30, 2004 and for the years ended December 31, 2003 and 2002, the Bank paid $400,000, $800,000 and $800,000, respectively, in dividends to the Company.

14.	RETIREMENT PLANS

The Company maintains an approved 401(k) Plan. All employees are eligible to participate after completing one year of full-time employment with entry dates at the end of each quarter. The employees may contribute up to 15% of their compensation to the plan with the Company matching up to one-half with a maximum of eight percent. Full vesting in the plan is prorated equally over a five-year period beginning in 1998. The contributions to the 401(k) Plan were $64,975 and $59,376 for the six-month periods ended June 30, 2004 and 2003, respectively, and for the years ended December 31, 2003 and 2002 and 2001 were $127,462, $105,405, and $89,080, respectively.

The Bank maintains a deferred compensation plan whereby certain officers will be provided supplemental retirement benefits for a period of fifteen years following normal retirement. The benefits under the plan are fully vested for all officers. The Company makes annual contributions, based upon an accrued liability schedule, to a trust for each respective officer organized by the Company to administer the plan so that the amounts required will be provided at the normal retirement dates and thereafter. Assuming normal retirement, the benefits under the plan will be paid in varying amounts between 2013 and 2031. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of employment, or death. The contributions to the plan for the six-month periods ended June 30, 2004 and 2003 were $103,047 and $92,500, respectively, and for the years ended December 31, 2003, 2002 and 2001 were $185,000, $130,408, and $128,447, respectively.

The Bank maintains a directors’ deferred compensation plan whereby a director defers into a retirement account a portion of their monthly director fees for a specified period to provide a specified amount of income for a period of five to ten years following normal retirement. The Company also accrues the interest cost on the deferred fee obligation so that the amounts required will be provided at the normal retirement dates and thereafter. Assuming normal retirement, the benefits under the plan will be paid in varying amounts between 2004 and 2029. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of service, or death. At June 30, 2004, December 31, 2003 and 2002, the accrued deferred compensation liability amounted to approximately $383,722, $360,209 and $389,493 respectively, and is included as a component of “Other Liabilities” in the statement of financial condition. The contributions to the plan for the six-month periods ended June 30, 2004 and 2003 were $34,300 and $31,500, respectively, and for the years ended December 31, 2003, 2002 and 2001 were $63,000, $62,150, and $52,000, respectively.

In 2002, the Bank established an Executive Incentive Retirement Plan whereby certain officers defer a portion of their annual incentive pay into a retirement account. The contributions to the plan for the six-month periods ended June 30, 2004 and 2003 were $37, 087 and $32, 242, respectively, and for the years ended December 31, 2003, and 2002, were $64,480 and $59,253, respectively. At June 30, 2004 and December 31, 2003 and 2002, the accrued liability relating to this plan amounted to $168,431, $127,544 and $59,253, respectively.

The Bank has entered into Salary Continuation Agreements with certain officers of the Bank. These agreements require the Bank to make certain payments upon retirement to the officers. At June 30, 2004 and December 31, 2003, the Bank had accrued $168,432 and $127,544, respectively, related to the agreements.

The Bank is the owner and primary beneficiary of insurance policies on the lives of participating officers and directors. Such policies were purchased to informally fund the benefit obligations and to allow the Company to honor its contractual obligations in the event of pre-retirement death of a covered officer or director. Certain of the insurance policies owned by the Bank are policies under which the employee’s designated beneficiary is entitled to part of the policy benefits upon the death of the employee. The aggregate cash surrender value of all policies owned by the Company amounted to approximately $6,811,513, $6,401,007 and $5,325,319 at June 30, 2004, December 31, 2003 and 2002, respectively.

15.	DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discloses the estimated fair value of financial instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	June 30,		December 31,
	2004	(unaudited)	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$45,564,199	$45,564,199	$28,758,859	$28,758,859	$38,087,490	$38,087,490
Investment securities:
Held to maturity	4,967,661	4,985,664	3,066,125	3,097,927	2,770,500	2,808,214
Available for sale	57,153,061	57,153,061	62,370,037	62,370,037	44,199,042	44,199,042
Mortgage-backed securities:
Held to maturity	1,634,825	1,628,884	741,332	771,626	1,486,924	1,548,324
Available for sale	52,255,505	52,255,505	61,495,053	61,495,053	59,543,811	59,543,811
Loans receivable, net	314,777,084	312,918,000	301,777,770	304,432,000	270,509,795	277,529,000
Federal Home Loan Bank stock	3,101,600	3,101,600	2,815,300	2,815,300	2,527,100	2,527,100
Liabilities:
NOW and other demand deposit accounts	200,717,000	200,717,000	185,786,735	185,786,735	156,402,591	156,402,591
Passbook savings and club accounts	95,829,269	95,829,269	90,698,511	90,698,511	61,763,033	61,763,033
Certificates	114,063,438	119,544,245	113,751,068	121,571,790	128,471,220	136,979,748
Advances from Federal Home Loan Bank	10,000,000	9,891,660	10,000,000	10,094,125	10,000,000	10,117,748
Securities sold under agreements to repurchase	33,010,000	34,086,515	33,490,000	35,241,180	35,410,000	37,655,889
Junior subordinated debenture	15,464,000	13,917,600	15,464,000	12,600,000	—	—
Guaranteed preferred beneficial interest in Company’s subordinated debt	—	—	—	—	15,000,000	12,000,000

Cash and Cash Equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-Backed Securities—Fair values for investment and mortgage-backed securities are based on published market quotes.

Loans Receivable - Net—The fair value of loans receivable is estimated based on the present value using current-entry interest rates applicable to each category of such financial instrument.

Federal Home Loan Bank (FHLB) Stock—Although FHLB stock is an equity interest in an FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

NOW and Other Demand Deposit, Passbook Savings and Club, and Certificates Accounts—The fair value of NOW and other demand deposit accounts and passbook savings and club accounts is the amount payable on demand at the reporting date. The fair value of certificates is estimated by discounting future cash flows using interest rates currently offered on certificates with similar remaining maturities.

Advances from FHLB—The fair value is the amount payable on demand at the reporting date.

Securities Sold Under Agreements to Repurchase—The fair value is estimated by discounting future cash flows using current interest rates on agreements with similar remaining maturities.

Junior Subordinated Debenture and Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debt—The fair value is estimated based on quoted market values for similar borrowing arrangements.

Standby Letters of Credit—The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

Commitments to Extend Credit and Letters of Credit—The majority of the Bank’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2004, December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since June 30, 2004, December 31, 2003 and 2002, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.	SUBSEQUENT EVENT

On July 21, 2004, the Board of Directors unanimously adopted a plan of stock issuance pursuant to which the Company will sell up to 49.9% of its common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public in a community or a syndicated community offering. After the offering, at least 50.1% of the Company’s outstanding common stock will be owned by OC Financial MHC, a mutual holding company formed in 1998. The plan is subject to approval by the Office of Thrift Supervision.

In addition, the Company intends to issue a number of shares of its common stock to a charitable foundation to support its ongoing commitment to its community such that the foundation would own 1.9% of the Company’s outstanding shares. The Company will also contribute enough cash to the charitable foundation to make its total contribution equal $2,000,000. The Bank has adopted an Employee Stock Ownership Plan, which will purchase 3.99% of the common stock issued in connection with the offering, including shares issued to OC Financial MHC and contributed to the charitable foundation.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale and issuance of the stock. In the event the stock offering is no completed, costs will be expensed. At June 30, 2004 there were $10,000 of deferred costs.

* * * * * *

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Ocean City Home Bank)

3,335,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL & PARTNERS, L.P.

[date]

Until             , 2004, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fee	$5,071
OTS filing fee	6,400
NASD filing fee	4,502
Stock listing fee	100,000
Edgar, printing, postage and mailing	175,000
Legal fees and expenses	450,000
Accounting fees and expenses	200,000
Appraiser fees and expenses	40,000
Business plan preparation	32,000
Securities marketing firm expenses (including legal fees)*	45,000
Records management agent fees and expenses	16,000
Transfer agent fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	6,027

TOTAL	$1,100,000

*Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and community offering, excluding shares purchased by the ESOP and by officers and directors of Ocean Shore Holding Co. and their associates.

Item 14.	Indemnification of Directors and Officers.

12 C.F.R. § 545.121 of OTS regulations sets forth the ability of a federal savings and loan association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person becomes liable under a judgment in such action; and (2) reasonable costs and expenses, including reasonable attorney’s fees paid or incurred by that persons in defending or settling such action, or in enforcing his or her rights under such section, if he or she attains a favorable judgment in such enforcement action.

Indemnification shall be made to such individuals if (1) final judgment on the merits is in the individual’s favor; or (2) in case of (i) settlement, (ii) final judgment against the individual, or (iii) final judgment in the individual’s favor other than on the merits, if a majority of the disinterested directors determine that the individual was acting in good faith within the scope of his or her employment of authority as he or she could have reasonably perceived it under the circumstances and for a purpose he or she could reasonably believed under the circumstances was in the best interests of the savings association or its members.

The section also provides that no indemnification may be made unless the association gives the OTS 60 days notice of its intention to make such indemnification.

In addition to providing indemnification, under OTS regulations, a savings association may obtain insurance to protect in its officers, directors and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance that provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

Section 545.121 of OTS regulations is subject to and qualified by 12 U.S.C. §1821(k), which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

Article XI of the bylaws of both Ocean Shore Holding Co. and Ocean City Home Bank provide that the company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the company for: (a) any amount for which that person becomes liable under a judgment in such action; and (b) reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under the indemnification section of the bylaws if he or she attains a favorable judgment in such enforcement action. These bylaws sections mirror OTS regulations as set forth above.

Section 17 of the bylaws of OC Financial MHC provides that the mutual holding company shall indemnify its officers, directors and employees to the fullest extent permitted by the rules and regulations of the OTS at 12 C.F.R. § 545.121.

Ocean City Home Bank and Ocean Shore Holding Co. intend to enter into an employment agreement with Steven E. Brady. The employment agreement will provide for Ocean Shore Holding Co. to indemnify Mr. Brady to the fullest extent permitted under federal law.

OC Financial MHC maintains directors and officers insurance to insure its directors and officers and the directors and officers of its subsidiaries against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Ocean Shore Holding Co. and Sandler O’Neill & Partners, L.P.

1.2	Form of Agency Agreement*

3.1	Charter of Ocean Shore Holding Co.

3.2	Certificate of Amendment of Charter of Ocean Shore Holding Co.

3.3	Amended and Restated Bylaws of Ocean Shore Holding Co.

4.1	Specimen Stock Certificate of Ocean Shore Holding Co.

5.1	Form of Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Legality

8.1	Form of Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Federal Tax Matters

8.2	Form of Opinion of Deloitte & Touche LLP re: State Tax Matters*

10.1	Plan of Stock Issuance

10.2	Form of Ocean City Home Bank Employee Stock Ownership Plan and Trust

10.3	Form of ESOP Loan Commitment Letter and ESOP Loan Documents

10.4	Ocean City Home Bank Savings and Investment Plan and Adoption Agreement*

10.5	Form of Employment Agreement by and between Ocean Shore Holding Co., Ocean City Home Bank and Steven E. Brady

10.6	Ocean City Home Bank Executive Incentive Retirement Plan

10.7	Ocean City Home Bank Directors’ Deferred Compensation Plan

10.8	Salary Continuation Agreement by and between Ocean City Home Bank and Steven E. Brady and all amendments thereto

10.9	Salary Continuation Agreement by and between Ocean City Home Bank and Anthony J. Rizzotte and all amendments thereto

10.10	Split Dollar Life Insurance Agreement by and between Ocean City Home Bank and Steven E. Brady

10.11	Split Dollar Life Insurance Agreement by and between Ocean City Home Bank and Anthony J. Rizzotte

10.12	Ocean City Home Bank Director and Executive Life Insurance Plan

10.13	Form of Ocean City Home Bank Supplemental Executive Retirement Plan

10.14	Form of Ocean City Home Bank Change in Control Severance Plan

10.15	Form of Change in Control Agreement by and between Ocean City Home Bank and certain executive officers

21.1	Subsidiaries of the Registrant

23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP re: legality opinion (included in Exhibit 5.1)

23.2	Consent of Muldoon Murphy Faucette & Aguggia, LLP re: federal tax opinion (included in Exhibit 8.1)

23.3	Consent of RP Financial, LC

23.4	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

99.1	Appraisal Report of RP Financial, LC**

99.2	Marketing Materials

99.3	Subscription Order Form and Instructions

*	To be filed by amendment

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	to include any additional or changed material information on the plan of distribution or the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocean City, State of New Jersey, on August 26, 2004.

OCEAN SHORE HOLDING CO.

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven E. Brady Steven E. Brady	President and Chief Executive Officer (principal executive officer)	August 26, 2004

/s/ Donald F. Morgenweck Donald F. Morgenweck	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	August 26, 2004

/s/ Sylva A. Bertini Sylva A. Bertini	Director	August 26, 2004

/s/ Frederick G. Dalzell Frederick G. Dalzell	Director	August 26, 2004

/s/ Christopher J. Ford Christopher J. Ford	Director	August 26, 2004

/s/ Roy Gillian Roy Gillian	Director	August 26, 2004

/s/ Robert A. Previti Robert A. Previti	Director	August 26, 2004

/s/ John L. Van Duyne John L. Van Duyne	Director	August 26, 2004

/s/ Samuel R. Young Samuel R. Young	Director	August 26, 2004

EXHIBIT INDEX

Exhibit Number	Description

1.1	Engagement Letter between Ocean Shore Holding Co. and Sandler O’Neill & Partners, L.P.

1.2	Form of Agency Agreement*

3.1	Charter of Ocean Shore Holding Co.

3.2	Certificate of Amendment of Charter of Ocean Shore Holding Co.

3.3	Amended and Restated Bylaws of Ocean Shore Holding Co.

4.1	Specimen Stock Certificate of Ocean Shore Holding Co.

5.1	Form of Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Legality

8.1	Form of Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Federal Tax Matters

8.2	Form of Opinion of Deloitte & Touche LLP re: State Tax Matters*

10.1	Plan of Stock Issuance

10.2	Form of Ocean City Home Bank Employee Stock Ownership Plan and Trust

10.3	Form of ESOP Loan Commitment Letter and ESOP Loan Documents

10.4	Ocean City Home Bank Savings and Investment Plan and Adoption Agreement*

10.5	Form of Employment Agreement by and between Ocean Shore Holding Co., Ocean City Home Bank and Steven E. Brady

10.6	Ocean City Home Bank Executive Incentive Retirement Plan

10.7	Ocean City Home Bank Directors’ Deferred Compensation Plan

10.8	Salary Continuation Agreement by and between Ocean City Home Bank and Steven E. Brady and all amendments thereto

10.9	Salary Continuation Agreement by and between Ocean City Home Bank and Anthony J. Rizzotte and all amendments thereto

10.10	Split Dollar Life Insurance Agreement by and between Ocean City Home Bank and Steven E. Brady

10.11	Split Dollar Life Insurance Agreement by and between Ocean City Home Bank and Anthony J. Rizzotte

10.12	Ocean City Home Bank Director and Executive Life Insurance Plan

10.13	Form of Ocean City Home Bank Supplemental Executive Retirement Plan

10.14	Form of Ocean City Home Bank Change in Control Severance Plan

10.15	Form of Change in Control Agreement by and between Ocean City Home Bank and certain executive officers

21.1	Subsidiaries of the Registrant

23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP re: legality opinion (included in Exhibit 5.1)

23.2	Consent of Muldoon Murphy Faucette & Aguggia, LLP re: federal tax opinion (included in Exhibit 8.1)

23.3	Consent of RP Financial, LC

23.4	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

99.1	Appraisal Report of RP Financial, LC**

99.2	Marketing Materials

99.3	Subscription Order Form and Instructions

*	To be filed by amendment

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.